As filed with the Securities and Exchange Commission on October 11, 2016

Registration No. 333-212712

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MICROPHASE CORPORATION

(Exact name of registrant as specified in its charter)

Connecticut	3679	06-0710848
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Trap Falls Road Extension
Suite 400
Shelton, Connecticut 06484
(203) 866-8000

(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)

Necdet Ergul
Chief Executive Officer
100 Trap Falls Road Extension
Suite 400
Shelton, Connecticut 06484
(203) 866-8000

(Name, address, including zip code, and telephone number including area code, of agent for service)

With copies to:

Joseph M. Lucosky, Esq. Scott E. Linsky, Esq. Lawrence Metelitsa, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 Tel. No.: (732) 395-4400 Fax No.: (732) 395-4401	Edwin L. Miller Jr., Esq. Benjamin J. Armour, Esq. Sullivan and Worcester LLP One Post Office Square Boston, MA 02109 Tel. No.: (617) 338-2800 Fax No.: (617) 338-2880

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)(5)
Common Stock, no par value	$11,500,000	$1,158.05
Representative’s Warrants to Purchase Common Stock(3)
Common Stock underlying Representative’s Warrants(4)	750,000	75.52
Total	12,250,000	1,233.58

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act. In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Includes the aggregate offering price of additional shares that the underwriters have the right to purchase, if any.
(3)	We have agreed to issue warrants exercisable within five years after the effective date of this registration statement representing 5% of the securities issued in the offering, excluding any over-allotment securities (the “Representative’s Warrants”) to Joseph Gunnar & Co., LLC. The Representative’s Warrants will be exercisable at a per share price equal to 150% of the common stock public offering price. Resales of the Representative’s Warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, are registered hereby. Resales of shares issuable upon exercise of the Representative’s Warrants are also being similarly registered on a delayed or continuous basis hereby. See “Underwriting.” In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the Representative’s Warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.
(4)	As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 150% of the public offering price, and the proposed maximum aggregate offering price of the Representative’s warrants is $750,000, which is equal to 150% of the amount that is 5% of $10,000,000.
(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	, 2016

Shares Common Stock
Microphase Corporation

This is an initial public offering of shares of common stock of Microphase Corporation.

It is currently estimated that the initial public offering price will be between $     and $     per share. Currently, no public market exists for our common stock. We have applied to the NASDAQ Capital Market to list our common stock prior to effectiveness of this registration statement. No assurance can be given that our application will be approved.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Offering Price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses	$	$
(1)	We have agreed to pay a non-accountable expense allowance to the underwriters of 1.0% of the gross proceeds received in this offering and to reimburse the underwriters for other out-of-pocket expenses relating to this offering. See “Underwriting.”

We have granted the underwriters a 45-day option to purchase up to additional shares of common stock at the public offering price less the underwriting discount solely to cover over-allotments, if any. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $    , and the additional proceeds to us, before expenses, from the over-allotment option exercise will be $     .

The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about            , 2016.

Joseph Gunnar & Co.

Prospectus dated            , 2016

Microphase Corporation

Your Partner for RF, Microwave, and Millimeter-wave Products and Solutions

NAVY

Microphase
Low Pass Filter
MICROPHASE CORP
DIGITALLY TUNED FILTER
COM
MICROPHASE
REV.A DC: 0721
TRIPLEXER

We have not authorized anyone to provide you with any information or to make any representation, other than those contained in this prospectus or any free writing prospectus we have prepared. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only in circumstances and in jurisdictions where it is lawful to so do. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

Our logo, Microphase®, is the only registered trademark of the Company. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus may appear without the ®, TM and SM symbols, but those references are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights or the rights of the applicable licensor to these trademarks, tradenames and service marks.

i

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our common stock, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes beginning on page F-3. Our fiscal year end is June 30 and our fiscal years ended June 30, 2014, 2015 and 2016 are sometimes referred to herein as fiscal years 2014, 2015 and 2016, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company” or “our Company” and “Microphase” refer to Microphase Corporation, a Connecticut corporation, and our wholly owned subsidiaries.

Our Business

We design, manufacture and sell microwave electronics components for radar, electronic warfare (“EW”) and communication systems. Such components include radio frequency (“RF”) and microwave filters, diplexers, multiplexers, detectors, switch filters, integrated assemblies and detector logarithmic video amplifiers (“DLVA”). We and our predecessors have been engaged in this business for over 50 years. Our customers are comprised of the U.S. military and allied militaries, and contractors to the U.S. military including prime contractors and sub-contractors. Our recent technology innovations are used in many significant U.S. Government defense programs, including the Polaris submarine, the F-16 aircraft, the F-35 aircraft and the Predator Drone. Other notable programs in which the Company’s products were used include the Atlas Missile, Vanguard Missile, Polaris Missile System (recipient of citation from Bureau of Naval Weapons), SHRIKE Missile, ARM Missile, Patriot Missile System, THAAD (Terminal High Altitude Area Defense), the Samos, Tiros, and Currier Space Probes, the B-1 Bomber, the F-1, EA6B, F-14, F-18, and the Gripen fighter.

Received reflected radar signals are usually weak and require complex components and devices for detection, filtering, conditioning, and amplification. Our sophisticated and proprietary technologies enable the ultra-sensitive detection and high precision video amplification that are necessary in order to accurately recover the signals and facilitate use of the information received.

Products

Our advanced technology products include:

•	filters that sort and clarify microwave signals, including multiplexers that are a series of filters combined in a single package;
•	solid state amplifiers that amplify microwave signals;
•	detectors and limiters that are semiconductor devices for detection of radar signals and protection of receivers from damage from high power signals and jamming;
•	detector log video amplifiers that are fully integrated, ruggedized, “mil-spec” signal detection systems;
•	integrated assemblies that combine multiple functions from a range of components and devices, including transmitters, receivers, filters, amplifiers, detectors, and other functionality into single, efficient, high performance, multifunction assemblies;
•	electronic test and measurement probes;
•	universal test and measurement test platforms and fixtures; and
•	utility probes and antenna probes.

Competitive Advantages

We believe that our primary competitive advantages in our core business are our many years of experience in our industry and our many innovative and proprietary advanced technologies. The Company is able to serve customers with product requirements which are highly complex and demand the highest level of precision engineering and manufacturing. Our first diplexer was designed for Lockheed Martin in 1955, and our multiplexer technology was used on the first Telstar satellite in 1958. Our recent technology innovations are used in significant U.S. Government defense programs, including the F-16 aircraft, the F-35 aircraft and the Predator Drone.

In the test and measurement (“T&M”) market, our primary competitive advantage is a unique and innovative product line which delivers superior performance compared to existing products and solutions at a fraction of the price of the existing products. Our new T&M products will enable customers to conduct tests and measurements on electronic components and receive results in minutes instead of days or weeks, which could dramatically reduce the development time of new electronic products.

Growth Strategy

While our core market historically has been the military electronics defense industry, we intend to leverage our high-frequency RF and microwave expertise to expand into high growth sectors of the wireless and RF microwave industries where we believe that we can command significant leadership. Our strategic plan for future growth is to develop and/or acquire proprietary technologies and solutions that will surpass existing solutions and products in the areas of cost, size, weight, reliability and performance.

As a customer-driven global provider of RF/Microwave components, devices, and integrated assemblies, we plan to expand market penetration in emerging technology markets, including fifth generation (5G) wireless mobile communications, commercial drone systems, and the Internet of Things (“IoT”), which provides for advanced interconnection of devices, systems, and services within the existing Internet infrastructure and is expected to rely heavily on wireless links to enable automation in nearly all fields from residential to commercial, healthcare and industrial markets.

The Company is working to develop innovative solutions that we expect will drive our strategic roadmap for long-term growth and profitability. Discussions are underway for collaboration and joint development with certain potential strategic partners as we aggressively pursue access to niche products and solutions with first-to-market opportunities in these high growth market segments. This strategy could enable Microphase to broaden its customer base and reduce risk by spreading its revenue base across multiple market sectors. Acquisitions, if completed successfully, could increase our market share and the technology value of our product lines as well as broaden our product offerings and diversify our customer base. We believe that we are well positioned to capitalize on growth opportunities in the following three key market segments:

•	test and measurements;
•	electronic filters; and
•	high power amplifiers.

Test and Measurements

We believe that there are significant potential opportunities in the RF/Microwave Test and Measurement industry for low-cost high frequency test solutions. We plan to use our core competencies, technologies, and resources to develop, manufacture, and market a unique portfolio of the industry’s first low-cost RF/Microwave and Millimeter-wave test and measurement products as alternative commercial products to conventional expensive custom test solutions.

On January 21, 2016, the Company entered into the T&M industry by closing on a purchase agreement with Dynamac, Inc. (“Dynamac”), pursuant to which the Company acquired certain assets in a line of proprietary RF and microwave test and measurement products, as well as related intellectual property (the “Dynamac Transaction”). These test and measurement products are designed to test active and passive electronic components, devices and board level systems. The product line includes a unique portfolio of test and measurement products that we expect could reduce the test and measurement time for developers of electronic products from days or weeks to minutes.

According to the U.S. Department of Labor and Frost and Sullivan, the global RF/microwave test and measurement industry is estimated to reach $4.2 billion in 2016, growing at a compound annual rate of 7% as the increasing complexity of products translates into growth opportunities for RF/microwave test and measurement vendors. Key factors include the growth in wireless and mobile devices, constantly changing wireless standards, and a focus on Multiple Input Multiple Output (“MIMO”) technology using multiple antennas to make use of reflected signals to provide gains in channel quality and improved clarity. As standards continue to evolve and emerge, there is expected to be a greater demand for state of the art vector network and spectrum analyzers and related accessories.

The RF/Microwave test and measurement industry is dominated by five major global test equipment manufacturers, including Keysight Technologies (formerly Agilent Technologies), Anritsu, Rohde & Schwarz, Tektronix (a division of Danaher), and National Instruments. These manufacturers offer a range of vector network and spectrum analyzers which are key electronic test and measurement instruments for test and performance characterization of RF and microwave components, devices, and circuits. In addition to these five major test equipment manufacturers, there are several small manufacturers that offer a wide range of test and measurement tools and accessories, many of which are designed and intended to work and/or interface with test instruments manufactured by these five major manufacturers. Our T&M products include tools and solutions that are intended to interface directly with customers’ test instruments purchased from all the five major test equipment manufacturers, as well as to operate independently of these test instruments and, in some cases, compete with these test instruments.

Our T&M product portfolio is currently at a transition point. The first group of our T&M products consists of fully tested engineering prototypes, including a complete suite of calibrated impedance probes covering frequency range from DC to 14 GHz and various universal test platforms and test fixtures for use with our calibrated impedance probes. Minor design changes are still anticipated to standardize various parts to streamline manufacturing processes and to reduce unit cost for various products for volume production of this first group. We expect to begin production of these products in the third quarter of 2017. We expect to go to market to a new customer base using a combination of manufacturers’ representatives, distributors and direct sales. The second group of products, intended for our follow-on product offerings, include (i) measurement probe systems which are based on system integration concepts and are currently in the development phase to produce fully functional measurement probe system prototypes by the end of the fourth quarter of 2018 and (ii) ultra-miniature calibrated impedance probes that will extend the frequency range and measurement capabilities of our test and measurement product line to 70 GHz covering applications for the emerging 5G cellular and automotive markets. The Company plans to file 30 new patent applications in addition to the two patents that were issued in 2011 and acquired by the Company in the Dynamac Transaction. One of the issued patents is for a universal test fixture for testing and characterization of high power RF and microwave transistors and diodes, and the second issued patent is for a calibrated passive impedance probe for impedance and performance measurement of RF microwave components, devices and circuits.

Electronic Filters

An electronic filter provides a fundamental and necessary function in a communication system or device by allowing a band of desired frequencies to pass and attenuating all others. In doing so, the electronic filter eliminates interference and noise to allow communications to take place reliably. Virtually all communications systems, equipment, and devices use electronic filters in one or more places within their network architectures. Electronic filters are vital to the performance and operation of modern commercial, wireless, military and aerospace communications and electronic systems and devices. Electronic filters, which are also widely known as RF & Microwave filters, are designed to operate at radio, microwave, and millimeter-wave frequencies and are also used as building blocks for construction of duplexers, triplexers, quadplexers and the like, allowing two or more receivers and/or transmitters to simultaneously operate using a common single antenna.

Microphase has been developing and manufacturing high value, low volume electronic filters for the aerospace and defense market for over 50 years. Recently, the Company has been collaborating with another company to develop a line of filters based on an innovative new technology being jointly developed. This arrangement is expected to be structured as a joint venture, with such new technology to be owned by the joint venture company. These filters will be designed to be a fraction of the size of current filters, and also be a fraction of the cost. The target markets are defense and aerospace, wireless infrastructure, cellular handsets and other markets. Target customers include existing defense and aerospace customers and new commercial customers. The estimated target market size for the filters is expected to be $3.2 billion in 2016.

High Power Amplifiers

Microphase has been developing low power amplifiers for over 50 years and recently has been working with another company towards developing a new series of high power amplifiers based on a new technology developed by such other company. This arrangement is expected to be structured as a joint venture, with such new technology to be owned by such joint venture company. The joint venture partner has developed two patents and, as proposed, would contribute this intellectual property to the joint venture company and Microphase would commercialize the prototypes and take to market, as well as finishing development, marketing, manufacturing and selling the new amplifier product line. The new technology has been designed to generate multi-kilowatt RF/microwave power and operate at the safety of low DC voltage. It will be designed to be powerful, efficient, light-weight, compact, reliable, tunable, and easily serviceable with low manufacturing cost. The dollar per watt cost is competitive with magnetrons, the lowest price and least reliable source of RF power. The new amplifier will be used in RF/microwave amplifier systems for a wide range of military, commercial and industrial applications. The target market for the high power amplifiers is expected to be $1.7 billion in 2016.

Recent Developments

On April 19, 2016, the Company issued in a private placement to a single investor, in exchange for an investment of $250,000, 125,000 shares of its common stock and a warrant to purchase 125,000 shares of the Company’s common stock at an exercise price of $2.50 per share.

Our Risks and Challenges

An investment in our common stock involves a high degree of risk, including risks related to the following:

•	We have not been profitable during the past three fiscal years.
•	Our current revenue is almost entirely derived from prime defense contractors to the U.S. Government and its allies, and the loss of these relationships, a reduction in U.S. Government funding or a change in U.S. Government spending priorities could have an adverse impact on our business.
•	We depend on U.S. Government contracts designated for major defense contractors, which often provide only partial funding, are subject to immediate termination and are heavily regulated and audited. The termination or failure to fund or negative audit findings for one or more of these contracts could have an adverse impact on our business.
•	Our business could be negatively impacted by cybersecurity threats and other security threats and disruptions.
•	We face certain significant risk exposures and potential liabilities that may not be covered adequately by insurance or indemnities.
•	Our auditors have expressed substantial doubt about our ability to continue as a “going concern.”

We are subject to a number of additional risks which you should be aware of before you buy our common stock. These risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary.

Emerging Growth Company under the JOBS Act

As a company with less than $1.0 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;
•	we are exempt from the requirement to obtain an attestation and report from our auditors on whether we maintained effective internal control over financial reporting under the Sarbanes-Oxley Act;
•	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and
•	we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions for up to five years if we continue to be an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to provide two years of audited financial statements.

Additionally, we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

Our Corporate Information

Microphase Corporation was founded in 1955 and is currently a Connecticut corporation. Prior to the effectiveness of the registration statement of which this prospectus forms a part, the Company intends to complete reincorporation in Delaware. On October 7, 2016, the Company filed a preliminary proxy statement on Schedule 14A, with respect to a special meeting of shareholders at which such reincorporation will be voted upon. The Company’s predecessors have been in business for over 50 years. Our executive offices are located at 100 Trap Falls Road Extension, Shelton, CT 06484. Our telephone number is (203) 866-8000. Our web site is located at www.microphase.com. The information contained on our website is not incorporated by reference into this prospectus.

The Offering

Common stock offered by us
shares
Common stock to be outstanding immediately after the offering shares
Option to purchase additional shares
We have granted the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to an additional shares of common stock from us.
Use of proceeds
We currently intend to use the net proceeds received from this offering (i) complete the payments for the acquisition of our initial Test and Measurement (“T&M”) product line; (ii) fund the roll out of the T&M products, including for inventory, advertising and trade show expenses; (iii) continue subsequent product development of additional companion T&M products including expenses for intellectual property filings; (iv) repay bridge financing obligations; (v) fund potential strategic joint ventures and/or acquisitions; and (vi) for working capital and for other general corporate purposes. See “Use of Proceeds” on page 32.
Risk factors
You should read “Risk Factors” beginning on page 9 for a discussion of factors to consider carefully before deciding to invest in our common stock.
Proposed trading symbol
Our common stock is presently not traded or quoted on any quotation system or national securities exchange. We have applied to the NASDAQ Capital Market to list our common stock prior to effectiveness of the registration statement of which this prospectus forms a part.

The number of shares of our common stock to be outstanding immediately after this offering is based on 6,200,789 shares of our common stock outstanding as of June 30, 2016 and excludes:

•	125,000 shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $2.50;
•	65,000 shares reserved for issuance under a previous equity incentive award; and
•	25,000 shares of our common stock issuable upon exercise of outstanding stock options under our stock incentive plans at a weighted average exercise price of $2.00 per share as of June 30, 2016.

Unless otherwise stated, all information in this prospectus assumes:

•	shares of our common stock issuable upon the conversion of our Series A Convertible Preferred Stock at the closing of this offering, based on an assumed initial public offering price $ per share, the midpoint of the price range set forth on the cover page of this prospectus and conversion of the convertible notes into shares of our common stock at a weighted average conversion price equal to % of the public offering price; and
•	no exercise of the underwriters’ over-allotment option to purchase additional shares.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations data for the years ended June 30, 2016 and 2015 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles (“U.S. GAAP”). Our unaudited consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

SUMMARY OPERATING DATA

	Fiscal Year Ended June 30,
	2016	2015	2014	2013
Total Revenues	$9,121,307	$8,176,352	$7,198,816	$5,473,756
Cost of Sales	(5,294,017)	(4,557,285)	(4,285,313)	(3,625,158)
Gross Profit	3,827,290	3,619,067	2,913,503	1,848,598
Selling, general and administrative expenses	(3,413,733)	(3,678,133)	(2,573,984)	(2,693,692)
Engineering and Research expenses	(979,461)	(943,084)	(717,847)	(681,632)
Other income (expense) net	(186,792)	(212,143)	(59,854)	(14,222)
Interest income (expense)	(331,735)	(264,015)	(421,597)	(374,640)
Realized Gain on Sale of Building	—	—	2,355,904	—
Net (Loss) Income	(1,084,431)	(1,478,308)	1,496,125	(1,915,588)
Preferred dividends declared	—	(659,649)	—	—
Net (Loss) Income available to common shareholders	$(1,084,431)	$(2,137,957)	$1,496,125	$(1,915,588)
Basic & Diluted Net income (loss) per share:	$(0.20)	$(0.51)	$0.53	$(0.96)
Weighted Average shares outstanding	5,337,519	4,233,158	2,844,806	1,991,791

The following table presents consolidated balance sheets data as of June 30, 2016 on:

•	an actual basis;
•	a pro forma basis to give effect to conversion of our outstanding Series A Convertible Preferred Stock; and
•	a pro forma as adjusted basis, giving effect to preceding adjustment and the sale by us of shares of common stock in this offering at an assumed public offering price of $ per share after deducting underwriting discounts and commissions and estimated offering expenses, as if the conversion of Series A Convertible Preferred Stock and sale of common stock had occurred on June 30, 2016.

The pro forma as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

	As of Fiscal Year Ended June 30, 2016
	Actual	Pro Forma	Pro Forma As Adjusted(1)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$81,224	$81,224	$
Working Capital (deficit)	(2,301,573)	(2,301,573)
Total assets	5,534,385	5,534,385
Long-term obligations, net of current portion	1,692,262	1,692,262
Total stockholders’ equity (deficit)	(602,207)	(602,207)

(1)	A $1.00 increase or decrease in the assumed public offering price per share would increase or decrease our cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $ , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

RISK FACTORS

Investing in our common stock involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our common stock. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Related To Our Business

WE HAVE A HISTORY OF LOSSES AND OUR FUTURE PROFITABILITY ON A QUARTERLY OR ANNUAL BASIS IS UNCERTAIN, WHICH COULD HAVE A HARMFUL EFFECT ON OUR BUSINESS AND THE VALUE OF OUR COMMON STOCK.

During the past three fiscal years we have incurred losses from operations. These losses are attributable to lower volumes of our products sold to major defense contractors partially as a result of the overall reduction in defense spending and sequestration by the U.S. Congress. As of June 30, 2016, we had an accumulated deficit of $13,939,651 and a total stockholders’ deficit of $602,207. Since the financial crisis of 2008, Microphase has been significantly short of capital needed to acquire parts for production of its products to complete orders for such products. At times, the Company has not had the cash available to make advance payments for the purchase of parts, and then, as a consequence, the Company would not receive the parts from its vendors required to finish a customer order. This would then delay the delivery of products to customers, and would also delay recognition of the resulting revenues and the receipt of cash from the customer. Sometimes after experiencing a delay in delivery of an order from Microphase, the customer would not place its next order with the Company, resulting in a loss of business. Although access to the public financial markets could increase our ability to raise capital, no assurances can be given that a significant liquid market will develop for our common stock, and we may not be, therefore, provided with greater access to capital.

Our future profitability depends upon many factors, including several that are beyond our control. These factors include, without limitation:

•	changes in the demand for our products and services;
•	loss of key customers or contracts;
•	the introduction of competitive products;
•	the failure to gain market acceptance of our new and existing products; and
•	the failure to successfully and cost effectively develop, introduce and market new products, services and product enhancements in a timely manner.

In addition, we will incur significant legal, accounting, and other expenses related to being a public company. As a result of these expenditures, we will have to generate and sustain increased revenue to achieve and maintain future profitability.

OUR CURRENT REVENUE IS ALMOST ENTIRELY DERIVED FROM PRIME DEFENSE CONTRACTORS TO THE U.S. GOVERNMENT AND ITS ALLIES, AND THE LOSS OF THESE RELATIONSHIPS, A REDUCTION IN U.S. GOVERNMENT FUNDING OR A CHANGE IN U.S. GOVERNMENT SPENDING PRIORITIES OR BIDDING PROCESSES COULD HAVE AN ADVERSE IMPACT ON OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOWS.

We are highly dependent on sales to major defense contractors of the U.S. military and its allies, including Boeing, Lockheed Martin, Raytheon, BAE Systems and SAAB. The percentages of our revenue that were derived from sales to these named major defense contractors and directly to the U.S. Government were 66.8% in fiscal 2016, 65.8% in fiscal 2015, 56.1% in fiscal 2014 and 48.4% in fiscal 2013. Therefore, any significant disruption or deterioration of our relationship with any such major defense contractors or the U.S. Government could materially reduce our revenue. In the twelve months ended June 30, 2016 there were two customers that each accounted for more than 10% of sales: Lockheed Martin and BAE Systems at 27.8% and 17.3%, respectively. In the twelve months ended June 30, 2015 there were two customers which each accounted for more than 10% of sales: Lockheed Martin and BAE Systems at 30.6% and 14.5%, respectively. Our competitors continuously engage in efforts to expand their business relationships with the same major defense contractors and the U.S. Government and will continue these efforts in the future, and the U.S. Government may choose to use other contractors. We expect that a majority of the business that we seek will be awarded through competitive bidding. We operate in highly competitive markets and our competitors may have more extensive or more specialized engineering, manufacturing and marketing capabilities than we do in some areas, and we may not be able to continue to win competitively awarded contracts or to obtain task orders under multi-award contracts. Further, the competitive bidding process involves significant cost and managerial time to prepare bids and proposals for contracts that may not be awarded to us, as well as the risk that we may fail to accurately estimate the resources and costs required to fulfill any contract awarded to us. Following any contract award, we may experience significant expense or delay, contract modification or contract rescission as a result of our competitors protesting or challenging contracts awarded to us in competitive bidding. Major defense contractors to whom we supply components for systems must compete with other major defense contractors (to whom we may not supply components) for military orders from the U.S. Government. In addition, we compete with other policy needs, which may be viewed as more necessary, for limited resources and an ever-changing amount of available funding in the budget and appropriation process. Budget and appropriations decisions made by the U.S. Government are outside of our control and have long-term consequences for our business. U.S. Government spending priorities and levels remain uncertain and difficult to predict and are affected by numerous factors, including sequestration (automatic, across-the-board U.S. Government budgetary spending cuts), and the purchase of our products could be superseded by alternate arrangements. A change in U.S. Government spending priorities or an increase in non-procurement spending at the expense of our programs, or a reduction in total U.S. Government spending, could have material adverse consequences on our future business.

OUR FEDERAL GOVERNMENT CONTRACTS MAY BE TERMINATED BY THE FEDERAL GOVERNMENT AT ANY TIME PRIOR TO THEIR COMPLETION, WHICH COULD LEAD TO UNEXPECTED LOSS OF SALES AND REDUCTION IN OUR BACKLOG.

Under the terms of our federal government contracts, the federal government may unilaterally:

•	terminate or modify existing contracts;
•	reduce the value of existing contracts through partial termination; and
•	delay the payment of our invoices by government payment offices.

The federal government can terminate or modify any of its contracts with us or its prime contractors either for the federal government’s convenience, or if we or its prime contractors default, by failing to perform under the terms of the applicable contract. A termination arising out of our default could expose us to liability and have a material adverse effect on our ability to compete for future federal government contracts and subcontracts. If the federal government or its prime contractors terminate and/or materially modify any of our contracts or if any applicable options are not exercised, our failure to replace sales generated from such contracts would result in lower sales and could adversely affect our earnings, which could have a material adverse effect on our business, results of operations and financial condition. As of June 30, 2016, we had approximately $3.3 million in backlog orders for our products. Our backlog could be adversely affected if contracts are modified or terminated.

OUR PRODUCTS WITH MILITARY APPLICATIONS ARE SUBJECT TO EXPORT REGULATIONS, AND COMPLIANCE WITH THESE REGULATIONS MAY BE COSTLY.

We are required to obtain export licenses before filling foreign orders for many of our products that have military or other governmental applications. United States Export Administration regulations control technology exports like our products for reasons of national security and compliance with foreign policy, to guarantee domestic reserves of products in short supply and, under certain circumstances, for the security of a destination country. Thus, any foreign sales of our products requiring export licenses must comply with these general policies. Compliance with these regulations is costly, and these regulations are subject to change, and any such change may require us to improve our technologies, incur expenses or both in order to comply with such regulations.

WE DEPEND ON U.S. GOVERNMENT CONTRACTS ISSUED TO MAJOR DEFENSE CONTRACTORS, WHICH OFTEN ARE ONLY PARTIALLY FUNDED, SUBJECT TO IMMEDIATE TERMINATION, AND HEAVILY REGULATED AND AUDITED. THE TERMINATION OR FAILURE TO FUND, OR NEGATIVE AUDIT FINDINGS FOR, ONE OR MORE OF THESE CONTRACTS COULD HAVE AN ADVERSE IMPACT ON OUR BUSINESS.

Over its lifetime, a U.S. Government program awarded to a major defense contractor may be implemented by the award of many different individual contracts and subcontracts. The funding of U.S. Government programs is subject to Congressional appropriations. Although multi-year contracts may be authorized and appropriated in connection with major procurements, Congress generally appropriates funds on a fiscal year basis. Procurement funds are typically made available for obligations over the course of one to three years. Consequently, programs often receive only partial funding initially, and additional funds are designated only as Congress authorizes further appropriations. The termination of funding for a U.S. Government program with respect to major defense contractors for whom we are a subcontractor would result in a loss of anticipated future revenue attributable to that program, which could have an adverse impact on our operations. In addition, the termination of, or failure to commit additional funds to, a program for which we are a subcontractor could result in lost revenue and increase our overall costs of doing business.

Generally, U.S. Government contracts are subject to oversight audits by U.S. Government representatives. Such audits could result in adjustments to our contract costs. Any costs found to be improperly allocated to a specific contract will not be reimbursed, and such costs already reimbursed must be refunded. We have recorded contract revenues based on costs we expect to realize upon final audit. However, we do not know the outcome of any future audits and adjustments, and we may be required to materially reduce our revenues or profits upon completion and final negotiation of audits. Negative audit findings could also result in termination of a contract, forfeiture of profits, suspension of payments, fines and suspension or debarment from U.S. Government contracting or subcontracting for a period of time.

In addition, U.S. Government contracts generally contain provisions permitting termination, in whole or in part, without prior notice at the U.S. Government’s convenience upon the payment only for work done and commitments made at the time of termination. We can give no assurance that one or more of our U.S. Government contracts or the U.S. Government contracts with a major defense contractor under which we provide component products will not be terminated under these circumstances. Also, we can give no assurance that we will be able to procure new contracts to offset the revenue or backlog lost as a result of any termination of our U.S. Government contracts. Because a significant portion of our revenue is dependent on our performance and payment under our U.S. Government contracts, the loss of one or more large contracts could have a material adverse impact on our business, financial condition, results of operations and cash flows.

Our government business also is subject to specific procurement regulations and other requirements. These requirements, although customary in U.S. Government contracts, increase our performance and compliance costs. In addition, these costs might increase in the future, thereby reducing our margins, which could have an adverse effect on our business, financial condition, results of operations and cash flows. Failure to comply with these regulations and requirements could lead to fines, penalties, repayments, or compensatory or treble damages, or suspension or debarment from U.S. Government contracting or subcontracting for a period of time. Among the causes for debarment are violations of various laws, including those related to procurement integrity, export control, U.S. Government security regulations, employment practices, protection of the environment, accuracy of records, proper recording of costs and foreign corruption. The termination of a U.S. Government contract or relationship as a result of any of these acts would have an adverse impact on our operations and could have an adverse effect on our standing and eligibility for future U.S. Government contracts.

OUR FAILURE TO COMPLY WITH THE OBLIGATIONS SET FORTH IN THE AGREEMENTS ENTERED INTO WITH GERBER FINANCE, INC., INCLUDING FAILURE TO COMPLY WITH FINANCIAL COVENANTS, MAY RESULT IN THE FORECLOSURE OF OUR, INCLUDING OUR SUBSIDIARIES’, PLEDGED ASSETS AND OTHER ADVERSE CONSEQUENCES.

We entered into a revolving credit facility with Gerber Finance, Inc. (“Gerber”) in 2012, as amended, with a maximum borrowing availability of $1,400,000 (the “Gerber Facility”). We have been in non-compliance with certain covenants since 2012 and are currently in discussions with Gerber regarding revising those covenants. Our failure to resolve any non-compliance with respect to the obligations under this credit facility and related documents or the occurrence of certain other specified events could result in an event of default that, if not cured or waived, could result in the acceleration of all or a substantial portion of our debt, potential foreclosure on our assets and other adverse consequences. Such obligations include satisfaction of certain financial covenants including those related to our net worth and net income and subordinated debt, with which we may not be able to comply. Any such failure to resolve any non-compliance with respect to such financial covenants could result in an event of default.

OUR BUSINESS COULD BE NEGATIVELY IMPACTED BY CYBERSECURITY THREATS AND OTHER SECURITY THREATS AND DISRUPTIONS.

As a U.S. Government defense contractor, we face certain security threats, including threats to our information technology infrastructure, attempts to gain access to our proprietary or classified information, threats to physical security, and possible domestic terrorism events. Our information technology networks and related systems are critical to the operation of our business and essential to our ability to successfully perform day-to-day operations. We are also involved with information technology systems for certain customers and other third parties, which generally face similar security threats. Cybersecurity threats in particular, are persistent, evolve quickly and include, but are not limited to, computer viruses, attempts to access information, denial of service and other electronic security breaches. We believe we have implemented appropriate measures and controls and we have invested in skilled information technology resources to appropriately identify threats and mitigate potential risks, but there can be no assurance that such actions will be sufficient to prevent disruptions to mission critical systems, the unauthorized release of confidential information or corruption of data. A security breach or other significant disruption involving these types of information and information technology networks and related systems could:

•	disrupt the proper functioning of these networks and systems and therefore our operations and/or those of certain of our customers;
•	result in the unauthorized access to, and destruction, loss, theft, misappropriation or release of, proprietary, confidential, sensitive or otherwise valuable information of ours or our customers, including trade secrets, which others could use to compete against us or for disruptive, destructive or otherwise harmful purposes and outcomes;
•	compromise national security and other sensitive government functions;
•	require significant management attention and resources to remedy the damages that result;
•	subject us to claims for breach of contract, damages, credits, penalties or termination; and
•	damage our reputation with our customers (particularly agencies of the U.S. Government) and the public generally.

Any or all of the foregoing could have a negative impact on our business, financial condition, results of operations and cash flows.

WE ENTER INTO FIXED-PRICE CONTRACTS THAT COULD SUBJECT US TO LOSSES IN THE EVENT OF COST OVERRUNS OR A SIGNIFICANT INCREASE IN INFLATION.

We have a number of fixed-price contracts which allow us to benefit from cost savings but subject us to the risk of potential cost overruns, particularly for firm fixed-price contracts, because we assume all of the cost burden. If our initial estimates are incorrect, we can lose money on these contracts. U.S. Government contracts can expose us to potentially large losses because the U.S. Government can hold us responsible for completing a project or, in certain circumstances, paying the entire cost of its replacement by another provider regardless of the size or foreseeability of any cost overruns that occur over the life of the contract. Because many of these contracts involve new technologies and applications, unforeseen events such as technological difficulties, fluctuations in the price of raw materials, problems with our suppliers and cost overruns, can result in the contractual price becoming less favorable or even unprofitable to us. The U.S. and other countries also may experience a significant increase in inflation. A significant increase in inflation rates could have a significant adverse impact on the profitability of these contracts. Furthermore, if we do not meet contract deadlines or specifications, we may need to renegotiate contracts on less favorable terms, be forced to pay penalties or liquidated damages or suffer major losses if the customer exercises its right to terminate. In addition, some of our contracts have provisions relating to cost controls and audit rights, and if we fail to meet the terms specified in those contracts we may not realize their full benefits. Our results of operations are dependent on our ability to maximize our earnings from our contracts. Cost overruns could have an adverse impact on our financial results.

WE DERIVE A PORTION OF OUR REVENUE FROM INTERNATIONAL OPERATIONS AND ARE SUBJECT TO SOME OF THE RISKS OF DOING BUSINESS INTERNATIONALLY.

We are dependent on sales to customers outside the U.S. The percentage of our total revenue represented by revenue from products and services exported from the U.S. (including foreign military sales) or manufactured or rendered abroad was 13.3% in fiscal 2016, 13.9% in fiscal 2015, 4% in fiscal 2014 and 3% in fiscal 2013. Although we are paid in U.S. dollars for our export products and are therefore not subject to currency fluctuation risks, we are subject to other international business risks including:

•	the laws, regulations and policies of foreign governments relating to investments and operations, as well as U.S. laws affecting the activities of U.S. companies abroad, including the Foreign Corrupt Practices Act (“FCPA”);
•	changes in regulatory requirements, including business or operating license requirements, imposition of tariffs or embargoes, export controls and other trade restrictions;
•	uncertainties and restrictions concerning the availability of funding, credit or guarantees;
•	the complexity and necessity of using, and disruptions involving, our international dealers, distributors, sales representatives and consultants;
•	import and export licensing requirements and regulations, as well as unforeseen changes in export regulations;
•	uncertainties as to local laws and enforcement of contract and intellectual property rights and occasional requirements for onerous contract clauses; and
•	rapid changes in government, economic and political policies, political or civil unrest, acts of terrorism or the threat of international boycotts or U.S. anti-boycott legislation.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY A NEGATIVE AUDIT OR INVESTIGATORY FINDING BY THE U.S. GOVERNMENT.

As a government contractor, we are subject to audits and investigations by U.S. Government agencies including the Defense Contract Audit Agency (the “DCAA”), the Defense Contract Management Agency (the “DCMA”), the Inspector General of the Department of Defense (the “DoD”) and other departments and agencies, the Government Accountability Office, the Department of Justice (the “DoJ”) and Congressional Committees. From time to time, these and other agencies investigate or conduct audits to determine whether a contractor’s operations are being conducted in accordance with applicable requirements. The DCAA and DCMA also review the adequacy of, and compliance with, a contractor’s internal control systems and policies, including the contractor’s accounting, purchasing, property, estimating, earned value management and material management accounting systems. Our final allowable incurred costs for each year are also subject to audit and have from time to time resulted in disputes between us and the U.S. Government. Any costs found to be improperly allocated to a specific contract will not be reimbursed or must be refunded if already reimbursed. If an audit or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. Government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us.

FUTURE LITIGATION OR ADMINISTRATIVE PROCEEDINGS RELATED TO OUR MILITARY PROJECTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

In the future, we may be involved in legal proceedings, administrative proceedings, claims and other litigation that arise in the ordinary course of business related to military, aerospace and telecommunications projects. Unfavorable outcomes or developments relating to any such proceedings, such as judgments for monetary damages, injunctions or denial or revocation of permits, could have a material adverse effect on our business, financial condition and results of operations.

OUR OPERATING RESULTS HAVE HISTORICALLY BEEN SUBJECT TO SIGNIFICANT YEARLY AND QUARTERLY FLUCTUATIONS AND ARE EXPECTED TO CONTINUE TO FLUCTUATE.

Our operating results have historically been, and are expected to continue to be, subject to quarterly and yearly fluctuations as a result of a number of factors including:

•	our reliance on a limited number of customers for a large portion of our revenues;
•	our ability to successfully implement programs to stimulate sales by anticipating and offering customized new products and services customers will require in the future to increase the efficiency and profitability of their products;
•	our ability to successfully complete programs on a timely basis, to reduce our cost structure, including fixed costs, to streamline our operations and to reduce product costs;
•	increased price and product competition in our markets;
•	the inherent uncertainties of using forecasts, estimates and assumptions for asset valuations and in determining the amounts of accrued liabilities and other items in our consolidated financial statements;
•	our ability to implement our work plan without negatively impacting our relationships with our customers, the delivery of products based on new and developing technologies, the delivery of high quality products at competitive prices, the maintenance of technological leadership, the effectiveness of our internal processes and organizations and the retention of qualified personnel;
•	fluctuations in our gross margins;
•	the development, introduction and market acceptance of new technologies;
•	variations in sales channels, product costs and the mix of products sold;
•	the size and timing of customer orders and shipments;
•	our ability to maintain appropriate inventory levels;
•	the impact of acquired businesses and technologies;
•	the impact of our product development schedules, product quality variances, manufacturing capacity and lead times required to produce our products;
•	changes in legislation, regulation and/or accounting rules;
•	the impact of higher insurance premiums and deductibles and greater limitations on insurance coverage; and
•	acts of terrorism or the outbreak of hostilities or armed conflict between countries.

THERE ARE A NUMBER OF TRENDS AND FACTORS WHICH AFFECT OUR MARKETS, INCLUDING ECONOMIC CONDITIONS IN THE UNITED STATES, EUROPE AND GLOBALLY, THAT ARE BEYOND OUR CONTROL. THESE TRENDS AND FACTORS MAY RESULT IN REDUCED DEMAND AND PRICING PRESSURE ON OUR PRODUCTS.

There are trends and factors affecting our markets that are beyond our control and may affect our operations. Such trends and factors include:

•	adverse changes in the public and private equity and debt markets and our ability, as well as the ability of our customers and suppliers, to obtain financing or to fund working capital and capital expenditures;
•	reduced capital spending and/or negative economic conditions in the United States, Europe as well as other areas of the world;
•	adverse changes in our credit condition or the credit quality of our customers and suppliers;
•	adverse changes in demand for our specialized products in the market;
•	the trend towards the sale of integrated products that do not require the components we make;
•	uncertainty of the actual size and timing of capital expenditures by military customers;
•	uncertainty surrounding inventory practices, including the timing of product and service deployment, of our customers;
•	policies of our customers regarding utilization of single or multiple vendors for the products they purchase;
•	the overall trend toward industry consolidation and rationalization among our customers, competitors and suppliers;
•	conditions in the broader market for military and communications products;
•	governmental regulation or intervention affecting our products; and
•	the effects of war and acts of terrorism, such as disruptions in general global economic activity, and changes in logistics and security arrangements that reduced customer demand for our products and services.

A NUMBER OF FACTORS COULD NEGATIVELY IMPACT OUR GROSS MARGINS, WHICH IN TURN WOULD NEGATIVELY AFFECT OUR OPERATING RESULTS.

Our gross margins may be negatively affected by a result of a number of factors, including:

•	increased price competition;
•	excess capacity or excess fixed assets;
•	customer and contract settlements;
•	higher product, material or labor costs;
•	increased inventory provisions or contract and customer settlement costs;
•	warranty costs;
•	obsolescence;
•	loss of cost savings on future inventory purchases as a result of high inventory levels;
•	introductions of new products and costs of entering new markets;
•	increased levels of customer services;
•	changes in distribution channels; and
•	changes in product and geographic mix.

FUTURE CASH FLOW FLUCTUATIONS MAY AFFECT OUR ABILITY TO FUND OUR WORKING CAPITAL REQUIREMENTS OR ACHIEVE OUR BUSINESS OBJECTIVES IN A TIMELY MANNER.

Our working capital requirements and cash flows historically have been, and are expected to continue to be, subject to quarterly and yearly fluctuations, as described above. However, a substantial slow-down in capital spending by our customers may require us to adjust our current business model. As a result, our revenues and cash flows may be materially lower than we expect and we may be required to reduce our capital expenditures and investments or take other measures in order to meet our cash requirements. We may seek additional funds from liquidity-generating transactions and other conventional sources of external financing (which may include a variety of debt, convertible debt and/or equity financings). We cannot provide any assurance that our net cash requirements will be as we currently expect. Our inability to manage cash flow fluctuations resulting from the above factors could have a material adverse effect on our ability to fund our working capital requirements from operating cash flows and other sources of liquidity or to achieve our business objectives in a timely manner.

OUR BUSINESS MAY BE MATERIALLY AND ADVERSELY AFFECTED BY INCREASED LEVELS OF DEBT.

In order to finance our business or to finance possible acquisitions we may incur significant levels of debt compared to historical levels. A high level of debt, arduous or restrictive terms and conditions relating to accessing certain sources of funding, failure to meet the financial and/or other covenants in our credit facility and any significant reduction in, or access to, such facilities, poor business performance or lower than expected cash inflows could have adverse consequences on our ability to fund our business and the operation of our business. Other effects of a high level of debt include the following:

•	we may have difficulty borrowing money in the future or accessing sources of funding;
•	we may need to use a large portion of our cash flow from operations to pay principal and interest on our indebtedness, which would reduce the amount of cash available to finance our operations and other business activities;
•	a high debt level, arduous or restrictive terms and conditions, or lower than expected cash flows would make us more vulnerable to economic downturns and adverse developments in our business; and
•	if operating cash flows are not sufficient to meet our operating expenses, capital expenditures and debt service requirements as they become due, we may be required, in order to meet our debt service obligations, to delay or reduce capital expenditures or the introduction of new products, sell assets and/or forego business opportunities including acquisitions, research and development projects or product design enhancements.

THE TESTING OF ELECTRONIC COMMUNICATIONS EQUIPMENT AND THE ACCURATE TRANSMISSION OF INFORMATION ENTAIL A RISK OF PRODUCT LIABILITY CLAIMS BY CUSTOMERS AND OTHERS.

Product liability claims may be asserted against us by end-users of any of our products. We maintain product liability insurance coverage with an aggregate annual liability coverage limit, regardless of the number of occurrences, of $2.0 million. There is no assurance that such insurance will continue to be available at a reasonable cost or will be sufficient to cover all possible liabilities. In the event of a successful suit against us, lack or insufficiency of insurance coverage could result in substantial cost and could have a material adverse effect on our business.

WE CANNOT PREDICT THE CONSEQUENCES OF FUTURE GEO-POLITICAL EVENTS, BUT THEY MAY ADVERSELY AFFECT THE MARKETS IN WHICH WE OPERATE, OUR ABILITY TO INSURE AGAINST RISKS, OUR OPERATIONS OR OUR PROFITABILITY.

Ongoing instability and current conflicts in global markets, including in the Middle East and Asia, and the potential for other conflicts and future terrorist activities and other recent geo-political events throughout the world have created economic and political uncertainties that could have a material adverse effect on our business, operations and profitability. These matters cause uncertainty in the world’s financial and insurance markets and may significantly increase the political, economic and social instability in the geographic areas in which we operate. These matters also may cause our insurance coverages and performance bonds to increase in cost, or in some cases, to be unavailable altogether.

WE PLAN TO CONTINUE TO PURSUE AND CONSUMMATE STRATEGIC ACQUISITIONS AND DIVESTITURES THAT COULD INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES.

Strategic acquisitions, joint ventures and divestitures that we plan to continue to pursue and consummate present significant risks and uncertainties, which include:

•	difficulty in identifying and evaluating potential acquisitions, including the risk that our due diligence does not identify or fully assess valuation issues, potential liabilities or other acquisition risks;
•	difficulty in integrating newly acquired businesses and operations, including combining product and service offerings, and in entering into new markets in which we are not experienced, in an efficient and cost-effective manner while maintaining adequate standards, controls and procedures, and the risk that we encounter significant unanticipated costs or other problems associated with integration;
•	difficulty in consolidating and rationalizing IT infrastructure, which may include multiple legacy systems from various acquisitions and integrating software code;
•	challenges in achieving strategic objectives, cost savings and other benefits expected from acquisitions;
•	risk that our markets do not evolve as anticipated and that the strategic acquisitions and divestitures do not prove to be those needed to be successful in those markets;
•	risk that we assume significant liabilities that exceed the limitations of any applicable indemnification provisions or the financial resources of any indemnifying parties;
•	potential loss of key employees or customers of the businesses acquired or to be divested;
•	risk that we are not able to complete strategic divestitures on satisfactory terms and conditions or within expected timeframes;
•	risk of diverting the attention of senior management and other resources from our existing operations;
•	risk that the industry may develop in a different direction than anticipated and that the technologies we acquire do not prove to be those we need to be successful in the industry;
•	risk that future valuations of acquired businesses may decrease from the price we paid for these acquisitions;
•	generation of insufficient revenues by acquired businesses to offset increased operating expenses associated with these acquisitions;
•	potential difficulties in completing in-process research and development projects and delivering high quality products to our customers;
•	potential difficulties in integrating new products, businesses and operations in an efficient and effective manner;
•	risk that our customers or customers of the acquired businesses may defer purchase decisions as they evaluate the impact of the acquisitions on our future product strategy;
•	potential loss of key employees, particularly those of the acquired organization;
•	risk of entering new markets in which we have limited experience and where competitors may have a stronger market presence;
•	problems integrating the purchased operations, personnel or technologies; and
•	unanticipated costs.

Our inability to successfully operate and integrate newly-acquired businesses appropriately, effectively and in a timely manner could have a material adverse effect on our ability to take advantage of further growth in demand for products in our marketplace, as well as on our revenues, gross margins and expenses.

OUR STRATEGY INCLUDES ORGANIC GROWTH, WHICH MAY NOT RESULT IN INCREASED REVENUES OR PROFITABILITY AND MAY DEPLETE OUR LIMITED CASH RESERVES WITHOUT RETURN ON INVESTMENT.

In addition to making acquisitions we intend to grow our business organically, focusing on sales to further increase our revenues and backlog, and ramping up manufacturing to meet the increased demand. This has been especially challenging in the past given our limited success in significantly expanding our product offerings. We may encounter difficulties caused by a number of factors, some of which are out of our control, including: operational or personnel issues; delays in obtaining (or failure to obtain) required parts, supplies, or third-party technology; global recession concerns; and access to credit by our customers, our suppliers, or ourselves. In addition, our competitors may be more successful than we are technologically or in terms of sales generation.

THE OUTCOME OF LITIGATION OR ARBITRATION IN WHICH WE ARE INVOLVED OR MAY BECOME INVOLVED IS UNPREDICTABLE AND AN ADVERSE DECISION IN ANY SUCH MATTER COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOWS.

From time to time, we may become defendants in a number of litigation matters and we may become involved in a number of arbitrations. These actions may divert financial and management resources that would otherwise be used to benefit our operations. No assurances can be given that the results of these or new matters will be favorable to us. An adverse resolution of lawsuits or arbitrations could have a material adverse effect on our financial condition, results of operations and cash flows.

WE FACE CERTAIN SIGNIFICANT RISK EXPOSURES AND POTENTIAL LIABILITIES THAT MAY NOT BE COVERED ADEQUATELY BY INSURANCE OR INDEMNITY.

We are exposed to liabilities that are unique to the products and services we provide. A significant portion of our business relates to designing, developing and manufacturing, components, integrated assemblies and subsystems for advanced defense, technology and communications systems and products. New technologies associated with these systems and products may be untested or unproven. Components of certain of the defense systems and products we develop are inherently dangerous. Failures of satellites, missile systems, air traffic control systems, homeland security applications and aircraft have the potential to cause loss of life and extensive property damage. In most circumstances, we may receive indemnification from the U.S. Government. While we maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs from an accident or incident. It also is not possible for us to obtain insurance to protect against all operational risks and liabilities. Substantial claims resulting from an incident in excess of U.S. Government indemnity and our insurance coverage would harm our financial condition, results of operations and cash flows. Moreover, any accident or incident for which we are liable, even if fully insured, could negatively affect our standing with our customers and the public, thereby making it more difficult for us to compete effectively, and could significantly impact the cost and availability of adequate insurance in the future.

WE ARE NOT ABLE TO INSURE AGAINST ALL POTENTIAL RISKS AND MAY BECOME SUBJECT TO HIGHER INSURANCE PREMIUMS.

We will have insurance policies covering certain risks associated with our business. However, any such insurance policies will not cover losses as a result of force majeure, natural disasters, terrorist attacks or sabotage, among other things. We do not expect to maintain insurance for certain environmental risks. In addition, our insurance policies may be subject to annual review by our insurers and may not be renewed at all or on similar or favorable terms. A serious uninsured loss or a loss significantly exceeding the limits of our future insurance policies could have a material adverse effect on our business, financial condition and results of operations.

CHANGES IN FUTURE BUSINESS OR OTHER MARKET CONDITIONS COULD CAUSE BUSINESS INVESTMENTS AND/OR RECORDED GOODWILL OR OTHER LONG-TERM ASSETS TO BECOME IMPAIRED, RESULTING IN SUBSTANTIAL LOSSES AND WRITE-DOWNS THAT WOULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

As part of our overall strategy, we may, from time to time, acquire a minority or majority interest in businesses. These investments are made upon careful analysis and due diligence procedures designed to achieve a desired return or strategic objective. These procedures often involve certain assumptions and judgment in determining acquisition price. After we complete an acquisition, unforeseen issues could arise which adversely affect the anticipated returns or which are otherwise not recoverable as an adjustment to the purchase price. Even after careful integration efforts, actual operating results may vary significantly from initial estimates.

IF WE ARE UNABLE TO FULFILL BACKLOG ORDERS DUE TO CIRCUMSTANCES INVOLVING US OR ONE OR MORE OF OUR SUPPLIERS OR CUSTOMERS, OUR ANTICIPATED RESULTS OF OPERATIONS WILL SUFFER.

As of June 30, 2016, we had approximately $3.3 million in backlog orders for our products. Backlog orders represent revenue that we anticipate recognizing in the future, as evidenced by purchase orders and other purchase commitments received from customers, but on which work has not yet been initiated or with respect to which work is currently in progress. Our backlog orders are due, in large part, to the long lead-times associated with our electronic device products, which products generally are custom built to order. We may encounter difficulties in fulfilling these orders and commitments, which could lead to failing to deliver them in a timely manner. We may not ultimately recognize as revenue the amounts reflected as backlog. Factors that could affect our ability to fulfill backlog orders include difficulty we may experience in obtaining raw materials or sub-assemblies from suppliers, whether due to obsolescence, cash limitations, production difficulties on the part of suppliers, including the longer lead times we have recently seen with many suppliers, or customer-induced delays and product holds. If we are required to locate new suppliers or additional sources of supply, we could experience a disruption in our operations or incur additional costs in procuring required materials. Our anticipated results of operations and cash flows will suffer to the extent we are unable to fulfill backlog orders within established timeframes, particularly if delays in fulfilling backlog orders cause our customers to reduce or cancel their orders. Analysts and investors are likely to view us negatively if we fail to recognize as revenue the amounts reflected as backlog, which could lead to a decrease in our common stock price.

We may not sustain these backlog amounts in the future, particularly if we are not successful in continuing to grow our sales or if our investment in technologies and products or acquisitions fails to translate into increased sales.

THE HIGH COSTS OF BEING A U.S. PUBLIC REGISTRANT HAVE INCREASED OUR OPERATING COSTS.

In order to meet the requirements of becoming a public registrant, we hired a Chief Financial Officer and retained two accounting consultants in the 1st quarter of fiscal 2015. We have also incurred additional outside accounting and legal expenses and expenses related to filing documents with the SEC. The Company also retained an investor relations firm and acquired Directors’ & Officers’ insurance. Prior to the effectiveness of the Registration Statement of which this prospectus forms a part, we will appoint three directors meeting the independence standards of Nasdaq. We will also adopt the governance provisions required in order to list our common stock on the Nasdaq Capital Market, including independent audit and compensation committees, as well as a Code of Ethics. Additionally, we expect to incur listing and maintenance fees with regard to the quotation of our stock. These additions have increased our operating costs and the expected additions will further increase them.

THE UNCERTAIN GLOBAL ECONOMY MAY NEGATIVELY AFFECT OUR BUSINESS, MARKET SHARE, RESULTS OF OPERATIONS, AND FINANCIAL CONDITION.

The uncertainty and lack of confidence in the global economy since global financial crisis — which has included, among other things, significant reductions in available capital and liquidity from banks and other providers of credit, substantial reductions and/or fluctuations in equity and currency values worldwide, and concerns that the worldwide economic recession may be prolonged — has had and may continue to have a significant negative effect on our business and operating results. The potential effects of the uncertain global economy are difficult to forecast and mitigate. As a consequence, our operating results for a particular period are difficult to predict, and, therefore, prior results are not necessarily indicative of results to be expected in future periods.

The economic crisis and recession has affected and may continue to affect our direct and indirect customers’ access to capital or willingness to spend capital on our products, and/or their levels of cash liquidity or willingness to pay for products that they will order or have already ordered from us. The effect of the current economic conditions on our customers may therefore lead to decreased demand, including order delays or cancellations, which in turn may result in lower revenue and may materially adversely affect our business, results of operations and financial condition.

Likewise, the current global economy may negatively affect our suppliers’ access to capital and liquidity with which to maintain their inventories and production levels and could cause them to raise prices or lower production levels, or result in their ceasing operations. The challenges that our suppliers may face in selling their products or otherwise in operating their businesses may lead to our inability to obtain the materials we use to manufacture our products. We have observed a trend among our suppliers to have decreased inventory and therefore longer lead times in obtaining parts, supplies and other goods. These actions could cause us to have longer lead times in producing products for delivery to our customers, reductions in our revenue, increased price competition and increased operating costs, which could materially adversely affect our business, results of operations and financial condition.

WE MUST BE ABLE TO MAINTAIN REQUIRED DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROLS OVER FINANCIAL REPORTING AND TO MEET THE PUBLIC REPORTING AND THE FINANCIAL REQUIREMENTS FOR OUR BUSINESS.

Our management has a legal and fiduciary duty to establish and maintain disclosure controls and control procedures in compliance with the securities laws, including the requirements mandated by the Sarbanes-Oxley Act of 2002. The standards that must be met for management to assess the internal control over financial reporting as effective are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. In addition, our independent registered public accounting firm has not yet performed the attestation process as it was not required, and, if and when it becomes required, we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accounting firm. If our independent registered public accounting firm is unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

Under current SEC rules, we are required to report on our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, and related rules and regulations of the SEC. We are required to review on an annual basis our internal control over financial reporting, and on a quarterly and annual basis to evaluate and disclose changes in our internal control over financial reporting. This process also results in a diversion of management’s time and attention. In the event that we are unable to maintain compliance with the applicable provisions of Section 404 of the Sarbanes-Oxley Act and related rules, we and the market price of our common stock may be adversely affected.

COMPETITION WITHIN OUR MARKETS MAY REDUCE OUR REVENUES AND MARKET SHARE.

We operate in highly competitive markets and our competitors may have more extensive or more specialized engineering, manufacturing and marketing capabilities than we do in some areas. We anticipate increasing competition in our core markets as a result of continued defense industry consolidation, including cross-border consolidation of competition, which has enabled companies to enhance their competitive position and ability to compete against us. We are also facing heightened competition in our domestic and international markets from foreign and multinational firms. In addition, as discussed in more detail above, increased pressure to limit U.S. defense spending and changes in the U.S. Government procurement environment may limit certain future market opportunities. For example, the DoD increasingly is awarding contracts through competitive bidding and relying on competitive contract award types. Additionally, some customers, including the DoD, are increasingly turning to commercial contractors, rather than traditional defense contractors, for information technology and other support work. If we are unable to continue to compete successfully against our current or future competitors, we may experience declines in revenues and market share which could negatively impact our results of operations, financial condition or liquidity. In addition, due to the current competitive environment, we continue to see an increase in bid protests from unsuccessful bidders on new program awards. Generally, a bid protest will delay the start of contract activities, delay earnings, and could result in the award decision being overturned, requiring a re-bid of the contract. Our direct competitors include: Akon, American Microwave, LabTec (England), Miteq, Genesis Microwave, Planar Microwave, Teledyne Microwave, Herotech, Skyworks, K & L Microwave, Filtronetics, Anatech Electronics, Delta Microwave, Eastern Wireless TeleComm Inc., Lark Engineering, Lorch Microwave, Narda Microwave East, and Spectrum Microwave.

ESTIMATES IN ACCOUNTING FOR MANY OF OUR PROGRAMS ARE ESPECIALLY CHALLENGING IN OUR INDUSTRY AND CHANGES IN OUR ESTIMATES COULD ADVERSELY AFFECT OUR FUTURE FINANCIAL RESULTS.

Contract accounting in our industry requires especially difficult judgments relative to assessing risks, including risks associated with customer directed delays and reductions in scheduled deliveries, unfavorable resolutions of claims and contractual matters, judgments associated with estimating contract revenues and costs, and assumptions for schedule and technical issues. Due to the size and nature of many of our contracts, the estimation of total revenues and cost at completion is complicated and subject to many variables. For example, we must make assumptions regarding the length of time to complete the contract because costs also include expected increases in wages and prices for materials; consider whether the intent of entering into multiple contracts was effectively to enter into a single project in order to determine whether such contracts should be combined or segmented; consider incentives or penalties related to performance on contracts in estimating sales and profit rates, and record them when there is sufficient information for us to assess anticipated performance; and use estimates of award fees in estimating sales and profit rates based on actual and anticipated awards. Because of the significance of the judgments and estimation processes described above, it is likely that materially different amounts could be recorded if we used different assumptions or if the underlying circumstances were to change. Changes in underlying assumptions, circumstances or estimates may adversely affect our future results of operations and financial condition.

IF WE CANNOT EFFECTIVELY MANAGE OUR INTERNAL GROWTH, OUR POTENTIAL BUSINESS PROSPECTS, REVENUES AND PROFIT MARGINS MAY SUFFER.

If we fail to effectively manage our internal growth in a manner that minimizes strains on our resources, we could experience disruptions in our operations and ultimately be unable to generate revenues or profits. We expect that we will need to significantly expand our operations to successfully implement our business strategy. As we add manufacturing, marketing, sales and installation and build our infrastructure, we expect that our operating expenses and capital requirements will increase. To effectively manage our growth, we must continue to expend funds to improve our operational, financial and management controls, and our reporting systems and procedures. In addition, we must effectively expand, train and manage our employee base. If we fail in our efforts to manage our internal growth, our prospects, revenue and profit margins may suffer.

RAPID GROWTH ESSENTIAL TO OUR BECOMING PROFITABLE COULD RESULT IN A STRAIN ON OUR RESOURCES.

Because of our size, growth will likely place a significant strain on our financial, technical, operational and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including difficulties associated with the recruitment and retention of experienced managers and engineers, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute this aspect of our business plan.

WE DEPEND ON MANUFACTURING LINES FOR CERTAIN OF OUR PRODUCTS, AND ANY SIGNIFICANT DISRUPTION IN PRODUCTION COULD IMPAIR OUR ABILITY TO DELIVER OUR PRODUCTS.

We currently manufacture and assemble our products at our facilities using production lines. Every product is hand assembled by our skilled and uniquely trained employees. Once a product is assembled it goes to a test area for testing, tuning and troubleshooting where every piece is tested and checked to make sure it meets customer specification requirements. Testing includes environmental testing for temperature and vibration tolerance. Some products are sent out to third parties for testing for additional parameters including altitude, shock and acceleration. Once products are tested most are solder-sealed in house but some are sent out to third parties to be laser-sealed. After the products are sealed, they are painted, marked with an identification number, and then shipped. Any significant disruption to one of these production lines will require time either to reconfigure and equip an alternative production line or to restore the original line to full capacity. Some of our production processes are complex, and we may be unable to respond rapidly to the loss of the use of any production line. This could result in delayed shipments, which could result in customer dissatisfaction, loss of sales and damage to our reputation.

WE DESIGN CUSTOM PRODUCTS TO MEET SPECIFIC REQUIREMENTS OF OUR CUSTOMERS. THE UNCERTAIN NATURE OF THE DEVELOPMENT CYCLE FOR CUSTOM PRODUCTS CAN RESULT IN VARIABILITY IN THE TIMING OF OUR RECEIPT OF REVENUE FROM SUCH PRODUCTS.

The design and sales cycle for our custom products, from initial contact by our sales force to the commencement of shipments of those products, may be lengthy. In this process, our engineers work closely with the customer to analyze the customer’s system requirements and establish a technical specification for the custom product. We then select a process, evaluate components, and establish assembly and test procedures before manufacturing can begin. The length of this cycle is influenced by many factors, including the difficulty of the technical specification, the novelty and complexity of the design and the customer’s procurement processes. Our customers typically do not commit to purchase significant quantities of the custom product until they are ready to commence volume shipments of their own system or equipment. Our receipt of substantial revenue from sales of a custom product often depends on that customer’s commercial success in manufacturing and selling its system or equipment that incorporates our custom product. As a result, a significant period may elapse between our investment of time and resources in designing and developing a custom product and our receipt of substantial revenue from sales of that custom product.

The length of this process may increase the risk that a customer will decide to cancel or change its plans related to its system or equipment. Such a cancellation or change in plans by a customer could cause us to lose anticipated sales. In addition, our business, results of operations and financial condition could be materially adversely affected if a significant customer curtails, reduces or delays orders during our sales cycle, chooses not to release its system or equipment that contains our custom products, or is not successful in the sale and marketing of its system or equipment that contains our custom products.

WE DEPEND ON COMPONENT AVAILABILITY, SUBCONTRACTOR PERFORMANCE AND OUR KEY SUPPLIERS TO MANUFACTURE AND DELIVER OUR PRODUCTS AND SERVICES.

We are dependent upon the delivery by suppliers of materials and the assembly by subcontractors of major components and subsystems used in our products in a timely and satisfactory manner and in full compliance with applicable terms and conditions. Some products require relatively scarce raw materials. We also are subject to specific procurement requirements that may, in effect, limit the suppliers and subcontractors we may utilize, including requirements for genuine original equipment manufacturer parts.

In some instances, we are dependent on sole-source suppliers. If any of these suppliers or subcontractors fails to meet our needs or becomes insolvent, we may not have readily available alternatives. While we enter into long-term or volume purchase agreements with certain suppliers and take other actions, such as accelerating supplier payments commensurate with value delivered, to ensure financial viability and the availability of needed materials, components and subsystems, we cannot be sure that such items will be available in the quantities we require, if at all. In addition, some of our suppliers or subcontractors, especially smaller entities, may continue to be impacted by global economic conditions, which could impair their ability to meet their obligations to us. If we experience a material supplier or subcontractor problem, our ability to satisfactorily and timely complete our customer obligations could be negatively impacted which could result in reduced sales, termination of contracts and damage to our reputation and relationships with our customers. We could also incur additional costs in addressing such a problem. Any of these events could have a negative impact on our results of operations, financial condition or liquidity. In addition, we must comply with other procurement requirements, including restrictions on the use of certain chemicals in the European Union and conducting diligence and providing disclosure regarding the use of certain minerals, known as conflict minerals, which may impact our procurement practices and increase our costs.

IF WE CANNOT ESTABLISH AND MAINTAIN RELATIONSHIPS WITH DISTRIBUTORS, WE MAY NOT BE ABLE TO INCREASE REVENUE.

In order to increase our revenues and successfully commercialize our systems, we must establish and maintain relationships with potential distributors, sales representatives or other resellers. A reduction, delay or cancellation of orders from one or more significant customers could significantly reduce our revenues and could damage our reputation among our potential customers.

IF WE EXPERIENCE QUALITY CONTROL PROBLEMS OR SUPPLIER SHORTAGES FROM POTENTIAL SUPPLIERS, OUR REVENUES AND PROFIT MARGINS MAY SUFFER.

Our dependence on third-party suppliers for components involves several risks, including limited control over pricing, availability of materials, quality and delivery schedules. Any quality control problems or interruptions in supply with respect to one or more components or increases in component costs could materially adversely affect our potential customer relationships, revenues and profit margins.

OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO DEVELOP NEW OFFERINGS AND TECHNOLOGIES FOR OUR CURRENT AND FUTURE MARKETS.

To achieve our business strategies and continue to grow our revenues, we must successfully develop new offerings and technologies or adapt or modify our existing offerings and technologies for our current core defense markets and our future markets, including new growth and emerging markets. Accordingly, our future performance depends on a number of factors, including our ability to:

•	identify emerging technological trends in our current and target markets;
•	identify additional uses for our existing technology to address customer needs in our current and future markets;
•	enhance our offerings by adding innovative features that differentiate our offerings from those of our competitors;
•	develop and manufacture and bring solutions to market quickly at cost-effective prices; and
•	effectively structure our businesses, through the use of joint ventures, collaborative agreements and other forms of alliances, to reflect the competitive environment.

We believe that, in order to remain competitive in the future, we will need to continue to invest significant financial resources to develop new offerings and technologies or to adapt or modify our existing offerings and technologies, including through internal research and development, acquisitions and joint ventures or other teaming arrangements. These expenditures could divert our attention and resources from other projects, and we cannot be sure that these expenditures will ultimately lead to the timely development of new offerings and technologies or identification of and expansion into new markets. Due to the design complexity of our products, we may in the future experience delays in completing the development and introduction of new products. Any delays could result in increased costs of development or deflect resources from other projects. In addition, there can be no assurance that the market for our offerings will develop or continue to expand or that we will be successful in newly identified markets as we currently anticipate. The failure of our technology to gain market acceptance could significantly reduce our revenues and harm our business. Furthermore, we cannot be sure that our competitors will not develop competing technologies which gain market acceptance in advance of our products.

Additionally, the possibility exists that our competitors might develop new technology or offerings that might cause our existing technology and offerings to become obsolete. If we fail in our new product development efforts or our products or services fail to achieve market acceptance more rapidly than our competitors, our ability to procure new contracts could be negatively impacted, which would negatively impact our results of operations and financial condition.

THIRD PARTIES MAY CLAIM IN THE FUTURE THAT WE ARE INFRINGING DIRECTLY OR INDIRECTLY UPON THEIR INTELLECTUAL PROPERTY RIGHTS, AND THIRD PARTIES MAY INFRINGE UPON OUR INTELLECTUAL PROPERTY RIGHTS.

Many of the markets we serve are characterized by vigorous protection and pursuit of intellectual property rights, which may result in protracted and expensive litigation. Third parties may claim in the future that we are infringing directly or indirectly upon their intellectual property rights, and we may be found to be infringing or to have infringed directly or indirectly upon those intellectual property rights. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements, and we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or injunctions against development and sale of certain of our products, services and solutions. Our success depends in large part on our proprietary technology. We rely on a combination of patents, copyrights, trademarks, trade secrets, know-how, confidentiality provisions and licensing arrangements to establish and protect our intellectual property rights. If we fail to successfully protect and enforce these rights, our competitive position could suffer. Our prospective patent and trademark registration applications may not be allowed, or competitors may challenge the validity or scope of our patents or trademark registrations. In addition, our patents may not provide us a significant competitive advantage. We may be required to spend significant resources to monitor and police our intellectual property rights. We may not be able to detect infringement and our competitive position may be harmed before we do so. In addition, competitors may design around our technology or develop competing technologies.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD AFFECT OUR ABILITY TO COMPETE.

There can be no assurance that trade secrets and other intellectual property will not be challenged, invalidated, misappropriated or circumvented by third parties. In some instances, we have augmented our technology base by licensing the proprietary intellectual property of others. In the future, we may not be able to obtain necessary licenses on commercially reasonable terms. We enter into confidentiality and invention assignment agreements with our employees and enter into non-disclosure agreements with our suppliers and appropriate customers so as to limit access to and prevent disclosure of our proprietary information. These measures may not suffice to deter misappropriation or third party development of similar technologies. Moreover, the laws concerning intellectual property vary among nations and the protection provided to our intellectual property by the laws and courts of foreign nations may not be as advantageous to us as the remedies available under U.S. law. In order to maintain strict confidentiality, we do not file patents to protect our intellectual property.

MANY OF OUR COMPETITORS HAVE GREATER RESOURCES THAN WE DO. IF WE ARE UNABLE TO KEEP PACE WITH OUR COMPETITORS IN ANTICIPATING AND RESPONDING TO THE RAPID CHANGES INVOLVING THE MILITARY INDUSTRIES, WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH THEM, AND OUR STOCK PRICE MAY DECLINE.

Our future success depends, in part, upon our ability to enhance our current products and services and to develop and introduce new products and services that keep pace with technological developments, respond to the growth in the military, aerospace and telecommunications equipment markets in which we compete, encompass evolving customer requirements, and provide a broad range of products and achieve market acceptance of our products. Most of our existing and potential competitors have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than we do. Our lack of resources relative to our competitors may cause us to fail to anticipate or respond adequately to technological developments and customer requirements or to experience significant delays in developing or introducing new products and services. These failures or delays could reduce our competitiveness, revenues, profit margins or market share, cash flow and stock price.

BECAUSE WE DEPEND ON COMPUTER AND TELECOMMUNICATIONS SYSTEMS WE DO NOT OWN OR CONTROL, WE ARE POTENTIALLY SUBJECT TO THE ADVERSE EFFECTS OF THIRD PARTY OPERATIONAL SYSTEM FAILURES.

We have entered into licenses and other agreements with third parties for hardware, software, telecommunications and database services in connection with the operation of our facilities. We may be subject to disruptions of our operational systems arising from events that are wholly or partially beyond our control (for example, natural disasters, acts of terrorism, epidemics, computer viruses and telecommunications outages). These third party systems and licenses on which we rely could also suffer operational system failure. Any interruptions to our arrangements with third parties, to our computing and communications infrastructure, or our information systems could significantly disrupt our business operations and result in potential liability or reputational damage or otherwise have an adverse impact on our financial results.

TECHNOLOGICAL CHANGE COULD AFFECT OUR OPERATIONS.

The military, aerospace, and telecommunications industries are characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement such new technologies at substantial costs. In addition, other companies in our industries have greater financial, technical and personnel resources that may allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We may be unable to respond to such competitive pressures and implement such technologies on a timely basis or at an acceptable cost. One or more of the technologies that we currently use or may implement in the future may become obsolete.

WE DO NOT HAVE A FORMAL SUCCESSION PLAN.

Mr. Necdet F. Ergul, our Chief Executive Officer and President, is 92 years old. His age creates the risk of the loss of his services, either permanently or for an indeterminate period of time. In such circumstances, we would be obligated to find a replacement for him and during the period of the search for replacement, our operating results might be adversely affected. We do not have a formal succession plan and cannot assure you that we will establish one in a timely fashion or at all.

WE MAY NOT BE ABLE TO ATTRACT OR RETAIN THE SPECIALIZED TECHNICAL AND MANAGERIAL PERSONNEL NECESSARY TO ACHIEVE OUR BUSINESS OBJECTIVES.

Competition for certain key positions and specialized technical personnel in the high-technology industry is strong. We believe that our future success depends in part on our continued ability to train, hire, assimilate, and retain qualified personnel in a timely manner, particularly our Chief Executive Officer, other senior executives and other key positions in our areas of potential growth.

We may find it difficult to attract or retain qualified employees because of our size. In addition, if we do not properly size our workforce and retain those employees with the appropriate skills, our ability to compete effectively may be adversely affected. If we are not successful in attracting and retaining qualified employees, we may not have the necessary personnel to effectively compete in the highly dynamic, specialized and volatile industry in which we operate or to achieve our business objectives.

OUR REPUTATION AND ABILITY TO DO BUSINESS MAY BE IMPACTED BY THE IMPROPER CONDUCT OF OUR EMPLOYEES, AGENTS OR BUSINESS PARTNERS.

We have implemented compliance controls, policies and procedures designed to prevent reckless or criminal acts from being committed by our employees, agents or business partners that would violate the laws of the jurisdictions in which we operate, including laws governing payments to government officials (such as the FCPA), and to detect any such reckless or criminal acts committed. We cannot ensure, however, that our controls, policies and procedures will prevent or detect all such reckless or criminal acts. If not prevented, such reckless or criminal acts could subject us to civil or criminal investigations and monetary and non-monetary penalties and could have a material adverse effect on our ability to conduct business, our results of operations and our reputation.

THE LOSS OF ONE OR MORE MEMBERS OF OUR SENIOR MANAGEMENT TEAM OR KEY PERSONNEL MAY ADVERSELY AFFECT OUR ABILITY TO IMPLEMENT OUR STRATEGY.

Our success depends to a significant extent upon the continued services of Mr. Necdet F. Ergul, Mr. James Ashman, Mr. Michael Ghadaksaz and Mr. Brian Kelly. The loss of the services of Messrs. Ergul, Ashman, Ghadaksaz or Kelly could have a material adverse effect on our growth, revenues, and prospective business. In particular, the departure of Mr. Kelly, a consultant currently acting as the Company’s General Manager, from the Company could result in an event of default under the Gerber Facility. These individuals are committed to the Company and willing to devote their full time and energy to the Company; however, any of these persons could terminate their employment with us with little or no prior notice. We do not have “key person” life insurance policies covering any of our employees. Additionally, there are a limited number of qualified technical personnel with significant experience in the design, development, manufacture, and sale of our products, and we may face challenges hiring and retaining these types of employees.

We depend on our experienced management team and the loss of one or more key executives could have a negative impact on our business. We also depend on our ability to retain and motivate key employees and attract qualified new employees. If we lose a member of the management team or a key employee, we may not be able to replace him or her. Integrating new employees into our management team and training new employees with no prior experience in our industry could prove disruptive to our operations, require a disproportionate amount of resources and management attention and ultimately prove unsuccessful. An inability to attract and retain sufficient technical and managerial personnel could limit or delay our development efforts, which could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATING TO OWNERSHIP OF OUR COMMON STOCK

WE CURRENTLY DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK. AS A RESULT, YOUR ONLY OPPORTUNITY TO ACHIEVE A RETURN ON YOUR INVESTMENT IS IF THE PRICE OF OUR COMMON STOCK APPRECIATES.

We currently do not expect to declare or pay dividends on our common stock. In addition, in the future we may enter into agreements that prohibit or restrict our ability to declare or pay dividends on our common stock. As a result, your only opportunity to achieve a return on your investment may be if the market price of our common stock appreciates and you sell your shares at a profit.

YOU MAY EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST DUE TO THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK.

While we expect to have sufficient funds to execute our business plan for at least 12 months post this public offering, we may need additional funds in the future to execute additional prospective joint ventures or acquisitions or due to changed business conditions or other future developments. As a result, we may require additional funds from future equity or debt financings, including sales of preferred shares or convertible debt, to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of holders of our common stock. We are currently authorized to issue 7,800,000 shares of common stock and 200,000 shares of preferred stock. Additionally, assuming completion of our proposed reincorporation in Delaware, we will be authorized to issue 110,000,000 shares, of which 100,000,000 are for shares of common stock, $0.0001 par value per share, 200,000 are for shares of preferred stock, par value $100 per share, all of which have been designated as Series A Convertible Preferred Stock and 9,800,000 are for shares of “blank check” preferred stock, having such designations, rights and preferences as the Board of Directors may determine, in its sole discretion, from time to time. The potential issuance of such additional shares of common stock or preferred stock or convertible debt may create downward pressure on the trading price of our common stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes. The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares.

OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION ALLOWS FOR OUR BOARD OF DIRECTORS TO CREATE NEW SERIES OF PREFERRED STOCK WITHOUT FURTHER APPROVAL BY OUR STOCKHOLDERS, WHICH COULD HAVE AN ANTI-TAKEOVER EFFECT AND COULD ADVERSELY AFFECT HOLDERS OF OUR COMMON STOCK.

Our authorized capital includes preferred stock issuable in one or more series. Our board of directors has the authority to issue preferred stock and determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting and dividend rights, of those shares without any further vote or action by stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of additional preferred stock, while providing desirable flexibility in connection with possible financings and acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the voting power of our outstanding voting securities, which could deprive our holders of common stock of a premium that they might otherwise realize in connection with a proposed acquisition of the Company.

TWO OF OUR STOCKHOLDERS OWN A SIGNIFICANT PERCENTAGE OF OUR STOCK AND WILL BE ABLE TO EXERT SIGNIFICANT CONTROL OVER MATTERS SUBJECT TO STOCKHOLDER APPROVAL.

Prior to this offering, assuming conversion of preferred stock, 57.77% of our outstanding common stock will be owned by Microphase Holding Company, LLC (“Microphase Holding”).

Microphase Holding is owned 50% by RCKJ Trust and 50% by the Ergul Family Limited Partnership. Decisions with respect to the voting and disposition of the Company shares owned by Microphase Holding are required to be made by a unanimous vote of the members. The beneficial owners for economic purposes of the Ergul Family Limited Partnership are Necdet Ergul, Eda Peterson, Berrin Snyder and Ergul Corporation. Ronald A. Durando, who was the Company’s chief operating officer until his resignation in January 2015 and who is currently employed by the Company as Strategic Advisor, assigned all his direct and indirect interests in the capital stock of the Company to the RCKJ Trust. Decisions with respect to the voting and disposition of such shares are made by the trustee, Dennis Durando, Ronald A. Durando’s brother.

Prior to this offering, assuming conversion of preferred stock, approximately 36.84% of our outstanding common stock will be owned by RCKJ Trust, including 50% of the amount owned by Microphase Holding, and approximately 25.33% of our outstanding common stock will be owned by Ergul Family Limited Partnership, including 50% of the amount owned by Microphase Holding.

These two stockholders may be able to substantially determine the outcome of all matters requiring stockholder approval. For example, these stockholders may be able to substantially control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders. The interests of these stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock.

After this offering, such entities will continue to own a significant percentage of our outstanding common stock.

THERE CAN BE NO ASSURANCES THAT OUR SHARES WILL BE LISTED ON THE NASDAQ CAPITAL MARKET AND, IF THEY ARE, OUR SHARES WILL BE SUBJECT TO POTENTIAL DELISTING IF WE DO NOT MEET OR CONTINUE TO MAINTAIN THE LISTING REQUIREMENTS OF THE NASDAQ CAPITAL MARKET.

We have applied to list the shares of our common stock on the NASDAQ Capital Market, or NASDAQ, prior to the effectiveness of the registration statement of which this prospectus forms a part. An approval of our listing application by NASDAQ will be subject to, among other things, our fulfilling all of the listing requirements of NASDAQ. In addition, NASDAQ has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to obtain or maintain our listing, or de-listing from NASDAQ, would make it more difficult for shareholders to dispose of our common stock and more difficult to obtain accurate price quotations on our common stock. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

THERE IS CURRENTLY NO PUBLIC MARKET FOR OUR COMMON STOCK. FAILURE TO DEVELOP OR MAINTAIN A TRADING MARKET COULD NEGATIVELY AFFECT ITS VALUE AND MAKE IT DIFFICULT OR IMPOSSIBLE FOR YOU TO SELL YOUR SHARES.

There is currently no public market for our common stock and an active public market for our common stock may not develop. Failure to develop or maintain an active trading market could make it difficult for you to sell your shares or recover any part of your investment in us. Even if a market for our common stock does develop, the market price of our common stock may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

IF AND WHEN A TRADING MARKET FOR OUR COMMON STOCK DEVELOPS, THE MARKET PRICE OF OUR COMMON STOCK IS STILL LIKELY TO BE HIGHLY VOLATILE AND SUBJECT TO WIDE FLUCTUATIONS, AND YOU MAY BE UNABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE AT WHICH YOU ACQUIRED THEM.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

•	variations in our revenue and operating expenses;
•	market conditions in our industry and the economy as a whole;
•	actual or expected changes in our growth rates or our competitors’ growth rates;
•	developments in the financial markets and worldwide or regional economies;
•	announcements of innovations or new products or services by us or our competitors;
•	announcements by the government relating to regulations that govern our industry;
•	sales of our common stock or other securities by us or in the open market; and
•	changes in the market valuations of other comparable companies.

The trading price of our shares might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our common stock. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

IN THE EVENT THAT OUR COMMON STOCK IS LISTED ON NASDAQ, OUR STOCK PRICE COULD FALL AND WE COULD BE DELISTED, IN WHICH CASE BROKER-DEALERS MAY BE DISCOURAGED FROM EFFECTING TRANSACTIONS IN SHARES OF OUR COMMON STOCK BECAUSE THEY MAY BE CONSIDERED PENNY STOCKS AND THUS BE SUBJECT TO THE PENNY STOCK RULES.

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). If our common stock is considered “penny stock,” the additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market. A U.S. broker-dealer selling “penny stock” to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

IF SECURITIES OR INDUSTRY ANALYSTS DO NOT PUBLISH OR CEASE PUBLISHING RESEARCH OR REPORTS ABOUT US, OUR BUSINESS OR OUR MARKET, OR IF THEY CHANGE THEIR RECOMMENDATIONS REGARDING OUR STOCK ADVERSELY, OUR STOCK PRICE AND TRADING VOLUME COULD DECLINE.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of the Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

RISKS RELATED TO THE OFFERING

INVESTORS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE.

The public offering price will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $     per share, based on the assumed public offering price of $     per share. Investors in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

WE HAVE BROAD DISCRETION IN THE USE OF THE NET PROCEEDS FROM THIS OFFERING AND MAY NOT USE THEM EFFECTIVELY.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” The failure by our management to apply these funds effectively could harm our business.

SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK FOLLOWING THIS OFFERING MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND THE ISSUANCE OF ADDITIONAL SHARES WILL DILUTE ALL OTHER STOCKHOLDERS.

Sales of a substantial number of shares of our common stock in the public market or otherwise following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock. After completion of this offering at an assumed offering price of $     per share, our existing stockholders will own approximately      % of our common stock assuming there is no exercise of the underwriters’ over-allotment option.

After completion of this offering at an assumed offering price of $     per share there will be      shares of our common stock outstanding. In addition, our certificate of incorporation, as amended, permits the issuance of up to approximately      additional shares of common stock after the completion of this offering. Thus, we have the ability to issue substantial amounts of common stock in the future, which would dilute the percentage ownership held by the investors who purchase shares of our common stock in this offering.

We and our officers, directors and certain stockholders have agreed, subject to customary exceptions, not to, without the prior written consent of Joseph Gunnar & Co., LLC, the representative of the underwriters, during the period ending 365 days from the date of this offering in the case of our directors and officers and 180 days from the date of this offering in the case of us and our stockholders who beneficially own more than 5% of our common stock, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of our common stock, enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing.

After the lock-up agreements with our principal stockholders pertaining to this offering expire 180 days from the date of this offering unless waived earlier by the representative, up to 2,951,507 of the shares that had been locked up will be eligible for future sale in the public market (does not include 791,734 shares issuable to our principal stockholders upon conversion of preferred stock or exercise of warrants; however, such shares would be covered under the lock-up agreements). After the lock-up agreements with our directors and officers pertaining to this offering expire 365 days from the date of this offering unless waived earlier by the managing underwriter, up to 604,318 of the shares (net of any shares also restricted by lock-up agreements with our principal stockholders) that had been locked up will be eligible for future sale in the public market (does not include 240,000 shares issuable to our directors and officers upon conversion of preferred stock or exercise of warrants or options, however such shares would be covered under the lock-up agreements). After the lock-up agreements with certain additional stockholders expire 90 days from the date of this offering unless waived earlier by the representative, up 150,000 of the shares that had been locked up will be eligible for future sale in the public market (does not include 125,000 shares issuable to such stockholders upon exercise of warrants; however, such shares would be covered under the lock-up agreements). Sales of a significant number of these shares of common stock in the public market could reduce the market price of the common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “could,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Additional examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

•	changes in the market acceptance of our products;
•	increased levels of competition;
•	changes in political, economic or regulatory conditions generally and in the markets in which we operate;
•	our relationships with our key customers;
•	adverse conditions in the industries in which our customers operate;
•	our ability to retain and attract senior management and other key employees;
•	our ability to quickly and effectively respond to new technological developments;
•	our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on our proprietary rights; and
•	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock in the offering at an assumed offering price of $     per share of common stock will be approximately $     million, after deducting the underwriting discounts and commissions and estimated offering expenses, or $     million if the underwriters exercise their over-allotment option in full.

We currently intend to use the net proceeds received from this offering to:

•	complete the payments for the acquisition of the T&M product line in the approximate amount of $2.0 million;
•	fund the roll out of the initial T&M products, including for inventory, advertising and trade show expenses, in the approximate amount of $950,000;
•	continue subsequent product development of additional companion T&M products, including expenses for intellectual property filings, in the approximate amount of $750,000;
•	repay bridge financing obligations in the approximate amount of $1.0 million;
•	fund potential strategic joint ventures and/or acquisitions; and
•	the balance for working capital and for other general corporate purposes.

The amount and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities and the amount of cash generated or used by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion and flexibility in the application of the net proceeds. Pending these uses, the proceeds will be invested in short-term bank deposits.

DIVIDEND POLICY

To date, we have not paid any cash dividends on our common or preferred stock and do not anticipate paying any such dividends in the foreseeable future. The declaration and payment of dividends on our common stock is at the discretion of our board of directors and will depend on, among other things, our operating results, financial condition, capital requirements, contractual restrictions or such other factors as our board of directors may deem relevant. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2016. Such information is set forth on the following basis:

•	on an actual basis;
•	a pro forma basis to give effect to the conversion of all shares of our Series A Convertible Preferred Stock; and
•	a pro forma as adjusted basis to give additional effect to the sale by us of shares of common stock in this offering at an assumed public offering price of $ per share after deducting underwriting discounts and commissions and estimated offering expenses.

The pro forma as adjusted information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of June 30, 2016
	Actual	Pro forma(1)(2)	Pro Forma as Adjusted(1)(2)(3)
Cash and cash equivalents	$81,224	$81,224	$
Total indebtedness	6,136,592	6,136,592
Stockholders’ equity (deficit):	(602,207)	(602,207)
Series A Convertible Preferred Stock, $100 par value; 200,000 shares authorized; 15,382 shares issued and outstanding actual, 0 shares issued and outstanding pro forma and pro forma as adjusted	1,538,200	—		—
Common Stock, no par value; 100,000,000 shares of common stock authorized (assuming completion of Delaware re-incorporation); 6,200,789 shares issued and outstanding actual, 7,226,256 shares issued and outstanding pro forma, shares issued and outstanding pro forma as adjusted	9,367,133	10,905,333
Additional paid-in capital	2,432,111	2,432,111
Accumulated deficit	(13,939,651)	(13,939,651)
Accumulated other comprehensive loss	0	0
Total stockholders’ equity (deficit)	(602,207)	(602,207)
Total capitalization	$2,173,207	$2,173,207

(1)	Assumes the conversion of 15,382 preferred shares into 1,025,467 shares of common stock at $1.50.
(2)	Excludes (i) 75,000 shares of our common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.00 per share as of June 30, 2016 (ii) 125,000 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.50 per share as of June 30, 2016 (iii) shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering, (iv) shares of common stock issuable upon the exercise of the underwriters’ over-allotment option (v) 10,000 and 55,000 shares reserved as of June 30, 2016 for issuance for services for two officers (vi) shares issuable as of June 30, 2016 upon the conversion of certain related party liabilities which include $395,007 of loans from related parties and $80,000 of unpaid compensation which are convertible into 263,338 and 53,334 shares of the Company’s common stock at $1.50, respectively, until such time the Company’s common stock begins trading, and (vii) as of September 30, 2016, cumulative undeclared dividends on preferred stock were $267,051. The dividends, if declared, are convertible into 178,034 common shares stock also at $1.50, until such time the Company’s common stock begins trading.
(3)	A $1.00 increase or decrease in the assumed public offering price per share would increase or decrease our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

DILUTION

If you invest in our shares of common stock, you will experience immediate and substantial dilution to the extent of the difference between the initial public offering price of our shares of common stock and the pro forma as adjusted net tangible book value (deficit) per share of our shares of common stock immediately after the offering.

Our historical net tangible book value (deficit) per share is determined by dividing our total tangible assets, less total liabilities, by the actual number of outstanding shares of common stock. The historical net tangible book deficit of our shares of common stock as of June 30, 2016, was ($3,354,020), or ($0.54) per ordinary share. The pro forma net tangible book value of our shares of common stock as of June 30, 2016 was $(3,354,020) or $(0.46) per ordinary share. Pro forma net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding shares of common stock, after giving effect to the pro forma adjustments referenced under “Capitalization.”

The pro forma as adjusted net tangible book value (deficit) of our shares of common stock as of June 30, 2016, was $    , or $     per share. The pro forma as adjusted net tangible book value (deficit) gives effect to the sale of shares of common stock in this offering at the initial public offering price of $     per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The difference between the initial public offering price and the pro forma as adjusted net tangible book value (deficit) per share represents an immediate dilution of $     per share to new investors purchasing shares of common stock in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share before this offering, as of June 30, 2016	$
Increase in pro forma net tangible book value per share attributable to new investors in this offering
Pro forma net tangible book value per share after offering
Dilution in pro forma tangible book value per share to new investors		$

A $1.00 increase (decrease) in the assumed initial public offering price of $     per ordinary share would increase (decrease) our pro forma net tangible book value per share by $     and the dilution per ordinary share to new investors by $     , assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions.

If the underwriters’ over-allotment option to purchase additional shares from us is exercised in full, and based on the initial public offering price of $     per share, the pro forma as adjusted net tangible book value (deficit) per share after this offering would be approximately $     per share, the increase in the pro forma net tangible book value (deficit) per share attributable to new investors would be approximately $     per share and the dilution to new investors purchasing shares in this offering would be approximately $     per share.

The table below summarizes as of June 30, 2016, on the pro forma as adjusted basis described above, the number of shares of common stock we issued and sold, the total consideration we received and the average price per share (1) paid by our existing shareholders and (2) to be paid by new investors purchasing our shares of common stock in this offering at the initial public offering price of $     per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders		%	$	%	$
New investors		%
Total		100%	$	100%	$

The number of shares of common stock outstanding immediately after this offering is based on      shares of common stock, on an as converted basis, giving effect to the pro forma transactions described in “Capitalization.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements reflecting our management’s current expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of events may differ materially from those described in or implied by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this prospectus, particularly on page 9 entitled “Risk Factors”.

RESULTS OF OPERATIONS

OVERVIEW

Microphase Corporation designs and manufactures custom RF (radio frequency) and microwave products from DC to 40 GHz. Our products include components, subsystems and multi-function assemblies for the military and commercial markets. The Company has been in business for over 60 years and is one of the oldest microwave products companies in the industry.

The Company’s RF and microwave products enable the transmission, reception and processing of high frequency signals in defense electronics, homeland security systems and telecommunication networks. Our RF products are typically used in high frequency applications and include filters, switch filters, diplexers, multiplexers, detectors, detector logarithmic video amplifiers (DLVA) and multi-function assemblies. The end products in which the Company’s products are used include fighter planes, missiles, submarines, ships, drones, and IED jammers. The Company’s customers include Lockheed Martin, Raytheon, Saab, Rockwell Collins, L3 Communications and Northrup Grumman. Sales to the military markets comprised 100% of sales for 2015 and 2016.

Many years of deficit spending have caused U.S. Government budgets to come under significant pressure in recent years. In particular, the Budget Control Act of 2011 resulted in automatic spending reductions known as sequestration, through budget caps for both defense and non-defense spending. According to usgovernmentspending.com spending on Military Defense has gone from $693.5 billion in the government fiscal year 2010 (ending September 30) to $705.6 billion in 2011, $677.9 billion in 2012, $633.4 billion in 2013, $603.5 in 2014, $597.5 in 2015 and $604.5 in 2016. This decrease has had a significant negative impact on Microphase’s customers, with a resultant negative impact on Microphase’s results during and prior to the past three fiscal years.

The Company is responding to the decrease in the defense budget by pursuing the acquisition of companies and product lines which are similar and/or related to the Company’s existing product lines and which may provide the Company with opportunities to expand beyond military markets. On March 27, 2013, the Company acquired the assets of a DLVA manufacturing business in Folsom, California from Microsemi Corp. pursuant to a purchase agreement (the “Microsemi Agreement”) for a purchase price comprised of $100,000 in cash plus a $650,000 note, which was paid in full prior to its maturity in December 2014 (the “Microsemi Transaction”). The assets acquired pursuant to the Microsemi Transaction were operated as a division and referred to as “Microphase West,” until such operations were moved to Shelton, Connecticut in July 2016.

On January 21, 2016, Microphase Instruments LLC, a wholly-owned subsidiary of the Company, entered into a purchase agreement with Dynamac, Inc. (“Dynamac”), pursuant to which the Company acquired from Dynamac a suite of proprietary RF and microwave test and measurement products, together with certain corresponding intellectual property (“the Test and Measurement Business”), for an aggregate purchase price of $2,500,000. We believe the products and intellectual product acquired through these acquisitions will enable us to grow sales revenue in accordance with our growth strategy

TWELVE MONTHS ENDED JUNE 30, 2016 VS. JUNE 30, 2015

Revenues.  Total revenues for the year ended June 30, 2016 were $9,121,307, up from $8,176,352, in 2015, an increase of 12%. The revenue increase was due primarily to an increase in sales to domestic customers.

Cost of Sales.  Cost of sales increased $736,732 for the year ended June 30, 2016 from $4,557,285 in 2015 to $5,294,017, an increase of 16%. This increase in cost of sales is in line with the increase in revenues. The gross profit margin for 2015 was 44% and for 2016 was 42%. This margin decrease reflects a slightly less profitable mix of products shipped.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses were $3,413,733 for the year ended June 30, 2016 compared to $3,678,133 for the year ended June 30, 2015, a decrease of $264,400, or 7%. SG&A expenses in 2016 included $615,400 of non-cash charges relating to stock-based compensation and consulting fees paid by the issuance of common stock compared to similar compensation and consulting fees of $790,000 paid 2015, a decrease of $174,600. 2016 SG&A expenses were less than 2015 SG&A expenses because 2015 SG&A expenses also included $108,000 related to the Company’s moving its operations from Norwalk to Shelton and increased compensation expenses for two new senior executives and incentive compensation for key employees and consultants.

Engineering and Research Expenses.  Engineering and research expenses were $979,461 in 2016 compared to $943,084 in 2015, an increase of 4%. Engineering and research expenses slightly increased for fiscal 2016 due to continued engineering and research expenses applicable to the acquisition of the product line from Microsemi Corp.

Other Income (Loss).  Non-operating loss was ($28,250) in 2016, down from $19,023 in 2015, a decrease of $47,273. This decrease was due to the termination in 2016 of vehicle lease revenue from a related party and an additional $25,000 accrued expense in moving Folsom CA operations to our Shelton, CT facility.

Interest (Expense and Credit costs) net.  Interest expense and credit costs were $331,735 in 2016, up from $264,015 in 2015, an increase of 26%. The higher interest costs in 2016 versus 2015 reflect the higher debt levels in 2016.

Net Income (Loss).  Microphase recorded a net loss of ($1,084,431) for the year ended June 30, 2016 as compared to a net loss of ($1,478,308) for 2015, a decrease of $393,877. The decrease in net loss in 2016 was due to improved revenues for 2016 as compared to 2015, as well as reduced non-cash charges from $1,093,866 in 2015 to $722,774 in 2016, which included $615,400 in stock-based compensation and $107,375 for losses on debt settlements in our current fiscal 2016 compared to $870,000 and $223,866 in fiscal 2015.

This represents a loss per share of $(0.20) in 2016 as compared to loss per common share of $(0.51) in 2015, based upon weighted average common shares outstanding during the periods ending June 30, 2015 and June 30, 2016 of 4,233,158 and 5,337,519 respectively.

LIQUIDITY AND CAPITAL RESOURCES

Through the fiscal year ended June 30, 2016, the Company reported a net loss of ($1,084,431) and had cash and cash equivalents of $81,224. At June 30, 2016 Microphase had a working capital deficit of $2,301,573 as compared to a working capital deficit of $1,468,082 as of June 30, 2015, an increase of $833,491 in the deficit. The primary sources of the increase in the working capital deficit in fiscal 2016 compared to fiscal 2015 was a result from our cash investment in the acquisition from Dynamac, which in turn contributed to an increase in the balance of Gerber financing, plus from the Note Payable commitment on the acquisition increased the current portion of debt obligations. Our financial condition raises substantial doubt that we will be able to continue as a “going concern”, and our independent auditors included an explanatory paragraph regarding this uncertainty in their report on our financial statements as of June 30, 2016. As of June 30, 2016, we had an accumulated deficit of $13,939,651 compared to $12,855,220 as of June 30, 2015.

Cash used in operating activities was $156,112 during the twelve months ended June 30, 2016 and $87,125 for 2015.

During the 2016 fiscal year the cash used in operating activities consisted principally of the net loss of $1,084,431, reduced by non-cash expenses for depreciation and amortization of $97,893, stock-based compensation and debt settlement fees aggregating $722,775; and changes in assets and liabilities of an increase in accounts receivable of $211,261, an increase in other current assets of $24,836, an increase of $5,250 in amounts due to/from affiliates account balances, reduced by an increase in trade payables of

131,416, and an increase of $38,592 in other accrued expenses. Cash used in operating activities was decreased by a decrease in inventory of $19,999, by increases in customer deposits of $117,800 and $81,189 in the deferred long term rent liability.

During the 2015 fiscal year the cash used in operating activities consisted principally of the net loss of $1,478,308 reduced by depreciation and amortization of $89,977, by stock based compensation and fees of 1,093,866, by a decrease in accounts receivable of $21,979, by a decrease in other current assets of $105,927, by an increase in accrued payroll liabilities of $50,000, by an increase in other accrued expenses of $270,731 and by an increase in accrued interest on related party loans of $21,083. Cash used in operating activities was decreased by a gain on sale of property of $11,010, by an increase in inventory of $94,333, by a decrease in customer deposits of $113,910 and by an increase in security deposits of $43,479.

The terms and conditions of the purchase agreement with Dynamac require semi-annual payments due in August 2016 and 2017 and February 2017 and 2018 of $550,000, which the Company imputed interest at 7%, its most favorable credit line rate, and as such is valued at $2,020,425. The payment owed to Dynamac in August 2016 has a grace period until October 22, 2016. The Company intends to make such payment on or before October 22, 2016 with proceeds from private equity and/or debts bridge financings.

The amounts owed by the Company pursuant to the related party notes are three months in arrears.

THE COMPANY HAS MATERIAL DEBT SERVICE COMMITMENTS AT JUNE 30, 2016 SUMMARIZED AS FOLLOWS:

	RELATED PARTY LOANS	OTHER TERMED DEBT	EQUITY LINES OF CREDIT	ACQUISITION NOTES	TOTAL
EFFECTIVE INTEREST RATE FISCAL YEAR ENDED JUNE 30, 2016	4.1%	5.5%	3.3%	7.0%
Fiscal Years:
2017	$137,150	$13,714	$38,132	$975,345	$1,164,341
2018	118,645	14,410	39,363	1,045,080	1,217,498
2019	104,112	12,565	241,798	—	358,475
2020	35,100	—	—	—	35,100
Total	$395,007	$40,689	$319,293	$2,020,425	$2,775,414

The Company has financed its operations in recent years primarily through a debt facility with a financial firm, from loans from officers and related parties, and since April of 2013, from the private placement of common stock to accredited investors. The Company has also financed its operations utilizing capital stock conversions to settle debts, primarily with related parties.

The Company entered into a revolving credit facility with Gerber Finance, Inc. (“Gerber”) in 2012 with a maximum for this line of $1,500,000. The maximum line was reduced to $1,150,000 in connection with the sale of the headquarters building in November 2013. As of June 30, 2016, this line has a limit of $1,400,000 and the interest is currently at the rate of 7.25%. The outstanding balance as of June 30, 2016 was $1,474,129, compared to an outstanding balance of $1,013,406 as of June 30, 2015. This excess utilization was corrected in July 2016. Under this Revolving Credit Facility, the Company receives funds based on a borrowing base which consists of various percentages of certain assets. The effective interest rate for 2016 was 11.54% and for 2015 was 15.29%, including the annual facility fee of 1.75% plus monthly collateral monitoring fees of $1,500 and other fees. During the 2016 fiscal year our higher credit balances incurred higher interest costs. Although the Company is currently non-compliant with regard to certain covenants under this Revolving Facility, no defaults have been declared, and such non-compliance has not triggered any cross-defaults under any other debt instruments.

During the fiscal year ended June 30, 2016, the Company completed a private placement of its common stock to an accredited investor pursuant to Rule 504 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. The Company issued 125,000 shares of its common stock at $2.00 per share together with a five year warrant to purchase up to 125,000 additional shares of our common stock at $2.50 to the investor and 25,000 shares to the placement agent, and received net proceeds of $225,000 after deducting $25,000 of cash costs, which was used for working capital.

During the 12 month period ended June 30, 2015 the Company completed transactions in private placements of its common stock to accredited investors pursuant to Rule 504 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. The Company issued 311,782 shares of its common stock at $2.00 per share, including 68,782 shares to finders and received net proceeds of $447,050, after deducting $31,450 of cash costs, which was used for working capital. The Company also paid the remaining $360,000 on its acquisition note with Microsemi Corp. in full and invested $200,000 in a securities purchase agreement with AmpliTech Group Inc. of Bohemia, N.Y.

Preferred stock dividend

Effective December 31, 2014 the Board of Directors approved and declared payable all cumulative dividends in arrears for preferred shares of Microphase outstanding at September 30, 2014, under the original terms for preferred shares commencing with preferred shares issued since March 31, 2010. The Board also authorized the conversion of the liability for the preferred dividend payable into common shares at $1.50 consistent with the conversion rate for debt conversions approved by shareholders at a special meeting of the Company’s shareholders held on October 4, 2014, resulting in the issuance of 329,825 shares of the Company’s common stock as payment of $494,735 and a loss on the settlement of $164,954, totaling $659,689.

Capital stock conversions

During the fiscal year ended June 30, 2016, the Company’s president converted $252,815 of unpaid compensation into 168,550 shares of Common Stock resulting in a loss on the settlement of liabilities of $84,271. The President also converted $69,310 of related party loans, including $39,366 of accrued interest, into 46,200 shares of Common Stock resulting in a loss on the settlement of liabilities of $23,103. In total the Company settled $322,125 of related liabilities and recorded a $107,375 loss on the settlement of liabilities with related parties for a total of 214,750 shares of Common Stock valued at $429,500.

During the fiscal year ended June 30, 2015, an officer and a former employee converted $150,000 and $170,000, respectively, or a total of $320,000 of related party loans into 213,333 shares of the Company’s common stock. Another officer converted $180,000 of related party loans into 1,800 shares of the Company’s preferred stock. Two officers each converted $80,000, or a total of $160,000 of unpaid compensation into a total of 1,600 shares of the Company’s preferred stock. A strategic vendor converted $15,000 of accounts payable into 10,000 shares of the Company’s common stock.

CURRENT STATUS AND MANAGEMENT’S PLAN OF OPERATIONS

The Company has been seeking to diversify its market focus beyond its core products. By utilizing our current capabilities together with positioning ourselves through targeted acquisitions, strategic alliances and product partnering we believe we can augment our current product offerings enabling us to continue to introduce a mix of new military and commercial products for the wireless telecom, autonomous auto, test & measurements, and medical instrumentation markets. This strategy should enable Microphase to broaden its customer base and reduce risk by spreading its revenue base across multiple market sectors. Targeted strategic acquisitions should increase our market share and the technology value of our product lines as well as broaden our product offering and diversify our customer base.

The Company expects to improve current operations relating to our core products and funding the launch of our new subsidiary, Microphase Instruments, LLC, which will include finalizing the development of the initial test and measurement product line, and in turn manufacturing and marketing our new portfolio of test products. We finalized our transaction agreement with Dynamac on January 21, 2016 whereby we acquired a proprietary line of low cost RF/Microwave and Millimeter-wave calibrated test probes and related universal test platforms together with certain corresponding intellectual property (the Test and Measurement Business”). We have continued to improve operations relating to our core products, which has resulted in increased sales volume and positive cash from operations in the first two quarters of fiscal 2016. We may need to issue shares of the Company’s common stock to provide capital to support the Test and Measurement Business and additional strategic alliances, including Microfilter, until such time as they become cash flow positive, and to engage in additional product partnering and targeted acquisitions which the Company believes it can integrate efficiently. Having integrated the Microphase West business, we plan to develop and work on additional strategic opportunities.

CRITICAL ACCOUNTING POLICIES, ESTIMATES AND ASSUMPTIONS

The SEC defines critical accounting policies as those that are, in management’s view, most important to the portrayal of our financial condition and results of operations and those that require significant judgments and estimates.

The discussion and analysis of our financial condition and results of operations is based upon our financial statements that have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of inventory, income taxes and contingencies. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of the Company’s accounts receivable. It is possible that the Company’s estimate of the allowance for doubtful accounts will change in the future.

Depreciation and Amortization

Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally, accelerated depreciation methods) for tax purposes where appropriate. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

Income Taxes

The Company accounts for income taxes under the provisions of Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 740 “Income Tax”. ASC 740 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and tax bases of certain assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has adopted the provisions of FASB ASC 740-10-05 “Accounting for Uncertainty in Income Taxes”. The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Inventory Obsolescence

Inventory quantities and related values are analyzed at the end of each fiscal quarter to determine those items that are slow moving or obsolete. An inventory reserve is recorded for those items determined to be slow moving with a corresponding charge to cost of goods sold. Inventory items that are determined obsolete are written off currently with a corresponding charge to cost of goods sold.

Revenue Recognition

Revenues and costs of revenues are recognized during the period in which the products are shipped. The Company applies the provisions of FASB ASC 605-10, Revenue Recognition in Financial Statements ASC 605-10, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. ASC 605-10 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue for sale of products when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable, and (iv) the collectability is reasonably assured.

The Company’s sources of revenue are from the sale of various component amplifiers and filters. Revenue is recognized upon shipment of such products, FOB shipping point. The Company offers a 100% satisfaction guarantee against defects for 90 days after the sale of their product except for a few circumstances. There are no maintenance or service contracts related to any product sale.

OFF BALANCE SHEET TRANSACTIONS

As of July 25, 2016, we did not have any off-balance sheet arrangements.

BUSINESS

Overview

We design, manufacture and sell microwave electronics components for radar, electronic warfare (“EW”) and communication systems. Such components include radio frequency (“RF”) and microwave filters, diplexers, multiplexers, detectors, switch filters, integrated assemblies and detector logarithmic video amplifiers (“DLVA”). We and our predecessors have been engaged in this business for over 50 years. Our customers are comprised of the U.S. military and allied militaries, and contractors to the U.S. military including prime contractors and sub-contractors. Our recent technology innovations are used in many significant U.S. Government defense programs, including the Polaris submarine, the F-16 aircraft, the F-35 aircraft and the Predator Drone. Other notable programs in which the Company’s products were used include the Atlas Missile, Vanguard Missile, Polaris Missile System (recipient of citation from Bureau of Naval Weapons), SHRIKE Missile, ARM Missile, Patriot Missile System, THAAD (Terminal High Altitude Area Defense), the Samos, Tiros, and Currier Space Probes, the B-1 Bomber, the F-1, EA6B, F-14, F-18, and the Gripen fighter.

Received reflected radar signals are usually weak and require complex components and devices for detection, filtering, conditioning, and amplification. Our sophisticated and proprietary technologies enable the ultra-sensitive detection and high precision video amplification that are necessary in order to accurately recover the signals and facilitate use of the information received.

Our advanced technology products include:

•	filters that sort and clarify microwave signals, including multiplexers that are a series of filters combined in a single package;
•	solid state amplifiers that amplify microwave signals;
•	detectors and limiters that are semiconductor devices for detection of radar signals and protection of receivers from damage from high power signals and jamming;
•	detector log video amplifiers that are fully integrated, ruggedized, “mil-spec” signal detection systems; and
•	integrated assemblies that combine multiple functions from a range of components and devices, including transmitters, receivers, filters, amplifiers, detectors, and other functionality into single, efficient, high performance, multifunction assemblies.

Our first diplexer was designed for Lockheed Martin in 1955, and our award-winning multiplexer technology was used on the first Telstar satellite in 1958. Our recent technology innovations are used in significant U.S. Government defense programs, including the Polaris Submarine, the F-16, the F-35 aircraft and the Predator Drone.

RF/Microwave Industry

The RF/Microwave industry is vast, comprising a wide range of diverse technologies that range from tiny components to large integrated systems. The growing scope of applications for RF/Microwave products is nearly as broad as the number of technologies themselves. RF/Microwave products support a variety of market segments, including: defense and aerospace; mobile wireless infrastructure networks; multimedia devices; household appliances such as microwave ovens, set top boxes and entertainment systems; public safety/homeland security communications; broadcast systems; automotive sensors; and other markets. These markets have traditionally presented a wide range of opportunities and diverse customers for Microphase’s RF/Microwave products.

We have a long history of supplying high power, high frequency, RF and microwave products, including filters, log video amplifiers, detectors and integrated assemblies, to prime contractors that in turn supply government military customers. These prime contractors include Lockheed Martin, BAE, Raytheon and Saab. Our products have been used in numerous programs dating back to 1955, when Microphase introduced its first diplexer to Lockheed Martin. Continuing this innovation, Microphase designed a seven channel multiplexer, now housed in the Smithsonian Institute of Technology, which was onboard the first US piloted space flight, the Mercury Freedom 7 Capsule, on May 5, 1961. Other notable programs in which the Company’s products were used include the Atlas Missile, Vanguard Missile, Polaris Missile System (recipient of citation from Bureau of Naval Weapons), SHRIKE Missile, ARM Missile, Patriot Missile System, THAAD (Terminal High Altitude Area Defense), the Samos, Tiros, and Currier Space Probes, the B-1 Bomber, the F-1, EA6B, F-14, F-16, F-18, Gripen fighter, and the F35 joint strike fighter, and more recently the F-16 drone programs, including the Predator, the Reaper and the Shadow.

As a customer-driven global provider of RF/Microwave components, devices, and integrated assemblies, we plan to expand market penetration in emerging technology markets, including fifth generation (5G) wireless mobile communications, commercial drone systems, and the Internet of Things (“IoT”), which provides for advanced interconnection of devices, systems, and services within the existing Internet infrastructure and is expected to rely heavily on wireless links to enable automation in nearly all fields from residential to commercial, healthcare and industrial markets.

Our existing RF/Microwave product families are as follows:

Detector Log Video Amplifiers:  Microphase DLVA products are complex subsystem modules that are used primarily to generate video output signals in advanced early warning radar and control systems. They detect and process, with high precision and accuracy, incoming signals having varying power levels in highly electromagnetic dense and noisy environments.

Detectors and Limiters:  These products are used in the receivers of radio and satellite communications, GPS, radar, and electronic countermeasure systems for detection of very low level signals while at the same time protecting high sensitivity receivers from high power interference and jamming sources.

Filters:  Microphase’s filter portfolio offers a complete line of bandpass, bandstop, lowpass, and highpass filter products for both transmitter and receiver applications. Microphase filters are used in a wide range of communications, broadcast, radar, and satellite systems and the like to provide channel selectivity and to eliminate or mitigate noise, interference and spurious emissions.

Switched Filter Banks:  A switched filter assembly typically consists of a bank of filters and a controlled high speed switch matrix. Each filter within the filter bank covers a specific frequency band. The filters are selected and switched in nanoseconds by a digital control signal. Microphase offers switched filter assemblies consisting of up to 16 filters or channels for use in EW, military and aerospace, and communications systems.

Duplexers and Multiplexers:  Our duplexers consist of two filters which provide a high degree of isolation between transmitted and received signals enabling them to operate safely and reliably via a single common antenna. Microphase multiplexers consist of multiple filters designed and arranged in such a way to provide contiguous and non-contiguous channels. Microphase designs and manufactures multiplexers with up to 16 channels using various advanced filter technologies to meet customer-specific requirements.

Amplifier Solutions:  Microphase offers a family of custom designed and manufactured amplifiers covering a frequency range up to 18 GHz providing linear amplification of signals for both transmitter and receiver applications for a wide range of military and commercial communications, radar, EW and ECM systems.

Multifunction Assemblies and Integrated Subsystems:  Many Microphase products are leveraged, used, and integrated along with other functionality and technologies in the design, development, and manufacture of higher level functionality in smaller and more compact multi-function assemblies offering solutions with substantially reduced risk and complexity when compared to discrete architectures.

Growth Strategy

While our core market historically has been the military electronics defense industry, we intend to leverage our high-frequency RF and microwave expertise to expand into high growth sectors of the wireless and RF microwave industries where we believe that we can command significant leadership. Our strategic plan for future growth is to develop and/or acquire proprietary technologies and solutions that will surpass existing solutions and products in the areas of cost, size, weight, reliability and performance, have general appeal to the end user markets worldwide, and enable the Company to command significant market leadership.

The Company is working to develop innovative solutions which are expected to drive our strategic roadmap for long-term growth and profitability. Discussions are underway for collaboration and joint development with certain potential strategic partners as we aggressively pursue access to niche products and solutions with first-to-market opportunities in these high growth market segments.

This strategy could enable Microphase to broaden its customer base and reduce risk by spreading its revenue base across multiple market sectors. Targeted acquisitions, if completed successfully, could increase our market share and the technology value of our product lines as well as broaden our product offerings and diversify our customer base. As a result, we believe that, we are well positioned to capitalize on growth opportunities in the following three key market segments:

•	test and measurements,
•	electronic filters, and
•	high power amplifiers.

Test and Measurements

We believe that there are significant potential opportunities in the RF/Microwave Test and Measurement industry for low-cost high frequency test solutions. We plan to use our core competencies, technologies, and resources to develop, manufacture, and market a unique portfolio of the industry’s first low-cost RF/Microwave and Millimeter-wave test and measurement products as alternative commercial products to conventional expensive custom test solutions.

On January 21, 2016, the Company entered the T&M industry by closing on a purchase agreement with Dynamac, Inc. (“Dynamac”), pursuant to which the Company acquired certain assets in a line of proprietary RF and microwave test and measurement products, as well as related intellectual property (the “Dynamac Transaction”). These test and measurement products are designed to test active and passive electronic components, devices and board level systems. The product line includes a unique portfolio of test and measurement products that we expect could reduce the test and measurement time for developers of electronic products from days or weeks to minutes.

According to the U.S. Department of Labor and Frost and Sullivan, the global RF/microwave test and measurement industry is estimated to reach $4.2 billion in 2016, growing at a compound annual rate of 7% as the increasing complexity of products translates into growth opportunities for RF/microwave test and measurement vendors. Key factors include the growth in wireless and mobile devices, constantly changing wireless standards, and a focus on Multiple Input Multiple Output (“MIMO”) technology using multiple antennas to make use of reflected signals to provide gains in channel quality and improved clarity. As standards continue to evolve and emerge, there is expected to be a greater demand for state of the art vector network and spectrum analyzers and related accessories.

The RF/Microwave test and measurement industry is dominated by five major global test equipment manufacturers, including Keysight Technologies (formerly Agilent Technologies), Anritsu, Rohde & Schwarz, Tektronix (a division of Danaher), and National Instruments. These manufacturers offer a range of vector network and spectrum analyzers which are key electronic test and measurement instruments for test and performance characterization of RF and microwave components, devices, and circuits. In addition to these five major test equipment manufacturers, there are several small manufacturers that offer a wide range of test and measurement tools and accessories, many of which are designed and intended to work and/or interface with test instruments manufactured by these five major manufacturers. Our T&M products include tools and solutions that are intended to interface directly with customers’ test instruments purchased from all the five major test equipment manufacturers, as well as to operate independently of these test instruments and, in some cases, compete with these test instruments.

Our T&M product portfolio is currently at a transition point. The first group of our T&M products consists of fully tested engineering prototypes, including a complete suite of calibrated impedance probes covering frequency range from DC to 14 GHz and various universal test platforms and test fixtures for use with our calibrated impedance probes. Minor design changes are still anticipated to standardize various parts to streamline manufacturing processes and to reduce unit cost for various products for volume production of this first group. We expect to begin production of these products in the third quarter of 2017. We expect to go to market to a new customer base using a combination of manufacturer’s representatives, distributors and direct sales. The second group of products, intended for our follow-on product offerings, include (i) measurement probe systems which are based on system integration concepts and are currently in the development phase to produce fully functional measurement probe system prototypes by the end of the fourth quarter of 2018 and (ii) ultra-miniature calibrated impedance probes that will extend the frequency range and measurement capabilities of our test and measurement product line to 70 GHz covering applications for the emerging 5G cellular and automotive markets. The Company plans to file 30 new patent applications in addition to the two patents that were issued in 2011 acquired by the Company in the Dynamac Transaction. One of the issued patents is for a universal test fixture for testing and characterization of high power RF and microwave transistors and diodes and the second is for a calibrated passive impedance probe for impedance and performance measurement of RF microwave components, devices and circuits.

Electronic Filters

An electronic filter provides a fundamental and necessary function in a communication system or device by allowing a band of desired frequencies to pass and attenuating all others. In doing so, the electronic filter eliminates interference and noise to allow communications to take place reliably. Virtually all communications systems, equipment, and devices use electronic filters in one or more places within their network architectures. Electronic filters are vital to the performance and operation of modern commercial, wireless, military and aerospace communications and electronic systems and devices. Electronic filters, which are also widely known as RF & Microwave filters, are designed to operate at radio, microwave, and millimeter-wave frequencies and are also used as building blocks for construction of duplexers, triplexers, quadplexers and the like, allowing two or more receivers and/or transmitters to simultaneously operate using a common single antenna.

Microphase has been developing and manufacturing high value, low volume electronic filters for the aerospace and defense market for over 50 years. Recently, the Company has been collaborating with another company to develop a line of filters based on an innovative new technology being jointly developed. This arrangement is expected to be structured as a joint venture, with such new technology to be owned by the joint venture company. These filters will be designed to be a fraction of the size of current filters, and also be a fraction of the cost. The target markets are defense and aerospace, wireless infrastructure, cellular handsets and other markets. Target customers include existing defense and aerospace customers and new commercial customers. The estimated target market size for the filters is expected to be $3.2 billion in 2016.

High Power Amplifiers

Microphase has been developing low power amplifiers for over 50 years and recently has been working with another company towards developing a new series of high power amplifiers based on a new technology developed by such other company. This arrangement is expected to be structured as a joint venture, with such new technology to be owned by such joint venture company. The joint venture partner has developed two patents and, as proposed, would contribute this intellectual property to the joint venture company and Microphase would commercialize the prototypes and take to market, as well as finishing development, marketing, manufacturing and selling the new amplifier product line. The new technology has been designed to generate multi-kilowatt RF/microwave power and operate at the safety of low DC voltage. It will be designed to be powerful, efficient, light-weight, compact, reliable, tunable, and easily serviceable with low manufacturing cost. The dollar per watt cost is competitive with magnetrons, the lowest price and least reliable source of RF power. The new amplifier will be used in RF/microwave amplifier systems for a wide range of military, commercial and industrial applications. The target market for the high power amplifiers is expected to be $1.7 billion in 2016.

Principal Customers; Government Contracts

Virtually all of our revenue in 2013, 2014, 2015 and 2016 was derived from sales to major defense contractors of advanced weapons systems to U.S. Government customers, including the DoD and intelligence and civilian agencies, as well as foreign military sales funded through the U.S. Government. Our U.S. Government sales are predominantly derived from contracts with prime military contractors to the U.S. Government for the manufacture of products to specification.

For U.S. Government fixed-price contracts, we agree to perform a specific scope of work for a fixed price and, as a result, may benefit from cost savings and may carry the burden of cost overruns. U.S. Government contracts are terminable at the convenience of the U.S. Government, as well as for default based on performance. Companies supplying goods and services to the U.S. Government are dependent on Congressional appropriations and administrative allotment of funds and may be affected by changes in U.S. Government policies resulting from various military, political, economic and international developments. Long-term U.S. Government contracts and related orders are subject to cancellation if appropriations for subsequent performance periods become unavailable. Under contracts terminable at the convenience of the U.S. Government, a contractor is entitled to receive payments for its allowable costs and, in general, the proportionate share of fees or earnings for the work done. Contracts that are terminable for default generally provide that the U.S. Government pays only for the work it has accepted and may require the contractor to pay for the incremental cost of re-procurement and may hold the contractor liable for damages. In many cases, there is also uncertainty relating to the complexity of designs, necessity for design improvements and difficulty in forecasting costs and schedules when bidding on developmental and highly sophisticated technical work. Under many U.S. Government contracts, we are required to maintain facility and personnel security clearances complying with DoD and other Federal agency requirements.

Competition

We operate in highly competitive markets that are sensitive to technological advances. Many of our competitors in each of our markets are larger than we are and maintain higher levels of expenditures for research and development. In each of our markets, we concentrate on the opportunities that our management believes are compatible with our resources, overall technological capabilities and objectives. Principal competitive factors in these markets are: product quality and reliability; technological capabilities; service; past performance; ability to develop and implement complex, integrated solutions; ability to meet delivery schedules; the effectiveness of third-party sales channels in international markets; and cost-effectiveness.

In the RF communications market, principal competitors for our filter components products include K & L Microwave R S Microwave; Lorch Microwave, a member of the Smith Group, a global technology company based in London; and Delta Diversified Products.

For our video amplifier products, principal competitors include American Microwave Corporation, Akon Inc., Planar Monolithics Industries, L-3 Narda-Miteq, a subsidiary of L-3 Communications Inc. and Signal Technology, a subsidiary of Crane Co.

Seasonality

There is no seasonality to the Company’s business.

Research and Development

We believe we have established a leading technology position in our fields through research and development activities. Research and development expenses were $979,461, $943,084 and $717,847, in fiscal year 2016, 2015 and 2014, respectively, representing 10.7%, 11.5% and 10.0% of total consolidated net sales, respectively, for these periods.

Backlog

As of June 30, 2016, we had approximately $3.3 million in backlog orders for our products. Our backlog consists of purchase orders which are deliverable over the next year beginning July 1. The timing of large orders can have an impact on quarterly and annual results.

Government Regulation

The Company’s products are incorporated into wireless communications systems that are subject to regulation domestically by the Federal Communications Commission and internationally by other foreign government agencies. In addition, because of its participation in the defense industry, the Company is subject to audit from time to time for compliance with government contract regulations by various governmental agencies. The Company is also subject to a variety of local, state and federal government regulations relating to environmental laws as they relate to toxic or other hazardous substances used to manufacture the

Company’s products. The Company believes that it operates its business in compliance with applicable laws and regulations; however, any failure to comply with existing or future laws or regulations could have a material adverse effect on the Company’s business, financial condition and results of operations.

Intellectual Property

We rely upon trade secrets, technical know-how and continuing technological innovation to develop and maintain our competitive position. The products we sell require significant engineering design and manufacturing expertise. Most of these technological capabilities, however, are not protected by patents or licenses. We rely on the expertise of our employees and our learned experiences in both the design and manufacture of our products and the delivery of our services.

Over the last 20 years we have been issued four U.S. patents, one of which is still in force. Due to our market position, we do not expect that the expiration of this patent will affect our future results.

The Company has acquired two patents in connection with the acquisition of the T&M product line from Dynamac. Additionally, the Company has plans for filing 30 additional patents to protect such product line acquired from Dynamac.

Employees

As of June 30, 2016, the Company had 62 full-time employees, as well as several part-time employees, paid consultants and contract workers.

Properties

We maintain our current principal office at 100 Trap Falls Road Extension, Shelton, Connecticut 06484. This facility has 23,898 square feet with a base monthly rent of $24,740, for a 7-year term with annual escalations of 3%.

It is our belief that our current facilities are adequate for our immediate needs. Additional space may be required as we expand our business activities. We do not foresee any significant difficulties in obtaining additional facilities if deemed necessary.

Legal Proceedings

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations.

MANAGEMENT

As of the date of this prospectus, our directors, executive officers and significant employees are as follows:

Name	Age	Positions with the Company
Necdet F. Ergul	92	Chairman, Chief Executive Officer, President
Paul H. DeCoster	82	Director
James Ashman	61	Director and Chief Financial Officer
Michael Ghadaksaz	60	Director and Chief Technology Officer, Chief Marketing Officer
Jeffrey Peterson	58	Director, Chief Administrative Officer, Secretary, Treasurer
Brian Kelly	55	General Manager

Each director serves for a one year term, or until his successor is duly elected and qualified or his earlier resignation, removal or disqualification. The business experience of each of our directors, executive officers and other significant personnel is summarized as follows:

Necdet F. Ergul, Chairman of the Board of Directors, Chief Executive Officer and President

Mr. Ergul founded Microphase in 1955 and has been its chief executive officer and a director since inception. In addition to his management responsibilities at Microphase, he is active in engineering design and related research and development.

Mr. Ergul holds a Masters Degree in Electrical Engineering from the Polytechnic Institute of Brooklyn, New York and an undergraduate degree from Roberts College in Istanbul, Turkey.

Mr. Paul H. DeCoster, Director

Mr. DeCoster has been a director of Microphase since February 2015. He is a semi-retired corporate lawyer with more than 50 years of experience. Mr. DeCoster was a Partner in Jackson & Nash, LLP, a law firm based in New York, New York, where he worked for over 27 years through 1999. Mr. DeCoster graduated from Yale University in 1955, and graduated from Yale Law School in 1958.

James Ashman, Chief Financial Officer and Director

Mr. Ashman has been Microphase’s Chief Financial Officer since August 2014 and a Director since February 2015. He has more than 20 years of experience as a senior finance executive in the technology, telecommunications, software and advanced materials industries. From 2013 to 2014 he was the Chief Financial Officer of DefenCall Inc., an emergency communication company. From 2009 to 2013, he was the Chief Financial Officer of Axxun Inc., a software development company. From 2001 to 2008 Mr. Ashman was a member of the Board of Directors and Chairman of the finance committee and the compensation committee of Starfire Systems, Inc., a developer and manufacturer of nano-structured ceramic materials and finished products. Prior to that he spent 11 years as an investment banker, primarily at Prudential Securities, where he worked on public offerings of debt and equity securities, private placements and merger and acquisition advisories for companies in a wide range of industries.

He graduated from Columbia University in 1981 and received an MBA from Columbia Business School in 1983.

Michael Ghadaksaz, Chief Technology Officer, Chief Marketing Officer and Director

Mr. Ghadaksaz has been Microphase’s Chief Technology Officer and Chief Operating Officer since April 2014 and a Director since February 2015. Mr. Ghadaksaz has more than 29 years of experience in RF/Microwave, wireless technology, test & measurements, defense, and venture capital industries senior technology and executive management. Previously, he has held multiple executive-level positions at ten companies in various industries, including: RF/Microwave and millimeter-wave products, wireless technology, electronic test & measurements, public safety land mobile radio, telecom, and military communications. He had also served as a senior technology and business consultant to venture capital firms and technology investment banks. From 2010 to 2013, Mr. Ghadaksaz was the President and Chief Technical Officer of AES Technologies, Inc., an electronic test & measurement technology start-up company. From 2008 to 2010, he was Director of North America Technology Planning and Business Strategy for Huawei Technologies, a leading global telecom equipment manufacturer. From 2003 to 2008, he was Vice President of Business development, Corporate Officer, and Member of Board of Directors’ Technical Committee of Merrimac Industries (now Crane Aerospace), a leading manufacturer of integrated RF, microwave, and millimeter-wave products and solutions. From 1999 to 2002, he was Director of Technology Strategy of Motorola, the leading global manufacturer of land mobile radio products for Public Safety and Homeland Security markets. From 1995 to 1999, he was Senior Scientist and Director of Applications of Hughes Aircraft Company (now Raytheon), a leading defense and aerospace system manufacturer. Prior to his employment at Hughes Aircraft, Mr. Ghadaksaz held engineering and management positions at GTE Laboratories (now Verizon), General Electric Mobile Communications Business (now Harris), Canadian Marconi Defense Communications Division and Bell Canada Enterprises. Mr. Ghadaksaz holds several patents and was recipient of 2012 Illinois 10th Congressional District Community Leadership Award for Entrepreneurial Excellence.

He has an undergraduate degree from University of Ottawa and a Master’s degree in Microwave Electronics from Carleton University in Ottawa, Canada.

Jeffrey Peterson, Chief Administrative Officer, Secretary, Treasurer and Director.

Mr. Peterson has over 14 years of accounting department and operations experience with the Company. In September 2014, Mr. Peterson returned from an absence and become the Company’s controller. He also has 14 years of operations experience as assistant vice president with the Industrial Bank of Japan, New York Bank in New York, New York.

He has an undergraduate degree in Asian Studies from Vassar College, 1979, and an MBA from Pace University, 1983, and a bachelors’ degree in accounting from Pace University, 2003. He attained the CPA accreditation in 2005.

Brian Kelly, 55, General Manager (Contractor).

Mr. Kelly joined Microphase in 2008. He has over 30 years of experience in operations management, including manufacturing process improvement, material control, inventory control (APICS certified), and lean manufacturing (Six Sigma, Black Belt certified in MFG). Mr. Kelly has worked most of his career for major defense contractors including United Technologies, Westinghouse, Northrop Grumman and Dover Corp. in various material and operations management positions. In addition to participation in several M&A transactions in his career, Mr. Kelly has relocated and set up several state of the art factories in the U.S.

Mr. Kelly received an A.S. degree in general studies from Housatonic Technical-Community College in 1987.

Family Relationships

Mr. Ergul is Mr. Peterson’s father-in-law. There are no other family relationships among any of our directors or executive officers.

Board Composition and Director Independence

As of the date of this prospectus, our board of directors consists of five members: Messrs. Ergul, DeCoster, Ashman, Ghadasksaz and Peterson. The directors will serve until our next annual meeting or until their successors are duly elected and qualified.

Our board has determined that none of our current directors is currently qualified as independent. Prior to the effectiveness of the registration statement of which this prospectus is a part, we intend to restructure our Board of Directors in order to comply with the Nasdaq listing requirements and the rules of the Securities and Exchange Commission.

Board Committees

Prior to the effectiveness of the registration statement of which this prospectus is a part, our board of directors will establish an audit committee, a compensation committee and a nominating and corporate governance committee in accordance with Nasdaq and SEC requirements. Each committee will have its own charter, which will be available on our website at www.microphase.com. Information contained on our website is not incorporated herein by reference. As of the date of this prospectus, each of the board committees will have the composition and responsibilities described below.

Audit Committee

Upon the effectiveness of the registration statement of which this prospectus is a part, we will have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each member of the Audit Committee will be “independent” within the meaning of Rule 10A-3 under the Exchange Act and the Nasdaq requirements, as well as a member who is a “financial expert.”

The Audit Committee will oversee our accounting and financial reporting processes and oversee the audit of our financial statements and the effectiveness of our internal control over financial reporting. The specific functions of the Audit Committee include, but are not limited to:

•	selecting and recommending to our board of directors the appointment of an independent registered public accounting firm and overseeing the engagement of such firm;
•	approving the fees to be paid to the independent registered public accounting firm;
•	helping to ensure the independence of the independent registered public accounting firm;
•	overseeing the integrity of our financial statements;
•	preparing an audit committee report as required by the SEC to be included in our annual proxy statement;
•	resolve any disagreements between management and the auditors regarding financial reporting;
•	reviewing with management and the independent auditors any correspondence with regulators and any published reports that raise material issues regarding the Company’s accounting policies;
•	reviewing and approving all related party transactions; and
•	overseeing compliance with legal and regulatory requirements.

Compensation Committee

Prior to the effectiveness of the registration statement of which this prospectus forms a part, we will have a separately designated Compensation Committee. Each member of the Compensation Committee will be independent, as described above. In addition, each member of our Compensation Committee will qualify as a “non-employee director” under Rule 16b-3 of the Exchange Act. Our Compensation Committee will assist the board of directors in the discharge of its responsibilities relating to the compensation of the board of directors and our executive officers.

The Compensation Committee’s compensation-related responsibilities include, but are not limited to:

•	reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer;
•	reviewing, approving and recommending to our board of directors on an annual basis the evaluation process and compensation structure for our other executive officers;
•	determining the need for and the appropriateness of employment agreements and change in control agreements for each of our executive officers and any other officers recommended by the Chief Executive Officer or board of directors;
•	providing oversight of management’s decisions concerning the performance and compensation of other company officers, employees, consultants and advisors;
•	reviewing our incentive compensation and other equity-based plans and recommending changes in such plans to our board of directors as needed, and exercising all the authority of our board of directors with respect to the administration of such plans;

•	reviewing and recommending to our board of directors the compensation of independent directors, including incentive and equity-based compensation; and
•	selecting, retaining and terminating such compensation consultants, outside counsel or other advisors as it deems necessary or appropriate.

Nominating and Corporate Governance Committee

Prior to the effectiveness of the registration statement of which this prospectus is a part, we will have a separately designated Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee will be independent as described above. The purpose of the Nominating and Corporate Governance Committee is to recommend to the board nominees for election as directors and persons to be elected to fill any vacancies on the board, develop and recommend a set of corporate governance principles and oversee the performance of the board.

The Committee’s responsibilities will include:

•	recommending to the board of directors nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the board;
•	considering candidates proposed by stockholders in accordance with the requirements in the Nominating and Corporate Governance Committee charter;
•	overseeing the administration of the Company’s Code of Ethics;
•	reviewing with the entire board of directors, on an annual basis, the requisite skills and criteria for board candidates and the composition of the board as a whole;
•	the authority to retain search firms to assist in identifying board candidates, approve the terms of the search firm’s engagement, and cause the Company to pay the engaged search firm’s engagement fee;
•	recommending to the board of directors on an annual basis the directors to be appointed to each committee of the board of directors;
•	overseeing an annual self-evaluation of the board of directors and its committees to determine whether it and its committees are functioning effectively;
•	developing and recommending to the board a set of corporate governance guidelines applicable to the Company.

EXECUTIVE COMPENSATION

The following table provides each element of compensation paid or granted to each executive officer, key personnel and director for services rendered during the fiscal years ended June 30, 2016, 2015, and 2014.

Summary Compensation Table

	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Necdet F. Ergul – Chairman of the Board, Chief Executive Officer	FYE June 30, 2016	$225,000	$—	$—	$—	$225,000
	FYE June 30, 2015	$239,904	$—	$—	$—	$239,904
	FYE June 30, 2014	$250,000	$—	$—	$—	$250,000
Ronald A. Durando – Strategic Consultant 2015 Chief Operating Officer, Director 2014(1)	FYE June 30, 2016	$225,000	$—	$—	$—	$225,000
	FYE June 30, 2015	$240,865	$25,000	$—	$—	$265,865
	FYE June 30, 2014	$250,000	$26,900	$—	$—	$276,900
Brian Kelly – Consultant/General Manager	FYE June 30, 2016	$—	$—	$—	$195,692	$195,692
	FYE June 30, 2015	$—	$—	$—	$195,692	$195,692
	FYE June 30, 2014	$—	$—	$—	$199,038	$199,038
Mr. Michael Ghadaksaz, Chief Marketing and Technical Officer	FYE June 30, 2016	$169,596	$—	$—	$240,000	$409,596
	FYE June 30, 2015	$131,827	$—	$—	$—	$131,827
Mr. James Ashman, Chief Financial Officer and Director	FYE June 30, 2016	$158,558	$—	$35,400	$180,000	$373,958
	FYE June 30, 2015	$99,499	$—	$—	$—	$99,499
Mr. Jeffrey Peterson, Secretary and Director	FYE June 30, 2016	$92,558	$—	$—	$—	$92,558
	FYE June 30, 2015	$77,114	$—	$—	$—	$77,114

(1)	Mr. Durando resigned as Chief Operating Officer and Director on January 22, 2015.

Currently, the Company has employment agreements with Necdet Ergul, James Ashman, Michael Ghadaksaz and Ronald Durando.

Mr. Necdet Ergul, Chief Executive Officer, is presently compensated at an annualized rate of approximately $225,000 during fiscal 2016.

Mr. James Ashman, Chief Financial Officer and Director, joined the Company in August of 2014 and is presently compensated at an annualized rate of approximately $150,000 during fiscal 2016.

Mr. Michael Ghadaksaz, Chief Marketing and Technical Officer and Director, joined the Company in April of 2014 and is presently compensated at an annualized rate of approximately $165,000 during fiscal 2016.

Mr. Jeffrey Peterson, Chief Administrative Officer, Secretary and Treasurer, re-joined the Company in July of 2014 and is presently compensated at an annualized rate of approximately $100,000 during fiscal 2016.

Mr. Ronald Durando, Strategic consultant, re-joined the company in February of 2015 and is presently compensated at an annualized rate of approximately $225,000 during fiscal 2016.

Mr. Brian Kelly, General Manager, entered into a consulting agreement with the Company in June, 2008, and revised July 1, 2016, and is compensated at an annualized rate of $192,000 during fiscal 2016.

Compensation Process and the Role of Our Compensation Committee

During 2016, our board of directors was responsible for overseeing our executive compensation program, establishing our executive compensation philosophy and programs, and determining specific executive compensation, including cash and equity. Upon effectiveness of the registration statement, of which this prospectus forms a part, we intend to establish a compensation committee. Unless otherwise stated, the discussion and analysis below is based on decisions by the board of directors.

During 2016, our board of directors considered one or more of the following factors when setting executive compensation, as further explained in the discussions of each compensation element below:

•	the experiences and individual knowledge of the members of our board of directors regarding executive compensation, as we believe their experience helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure;
•	corporate and/or individual performance, as we believe this encourages our executive officers to focus on achieving our business objectives;
•	our executives’ existing equity awards and stock holdings; and
•	internal pay equity of the compensation paid to one executive officer as compared to another — that is, that the compensation paid to each executive should reflect the importance of his or her role to the Company as compared to the roles of the other executive officers, while at the same time providing a certain amount of parity to promote teamwork.

With our transition to being a company listed on Nasdaq, our compensation program following this offering may, over time, vary significantly from our historical practices. For example, we expect that following this offering, in setting executive compensation, the Compensation Committee may review and consider, in addition to the items above, factors such as the achievement of predefined milestones, tax deductibility of compensation, the total compensation that may become payable to executive officers in various hypothetical scenarios, the performance of our common stock and compensation levels at public peer companies.

Executive Compensation Program Components

Base Salary

We provide base salary as a fixed source of compensation for our executive officers, providing them a degree of certainty in addition to having a meaningful portion of their compensation “at risk” in the form of equity awards. The board of directors recognizes the importance of base salaries as an element of compensation that helps to attract highly qualified executive talent.

Base salaries for our executive officers were established primarily based on individual negotiations with the executive officers when they joined us and reflect the scope of their anticipated responsibilities, the individual experience they bring, the board members’ experiences and knowledge in compensating similarly situated individuals at other companies, our cash constraints at the time we entered into an employment contract with each executive officer, and a general sense of internal pay equity among our executive officers. The board does not apply specific formulas in determining base salary increases.

Outstanding Equity Awards at June 30, 2016

The following table summarizes the outstanding equity award holdings held by our named executive officers at June 30, 2016.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Weighted Average Exercise Price	Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Number of Shares or Units of Stock That Have Vested	Market Value of Shares or Units of Stock That Have Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Necdet Ergul	0	0	0	$0	0	0	0	0	0	0	0
Michael Ghadaksaz	0	0	0	$0	0	55,0000	$110,000	120,000	$240,000	0	0
James Ashman	50,000	25,000	0	$2.00	9/30/22	10,000	$20,000	90,000	$180,000	0	0

Director Compensation

The following table provides information regarding the compensation of the Company’s non-employee directors for the year ended June 30, 2016:

Name Current Directors	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Paul DeCoster	$0	$0	$0	$0	$0	$0	$0

Potential Payments upon Termination or Change in Control

Messrs. Ergul, Ashman, Ghadaksaz and Durando are each covered by an employment agreement that calls for potential payments upon termination or change in control, as summarized below.

Employment Agreements

The Company has entered into employment contracts with Messrs. Ergul, Ashman, Ghadaksaz and Durando.

Mr. Ergul entered into an employment agreement with the Company dated as of February 6, 2015 (the “Ergul Agreement”), pursuant to which Mr. Ergul will receive $225,000 per year in base compensation, in addition to certain benefits, for serving as the Company’s Chief Executive Officer. The term of the Ergul Agreement shall continue through February 1, 2018, and Mr. Ergul may receive severance for terminations under circumstances other than for Cause (as such term is defined therein). The Ergul Agreement contains provisions regarding indemnification, confidentiality and non-competition, among others.

Mr. Ashman entered into an employment agreement with the Company dated as of February 6, 2015, which was subsequently revised as of July 1, 2016 (the “Ashman Agreement”), pursuant to which Mr. Ashman will receive $165,000 per year in base compensation, in addition to certain benefits, for serving as the Company’s Chief Financial Officer. Mr. Ashman’s employment is “at will,” but Mr. Ashman would receive twelve months’ severance upon termination, subject to compliance with obligations thereunder. The Ashman Agreement contains provisions regarding indemnification, confidentiality and non-competition, among others.

Mr. Ghadaksaz entered into an employment agreement with the Company dated as of February 6, 2015 which was subsequently revised as of July 1, 2016 (the “Ghadaksaz Agreement”), pursuant to which Mr. Ghadaksaz will receive $175,000 per year in base compensation, in addition to certain benefits, for serving as the Company’s Chief Technology Officer and Chief Marketing Officer. Mr. Ghadaksaz’s employment is “at will,” but Mr. Ghadaksaz would receive twelve months’ severance upon termination, subject to compliance with obligations thereunder. The Ghadaksaz Agreement contains provisions regarding indemnification, confidentiality and non-competition, among others.

Mr. Durando entered into an employment agreement with the Company dated as of February 6, 2015 (the “Durando Agreement”), pursuant to which Mr. Durando will receive $225,000 per year in base compensation, in addition to certain benefits, for serving as the Company’s Strategic Advisor. The term of the Durando Agreement shall continue through February 1, 2018 and Mr. Durando may receive twelve months’ severance for terminations under circumstances other than for Cause (as such term is defined therein). The Durando Agreement contains provisions regarding indemnification, confidentiality and non-competition, among others.

The Company owed $80,000, $332,815, $503,471 and $415,552 to Mr. Ergul and to its former chief operating officer, Mr. Durando, as of June 30, 2016, 2015, 2014 and 2013, respectively.

Equity Compensation Plan Information

We currently do not have an equity compensation plan. The Board of Directors authorized the implementation of a stock option plan referred to as the 2015 Microphase Stock Option Plan with an initial reserve of 250,000 shares of common stock. The Board awarded 75,000 options to an officer in September 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Assuming completion of our re-incorporation in the State of Delaware, our authorized capital stock will consist of 110,000,000 shares, of which 100,000,000 are for shares of common stock, $0.0001 par value per share, 200,000 are for shares of preferred stock, par value $100 per share, all of which have been designated as Series A Convertible Preferred Stock and 9,800,000 are for shares of “blank check” preferred stock, having such designations, rights and preferences as the Board of Directors may determine, in its sole discretion, from time to time. Our authorized capital stock currently consists of 8,000,000 shares, of which 7,800,000 are for shares of common stock, no par value per share, and 200,000 are for shares of preferred stock, par value $100 per share, all of which have been designated as Series A Convertible Preferred Stock. As of           , 2016, there were 6,200,789 shares of our common stock issued and outstanding, all of which were fully paid, non-assessable and entitled to vote. Each share of our common stock entitles its holder to one vote on each matter submitted to the stockholders. There are 15,382 shares of Series A Convertible Preferred Stock issued and outstanding, which are convertible into 1,025,467 shares of Common Stock at $1.50 per share.

The following table sets forth information as of           , 2016, with respect to the beneficial ownership of our common stock by

(i)	each of our officers and directors,
(ii)	our officers and directors as a group and
(iii)	each person known by us to beneficially own five percent (5%) or more of our outstanding common stock.

Unless otherwise specified, the address of each of the persons set forth below is in care of Microphase Corp., 100 Trap Falls Road Extension, Shelton, Connecticut 06484. The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person, as well as other securities over which the person has or shares voting or investment power or securities which the person has the right to acquire within 60 days.

Class of Stock	AFFILIATES(1)(2)(11)	Shares	Warrants/ conversion rights	TOTAL	Percent of Common
Common	Necdet Ergul, Chief Executive Officer and Director(3)(4)	1,133,169	585,867	1,719,036	25.33%
Common	James Ashman, Chief Financial Officer and Director(5)	110,000	50,000	160,000	2.56%
Common	Michael Ghadaksaz, Chief Technology Officer and Director(6)	140,000	—	140,000	2.26%
Common	Jeffrey Peterson, Chief Administrative Officer and Director	10,000	—	10,000	0.16%
Common	Paul H. DeCoster, Director(7)	—	—	—	0.00%
Common	All Officers and Directors as a group (5 persons)	1,591,169	635,867	2,029,036	33.50%
Common	RCKJ Trust(3)(8)	2,034,656	395,867	2,430,523	36.84%
Common	Microphase Holding Company LLC(3)(9)	3,167,825	981,734	4,149,559	57.77%
Common	All Officers, Directors and 5% holders as a group (7 persons)(10)	3,427,825	1,031,734	4,459,559	57.04%

(1)	Unless otherwise indicated, the address of each beneficial owner is 100 Trap Falls Road Ext., Shelton, Connecticut 06484.
(2)	Unless otherwise indicated, Microphase believes that all persons named in the table have sole voting and investment power with respect to all shares of the Company beneficially owned by them. The percentage for each beneficial owner listed above is based upon 6,200,789 shares outstanding on September 20, 2016 and, with respect to each person holding options, warrants or similar conversion rights to purchase shares that are exercisable to within 60 days of September 20, 2016, the number of options and warrants or similar conversion rights are deemed to be outstanding and beneficially owned by the person for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3)	Includes 50% of the 1,833,702 shares of Common Stock and 11,876 shares of Series A Preferred Stock (convertible into 791,734 shares of common stock) owned by Microphase Holding Company, LLC, a limited liability company in which RCKJ Trust holds 50% of the membership interests and the Ergul Family Limited Partnership holds 50% of the membership interests and a unanimous vote of the members is required to determine the voting or conversion of such company’s shares of the Company. The beneficial owners for economic purposes of the Ergul Family Limited Partnership are Necdet Ergul, Eda Peterson, Berrin Snyder and Ergul Corporation, as well as Paul DeCoster, who owns an option to purchase an interest in such partnership.
(4)	Includes 2,850 shares of Series A Convertible Preferred Stock, which are convertible into 190,000 shares of Common Stock.
(5)	Includes 50,000 of 75,000 options held by Mr. Ashman. This amount does not include 10,000 shares of common stock that is issuable to Mr. Ashman pursuant to a deferred share grant for September 2016.
(6)	This amount does not include 55,000 shares of common stock that is issuable to Mr. Ghadaksaz pursuant to a deferred share grant for September 2016.
(7)	Paul H. DeCoster does not directly own any shares of Microphase. Mr. DeCoster owns an option to purchase an interest of 3% in the Ergul Family Limited Partnership, which expires on September 21, 2021, and has an exercise price of $38,500, or $0.50 per unit for the 76,233 units presently covered by such option. The Ergul Family Limited Partnership is a Connecticut limited partnership which has four limited partners, with ownership interests as follow: Necdet Ergul (19.3%); Eda Peterson (39.88%); Berrin Snyder (39.88%); and Ergul Corporation (0.94%). Ergul Corporation is the general partner. Mr. DeCoster owns 5% of Ergul Corporation. As described above, the Ergul Family Limited Partnership holds 50% of the membership interests in Microphase Holding Company, LLC.
(8)	On February 9, 2015 Ronald A. Durando, who was the Company’s chief operating officer until his resignation on January 22, 2015, assigned all his interests in the common stock and Series A Convertible Preferred Stock of the Company held by Microphase Holding Company, LLC, Durando Investments, LLC and by him individually to the RCKJ Trust. The beneficial owners for economic purposes are Mr. Durando’s children, Ryan C. Durando and Korinne J. Durando. Decisions with respect to the voting and disposition of such shares shall be made by the trustee, Mr. Dennis Durando, Ronald A. Durando’s brother, who disclaims beneficial ownership of such shares in his individual capacity.
(9)	Pursuant to the operating agreement of Microphase Holding Company, LLC, a unanimous vote of the members is required to determine the voting or conversion of such company’s shares of the Company. This total Includes: (i) 1,833,702 shares of Common Stock and 11,876 shares of Series A Preferred Stock, convertible into 791,734, shares of Common Stock, held by MHC; (ii) 1,117,805 shares of Common Stock held by the RCKJ Trust and (iii) 134,902 shares of Common Stock and 2,850 shares of Series A Preferred Stock, convertible into 190,000 shares of Common Stock held by the Ergul Family Limited Partnership.
(10)	The totals for Microphase Holding Company, LLC are not included in the above total for affiliates because such shares have been included in the amounts indicated for the RCKJ Trust and Mr. Ergul. Microphase Holding Company, LLC, is a limited liability company in which RCKJ Trust holds 50% of the membership interests and the Ergul Family Limited Partnership holds 50% of the membership interests. Pursuant to the operating agreement of Microphase Holding Company, LLC, a unanimous vote of the members is required to determine the voting or conversion of such company’s shares of the Company.
(11)	This total does not include 198,000 shares of common stock owned by Brian Kelly, the Company’s general manager, who is a contractor. Mr. Kelly’s shares comprise 3.19% of the amount of common stock currently outstanding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

The Company had activities with related parties during the fiscal years 2016, 2015, 2014 and 2013 as follows:

Effective March 6, 2013, the Company received title to its former corporate headquarters and production facility in Norwalk, Connecticut from Microphase Holding Company, LLC, (“MHC”), an 82% shareholder of the Company at the time, in an exchange transaction intended to be tax free under §351 of the Code. Title to the building had originally been held by Edson Realty, Inc. (“Edson”), a related party that had previously transferred the building to MHC, together with 2,532 shares of Series A Convertible Preferred Stock of the Company and 1,280,543 shares of common stock of the Company, on March 6, 2013 in exchange for the assumption of $2,268,975 of mortgage and mortgage related obligations by MHC. The Company issued 10,000 shares of Series A Convertible Preferred Stock to MHC to complete the transaction. MHC is owned 50% by Mr. Ergul and 50% by the RCJK Trust, of which Mr. Ronald Durando, our former chief operating officer, is grantor. The historical carrying value of the building and underlying land as held by Edson and then MHC, $500,247, was recorded as the historical cost on the Company’s books as of March 6, 2013. The Company recorded liabilities in excess of basis of $2,268,729 in connection with this transfer treated for accounting purposes as a contribution of property, which is shown as a reduction of equity in the Statement of Changes in Stockholders’ Deficit during the fiscal year ended June 30, 2013.

Prior to March 6, 2013 the Company was a guarantor of the mortgage note made by Edson in favor of Capital One Bank as part of the terms of its former lease to Edson. The balance of this note at June 30, 2012 was $2,289,268 plus any adjustments for swap differences. The Company assumed this mortgage in connection with the transfer of the building to the Company, which was treated for accounting purposes as a contribution of the property discussed above and the balance at June 30, 2013 was $2,270,187. On November 22, 2013 this mortgage note and all mortgage related obligations, including adjustments for swap differences, were satisfied when the building was sold to an unrelated third party. Amortization of deferred finance costs included in interest expense for this mortgage was $20,192 and $1,524 in 2014 and 2013, respectively.

The Company has some common management and common significant shareholders with mPhase Technologies, Inc. (“mPhase”), and had owned a total of 42,793,354 shares of common stock of mPhase, a publicly traded company. Mr. Ergul had been the Chairman of the Board of mPhase from 1997 through 1999. Mr. Durando is the Chief Operating Officer and a Director of mPhase and has held those positions since 1997. The mPhase shares owned by the Company were valued at $38,514 as of June 30, 2012, and the same shares were valued at $55,632 as of June 30, 2013. Effective June 30, 2014, the mPhase shares were transferred by the Company to Mr. Ergul and Mr. Durando as partial repayment of loans extended by them to the Company. The transfer was valued at $34,235 based upon the closing trading price for the mPhase shares on that date. The Company realized a $60,033 loss on the disposition of these shares, $38,636 of which had previously been reserved for market value declines through June 30, 2013 and $21,397 of which was attributable to the year ended June 30, 2014. Since July 1, 2014 the Company held no interest in any shares of mPhase common stock.

The Company sublet office space to mPhase from October 2, 1996 until March 31, 2015 and leased a vehicle to mPhase in fiscal 2015. In Fiscal 2016 the rent recorded was $0 for the office space and $9,000 for the vehicle. In fiscal 2015 the rent recorded for the office space was $13,500 and the vehicle was leased for $9,000. In fiscal 2014 the rent received for the office space was $20,090.

As of June 30, 2016, 2015 and 2014, mPhase owed the Company $33,295, $28,045 and $16,183, respectively.

Policy on Future Related Party Transactions

All future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by the audit committee, or a similar committee consisting of entirely independent directors, according to the terms of our Code of Business Conduct and our Related Party Transaction Policies and Procedures.

DESCRIPTION OF CAPITAL STOCK

Common and Preferred Stock

Pursuant to the Company’s proposed reincorporation in the State of Delaware, assuming the effectiveness thereof, the Company will be authorized by its Certificate of Incorporation to issue an aggregate of 110,000,000 shares, of which 100,000,000 are for shares of common stock, $0.0001 par value per share, 200,000 are for shares of preferred stock, par value $100 per share, all of which have been designated as Series A Convertible Preferred Stock and 9,800,000 are for shares of “blank check” preferred stock, having such designations, rights and preferences as the Board of Directors may determine, in its sole discretion, from time to time. The Company is authorized by its Certificate of Incorporation and Certificate of Designation to issue an aggregate of 8,000,000 shares of capital stock, of which 7,800,000 are shares of common stock, no par value per share, and 200,000 are shares of Series A Convertible Preferred Stock, par value $100.00 per share. As of June 30, 2016, 6, 200,789 shares of Common Stock and 15,382 shares of Preferred Stock were issued and outstanding, respectively.

Common Stock

The holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have pre-emptive, subscription or conversion rights (and there are no redemption or sinking fund provisions or rights); and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

The shares of our common stock are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the shares of our common stock and they all rank at equal rate or “pari passu,” each with the other, as to all benefits, which might accrue to the holders of the shares of our common stock. All registered shareholders are entitled to receive a notice of any general annual meeting to be convened.

At any general meeting, subject to the restrictions on joint registered owners of shares of our common stock, on a showing of hands every shareholder who is present in person and entitled to vote has one vote, and on a poll every shareholder has one vote for each share of our common stock of which he is the registered owner and may exercise such vote either in person or by proxy. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares of common stock, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares of common stock will not be able to elect any of our directors.

Series A Convertible Preferred Stock

As of June 30, 2016, 200,000 shares of our Series A Convertible Preferred Stock (“Preferred Stock”) shares are authorized of which 15,382 were issued and outstanding, held by six shareholders.

Dividends.  The Preferred Stock, with respect to dividends, ranks senior to our common stock. Holders of Preferred Stock are entitled to receive, when and as declared by the Board of Directors, dividends at the annual rate of 6% of the stated par value, or $100 per share. Dividends are cumulative and accrue from the effective date of issuance of the Preferred Stock until declared.

Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders Preferred Stock shall be entitled to be paid the full par value of such Preferred Stock, plus the dividends accumulated thereon up to the date of such liquidation, dissolution, or winding up of the Company (whether or not the Company shall have a surplus or earnings available for dividends), and no more. After payment to the holders of the Preferred Stock of the full amount payable to them as aforesaid, the remaining assets of the Company shall be payable to and distributed pro rata among the holders of record of our common stock. For these purposes, the consolidation or merger of the Company with or into another corporation or entity shall not constitute, nor shall the sale, lease or conveyance of all or substantially all of the assets of the Company as an entity in and of itself, constitute, a liquidation, dissolution or winding up of affairs of the Company.

Conversion.  The Preferred Stock is convertible into shares of the Company’s common stock at any time at the option of the holders the preferred shares, on notice to the Company. The conversion price is to be agreed upon by the board of directors and the holder at the time of each conversion. 2,850 of the presently issued and outstanding 15,382 preferred shares were convertible into common stock at $1.50 per share until the earlier of October 4, 2015 or the date the Company’s common stock become quoted in an established public trading market. On February 11, 2016, the Board voted to make all of the then outstanding Preferred Stock convertible into common stock at $1.50 per share until the date the Company’s common stock is quoted on an established public trading platform.

Voting Rights.  The holders Preferred Stock, voting together with the holders of Common Stock, have one vote per share for the election of directors and on all other matters.

Anti-Takeover Effects of Provisions of the DGCL and our Certificate of Incorporation and Bylaws

Assuming completion of our reincorporation in Delaware, provisions of the Delaware General Corporations Law (“DGCL”) and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Delaware Anti-Takeover Statute.  Assuming completion of our reincorporation in Delaware, we are, subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

Assuming completion of our reincorporation in Delaware, as of           , 2016, we would not be subject to Section 203 of the DGCL because we do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders and we have not elected by a provision in our original certificate of incorporation to be governed by Section 203. Unless we adopt an amendment of our certificate of incorporation by action of our stockholders expressly electing not to be governed by Section 203, we would generally become subject to Section 203 of the DGCL at such time that we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders, except that the restrictions contained in Section 203 would not apply if the business combination is with an interested stockholder who became an interested stockholder before the time that we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders.

Amendments to Our Certificate of Incorporation.  Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

•	increase or decrease the aggregate number of authorized shares of such class;

•	increase or decrease the par value of the shares of such class; or
•	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Vacancies in the Board of Directors.  Assuming completion of our reincorporation in Delaware, our certificate of incorporation and bylaws will provide that, subject to limitations, any vacancy occurring in our board of directors for any reason may be filled by a majority of the remaining members of our board of directors then in office, even if such majority is less than a quorum. Each director so elected shall hold office until the expiration of the term of the other directors. Each such directors shall hold office until his or her successor is elected and qualified, or until the earlier of his or her death, resignation or removal.

Special Meetings of Stockholders.  Assuming completion of our reincorporation in Delaware, under our bylaws, special meetings of stockholders may be called by a majority of the directors or by the President or upon written request of the holders of 10% of the outstanding shares entitled to vote. Under the DGCL, written notice of any special meeting must be given not less than 10 nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

No Cumulative Voting.  The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and Preferred Stock will be available for future issuance without shareholder approval, except as may be required under the listing rules of any stock exchange on which our common stock is then listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitation on Directors’ Liability

Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director’s fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent Delaware law permits. Specifically, no director will be personally liable for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and
•	for any transaction from which the director derived an improper personal benefit.

Assuming completion of our reincorporation in Delaware, this provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our bylaws will provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities.

Assuming completion of our reincorporation in Delaware, our certificate of incorporation will also provide that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Assuming completion of our reincorporation in Delaware, our certificate of incorporation will also provide that we shall have the power to indemnify our employees and agents to the fullest extent permitted by law and also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification. We renewed our directors’ and officers’ liability insurance, effective July 1, 2016.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Limitations on Liability and Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Connecticut corporate law. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Jersey Stock Transfer, LLC.

UNDERWRITING

Joseph Gunnar & Co., LLC is acting as representative of the underwriters (the “Representative”). We have entered into an underwriting agreement dated           , 2016 with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock and warrants listed next to its name in the following table:

Name of Underwriter	Number of Shares	Number of Warrants
Joseph Gunnar & Co., LLC
Total

The underwriters are committed to purchase all the shares of common stock and warrants offered by us other than those covered by the option to purchase additional shares and warrants described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares and warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of      additional shares and/or      warrants (15% of the shares and warrants sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase such shares and warrants covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $11,500,000 and the total net proceeds, before expenses, to us will be $      .

Discounts

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Per Warrant	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$	$	$	$
Underwriting discount (7%)	$	$	$	$
Non-accountable expense allowance (1%)	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$

The underwriters propose to offer the shares offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares and warrants to other securities dealers at such price less a concession of $      per share. If all of the shares and warrants offered by us are not sold at the public offering price, the Representative may change the offering price and other selling terms by means of a supplement to this prospectus.

We have agreed to pay the Representative a non-accountable expense allowance of 1% of the public offering price at the closing, excluding the over-allotment option. We have paid an expense deposit of $12,500 to the Representative, which will be applied against such non-accountable expense allowance.

We have also agreed to pay the following expenses of the Representative relating to the offering: (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 per individual and $15,000 in the aggregate; (b) all filing fees and communication expenses associated with the review of this offering by FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the Representative, including the reasonable fees and expenses of the Representative’s blue sky counsel up to $5,000; (d) $29,500 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (e) $20,000 of the Representative’s actual accountable road show expenses for the offering; (f) the costs associated with receiving commemorative mementos and lucite tombstones; and (g) fees for underwriters’ counsel, not to exceed $75,000.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $      cash and      in shares of our common stock.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors, and certain of our stockholders, have agreed, subject to limited exceptions, without the prior written consent of the Representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any shares of our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 365 days from the date of this prospectus, in the case of our directors and officers, and 180 days from the date of this prospectus, in the case of us and our principal stockholders.

Representative’s Warrants

We have agreed to issue to the Representative warrants to purchase up to a total of      shares of common stock (5% of the shares of common stock sold in this offering, excluding the over-allotment option). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G). The warrants are exercisable at a per share price equal to 150% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus.

The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal

Until 18 months after the closing date of the offering, the Representative will have a right of first refusal to act as lead underwriter for any future public or private equity (a “Subject Transaction”) offering during such 18-month period.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The Representative may agree to allocate a number of shares to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Determination of the Initial Public Offering Price

Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined through negotiations between us and the Representative. In addition to prevailing market conditions, the factors considered in determining the initial public offering price included the following:

•	the information included in this prospectus and otherwise available to the Representative;
•	the valuation multiples of publicly traded companies that the Representative believes to be comparable to us;
•	our financial information;
•	our prospects and the history and the prospectus of the industry in which we compete;
•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;
•	the present state of our development; and
•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our common stock may not develop. It is also possible that, after the offering, the shares will not trade in the public market at or above the initial public offering price.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.
•	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Restriction on Continuous Offerings

The Company, without the prior written consent of the Representative, will not for a period of 12 months after the date of the underwriting agreement, directly or indirectly, consummate or enter into any agreement for any “at-the-market” or continuous equity transaction.

Other Relationships

Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (the “PRC”) (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or
(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ — $$— Aga e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree No. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and
•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”), pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the

SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Lucosky Brookman LLP. Certain legal matters in connection with this offering have been passed upon for the underwriters by Sullivan & Worcester LLP, Boston, Massachusetts.

EXPERTS

Our consolidated balance sheet as of June 30, 2016 and June 30, 2015, respectively, and the related consolidated statements of operations, statements of stockholders’ equity (deficit), and statements of cash flows for the periods ended June 30, 2016 and June 30, 2015, respectively, have been audited by Rosenberg Rich Baker Berman & Company, an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet website. We are subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC.

MICROPHASE CORPORATION

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Microphase Corporation

We have audited the accompanying consolidated balance sheets of Microphase Corporation as of June 30, 2016 and 2015, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two year period ended June 30, 2016. Microphase Corporation’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Microphase Corporation as of June 30, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the two year period ended June 30, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Microphase Corporation will continue as a going concern. As more fully described in the notes to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficit as of June 30, 2016. These conditions raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rosenberg Rich Baker Berman & Company
Somerset, New Jersey
October 3, 2016

MICROPHASE CORPORATION

Consolidated Balance Sheets

	June 30, 2016	June 30, 2015
ASSETS
CURRENT ASSETS
Cash	$81,224	$127,093
Accounts receivable, net of allowance of $5,000 June 30, 2016 and 2015	1,092,482	881,221
Inventory	872,014	852,015
Due from related parties	33,295	28,045
Prepaid and other current assets	63,742	38,906
TOTAL CURRENT ASSETS	2,142,757	1,927,280
Property and equipment, net	158,979	194,160
OTHER ASSETS
Cash – restricted	100,000	100,000
Intangible assets	2,629,170	474,255
Marketable securities	200,000	200,000
Deferred offering costs	260,000	—
Other assets-lease deposit	43,479	43,479
TOTAL OTHER ASSETS	3,232,649	817,734
TOTAL ASSETS	$5,534,385	$2,939,174
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Credit Facility – Revolving Loan	$1,474,129	$1,013,406
Accounts payable	553,331	421,915
Accrued expenses	1,134,729	1,105,943
Deferred Revenue & Customer Deposits	117,800	—
Notes Payable – Related Parties, current portion	137,150	169,447
Asset Acquisition Note Payable-current portion	975,345	300,000
Equity Lines of Credit-current portion	38,132	351,997
Other termed debts – current portion	13,714	32,654
TOTAL CURRENT LIABILITIES	4,444,330	3,395,362
Other termed debts, net of current portion	26,975	40,689
Notes Payable – Related Parties, net of current portion	257,857	290,799
Asset Acquisition Note Payable, net of current portion	1,045,080	—
Equity Lines of Credit, net of current portion	281,161	—
Deferred Lease Obligation	81,189	—
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT
6% cumulative preferred stock, $100 par value, 200,000 shares authorized, 15,382, and 26,943 shares issued and outstanding on June 30, 2016 and 2015, respectively	1,538,200	2,694,300
Common stock, no par value 7,800,000 shares authorized, 6,200,789 and 4,775,306 shares issued and outstanding at June 30, 2016 and 2015, respectively	9,367,133	6,976,533
Additional Paid In Capital	2,432,111	2,396,711
Accumulated Deficit	(13,939,651)	(12,855,220)
TOTAL STOCKHOLDERS’ DEFICIT	(602,207)	(787,676)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$5,534,385	$2,939,174

The accompanying notes are an integral part of these consolidated financial statements.

MICROPHASE CORPORATION

Consolidated Statements of Operations

	For the Fiscal Year Ended June 30,
	2016	2015
Revenues	$9,121,307	$8,176,352
Cost of Sales	5,294,017	4,557,285
Gross Profit	3,827,290	3,619,067
Selling, General and Administrative Expenses (including non-cash stock related charges of $615,400 and $870,000 in Fiscal 2016 and 2015)	3,413,733	3,678,133
Engineering and Research expenses (including non-cash stock related charges of $0 and $80,000 in Fiscal 2016 and 2015)	979,461	943,084
Other Income (Loss)	(28,250)	19,023
Interest (Expense and Credit costs) net	(331,735)	(264,015)
Loss From Operations	(925,889)	(1,247,142)
(Loss) on Settlement of Liabilities (including $107,375 and $218,836 loss on settlement of liabilities with related parties in Fiscal 2016 and 2015)	(107,375)	(223,866)
Net Income (Loss) before Income Taxes	(1,033,264)	(1,471,008)
Income Taxes	(51,167)	(7,300)
Net Income (Loss)	$(1,084,431)	$(1,478,308)
Preferred dividends declared and settled in common stock, including $164,913 loss on settlement of dividend payable	—	(659,649)
Net Income (Loss) available to common shareholders	$(1,084,431)	$(2,137,957)
Basic & Diluted Net income (loss) per share:	$(0.20)	$(0.51)
Weighted Average Number of Shares Outstanding:
Basic & Diluted	5,337,519	4,233,158

The accompanying notes are an integral part of these consolidated financial statements.

MICROPHASE CORPORATION

Consolidated Statement of Changes in Stockholders’ Deficit
For the Two Years Ended June 30, 2016

	Preferred Stock		Common Stock		Additional Paid In Capital	Accumulated Deficit	Amount
	Shares	Amount	Shares	Amount
Balance, June 30, 2014	23,543	$2,354,000	3,475,366	$4,553,168	$2,284,511	$(10,717,263)	$(1,525,284)
Issuance of Common Stock in Private Placements, including 68,782 of finder shares and net of $31,450 costs			311,782	447,050			447,050
Conversion of strategic payables into common stock including loss on settlement of liabilities of $5,000			10,000	20,000			20,000
Conversion of related party loans into common stock including loss on settlement of liabilities of $106,666			213,333	426,666			426,666
Conversion of related party loans into preferred stock including loss on settlement of liabilities of $59,400	1,800	180,000			59,400		239,400
Conversion of unpaid compensation into preferred stock including loss on settlement of liabilities of $52,800	1,600	160,000			52,800		212,800
Issuance of Common Stock for Services			435,000	870,000			870,000
Preferred stock dividend declared on preferred shares held through September 30, 2014 paid in common stock including loss on settlement of dividend payable of $164,913			329,825	659,649		(659,649)	—
Net Loss For the Year Ended June 30, 2015						(1,478,308)	(1,478,308)
Balance, June 30, 2015	26,943	$2,694,300	4,775,306	$6,976,533	$2,396,711	$(12,855,220)	$(787,676)
Conversion of preferred stock into Common Stock	(11,561)	1,156,100	770,733	1,156,100			—
Issuance of common stock and options for services			290,000	580,000	35,400		615,400
Conversion of loans and unpaid compensation to president into common stock including loss on settlement of liabilities with related party of $107,375			214,750	429,500			429,500
Issuance of Common Stock and warrants in Private Placements, including 25,000 of finder shares valued at $50,000 and net of $25,000 costs			150,000	225,000			225,000
Net Loss For the Year Ended June 30, 2016						(1,084,431)	(1,084,431)
Balance, June 30, 2016	15,382	$1,538,200	6,200,789	$9,367,133	$2,432,111	$(13,939,651)	$(602,207)

The accompanying notes are an integral part of these consolidated financial statements.

MICROPHASE CORPORATION

Consolidated Statements of Cash Flows

	For The Years Ended June 30,
	2016	2015
Cash Flow Used In Operating Activities:
Net Loss From Operations	$(1,084,431)	$(1,478,308)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	97,893	89,977
Non-cash charges relating to issuance of common stock for services	615,400	870,000
Realized loss from the sale of fixed assets	—	(11,010)
Loss on Settlement of Liabilities	107,375	223,866
Changes in assets and liabilities:
Accounts receivable	(211,261)	21,979
Inventories	(19,999)	(94,333)
Other current assets	(24,836)	105,927
Other assets-lease deposit	—	(43,479)
Deferred Rent	81,189	—
Accounts payable	131,416	(2,343)
Accrued Expenses	38,592	347,515
Customer deposits	117,800	(113,910)
Due to/from related parties mPhase & Edson Realty	(5,250)	(3,006)
Net cash used in operating activities	$(156,112)	$(87,125)
Cash Flow Used in Investing Activities:
Investments in common stock	—	(200,000)
Purchase of intangible assets	(450,000)	(50,000)
Purchase of fixed assets	(47,202)	(14,170)
Proceeds from the sale of fixed assets	—	11,010
Net Cash used in investing activities	$(497,202)	$(253,160)
Cash Flow Provided by Financing Activities:
Proceeds from issuance of common stock	225,000	447,050
Proceeds from revolving credit facility (net)	460,723	88,102
Payments of equity lines of credit	(32,704)	(22,844)
Payments of long-term debt	(12,623)	(9,191)
Payments on acquisition notes	—	(360,000)
Payments of capital lease obligations	(12,061)	(17,245)
Payments to related parties	(37,920)	(95,992)
Advances from related parties	25,000	—
Payments of extended term arrangement	(7,970)	(7,582)
Net cash provided by financing activities	$607,445	$22,298
Net decrease in cash	$(45,869)	$(317,987)
CASH, beginning of period	$127,093	$445,080
CASH, end of period	$81,224	$127,093

The accompanying notes are an integral part of these consolidated financial statements.

MICROPHASE CORPORATION

Notes to Financial Statements
June 30, 2016

NOTE 1 — RECENT LOSSES AND MANAGEMENTS PLANS:

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However as of June 30, 2016 and 2015 and for the years then ended, the Company reported a net loss from operations of $925,889 and $1,247,142 respectively and net cash used in operations totaled $156,112 and $87,125 respectively. The Company also had negative working capital of $2,301,573 and $1,468,082 at June 30, 2016 and 2015 respectively. Further, the Company anticipates that it will experience negative cash flows from operations for fiscal 2017. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

The Company plans on continuing financing operations through its debt facility with Gerber Financial, the issuance of debt to management, the settlement of debts for equity, and the sale of common and preferred securities though private placements, until such time it can complete its initial public offering, when and if declared effective, as described in its registration statement and impending amendment(s) on Form S-1, during the second quarter of fiscal 2017. The Company also continues to boost efforts to increase the sales of its traditional RF and DLVA business and anticipates the product growth plan to include the launch of its initial T&M products by the later portion of fiscal 2017 implementing the assets acquired from Dynamac in January 2016. Management has also taken steps in fiscal 2016 to contain operating expenses, including a reduction in the number of employees, primarily by consolidating all of its traditional design to manufacture RF and DLVA business into the Shelton, Connecticut location. The Company has expanded its facility in square footage and utility as such to house both our traditional RF and DLVA business, and enable the launch and delivery of its initial T&M products.

Management believes that these steps will permit the Company to maintain the continuation of our traditional operations, and should we become further capitalized, allow us to implement our product growth plan, which we believe will enable the Company to achieve and maintain a level of operations which generates sustainable profitability and to continue as a going concern. However there can be no assurance that this will be the case.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(A) Microphase Corporation is a design to manufacture original equipment manufacturer (OEM) industry leader delivering world-class radio frequency (RF) and microwave filters, diplexers, multiplexers, detectors, switch filters, integrated assemblies and detector logarithmic video amplifiers (DLVA) to the military, aerospace and telecommunications industries. Sales to military markets represent 100% of sales. The Company had two manufacturing facilities, one in Shelton, Connecticut and one in Folsom, California during Fiscal 2016 and 2015. Effective August 2016, the Company consolidated all of its operations to the Shelton, Connecticut location. See Note 13 for further details.

(B) PROPERTY AND EQUIPMENT — Stated at cost. Provision for depreciation and amortization is made by annual charges to operations principally under the following methods and estimated useful lives:

	Method	Years
Property held under capital leases	Straight Line	5
Furniture and fixtures	Straight Line	7
Machinery and equipment	Straight Line	5
Computer equipment	Straight Line	3
Transportation equipment	Straight Line	5
Leasehold improvements	Straight Line	7

MAINTENANCE AND REPAIRS — Charged to expenses as incurred. Cost of major replacements and renewals are capitalized. Upon retirement or other disposition of equipment and improvements, the cost and related depreciation is removed from the accounts, and any gain or loss is recognized in income.

MICROPHASE CORPORATION

Notes to Financial Statements
June 30, 2016

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  – (continued)

(C) OTHER LONG LIVED ASSETS — The Company reviews long-term assets for impairment whenever events or circumstances indicate that the carrying amount of those assets may not be recoverable. The Company also assesses these assets for impairment based on their future cash flows. Management has determined that there was no impairment charge to be recorded for the years ended 2016 and 2015.

(D) INVENTORIES — are stated at the lower of average cost or market under the first-in, first-out method. The Company regularly reviews inventory quantities on hand and records a provision for excess and obsolete inventory to insure that the net realizable value exceeds the carrying cost of the inventory.

(E) ACCOUNTS RECEIVABLE — Management records receivables at net realizable value and they generally do not bear interest. This value includes an allowance for estimated uncollectible accounts to reflect any loss anticipated on the accounts receivable balances which is charged to the provision for doubtful accounts. We calculate this allowance based on our history of write-offs, level of past due accounts and economic status of the customers. We consider a receivable delinquent if it is unpaid after 180 days after it is due.

(F) ACCOUNTING ESTIMATES — Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing the financial statements.

(G) COMPENSATED ABSENCES — Employees of the Company are entitled to vacation pay depending on length of service and current salary. Vacation days accrued in a given year are available in the following year. A limit of 5 days of unused vacation may be carried over to a subsequent following year. The Company has provided for vacation liabilities in the accompanying financial statements.

(H) RESEARCH AND DEVELOPMENT EXPENSES — The Company charges the cost of research and development to operations.

(I) REVENUE RECOGNITION — The Company recognizes revenues when persuasive evidence of an arrangement exists, the product has been shipped, the price is fixed and collectability is reasonably assured, and title passes to the customer. Revenue is recognized net of estimated sales returns and allowances.

(J) PRINCIPLES OF CONSOLIDATION — The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries which include Microphase West LLC, as of June 27, 2013, and Microphase Instruments, LLC, as of October 23, 2015. All intercompany accounts and transactions have been eliminated.

(K) EARNINGS (LOSS) PER SHARE — Basic earnings (loss) per share (“EPS”) is determined by dividing the net earnings (loss) by the weighted-average number of shares of common shares outstanding during the period. Diluted EPS is determined by dividing net earnings (loss) by the weighted average number of common shares used in the basic EPS calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities (such as stock options, preferred stock subsequent to October 4, 2014, and convertible securities) outstanding under the treasury stock method.

As of June 30, 2016 we have outstanding (i) options to purchase 75,000 shares, (ii) 15,382 shares of preferred stock convertible into 1,025,467 shares, (iii) $395,007 of debts to related parties convertible into 263,338 shares, and (iv) warrants to purchase 125,000 shares of our Common stock. In periods reporting a loss, the inclusion of warrants and potential common shares to be issued in connection with convertible debt and convertible securities, which would have an anti-dilutive effect on diluted loss per share, have been omitted in such computation.

MICROPHASE CORPORATION

Notes to Financial Statements
June 30, 2016

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  – (continued)

(L) BUSINESS CONCENTRATIONS AND CREDIT RISK — The Company’s customers are predominately prime contractors in the military, aerospace and telecommunications industries. The Company has material sales and accounts receivable with Major Customers (see note 15). Throughout the year, cash balances that the Company maintains at financial institutions may exceed the Federal Deposit Insurance Corporation insurance limitation of up to $250,000. Cash balances did not exceed FDIC insured limits throughout the years ended June 30 2016 and 2015.

(M) MARKETABLE SECURITIES AND OTHER INVESTMENTS — Marketable equity securities included in marketable securities (current) and other investments (non-current) are stated at the lower of cost or market in the aggregate. Other marketable securities included in marketable securities (current) are stated at the lower of cost or market in the aggregate and investments other than marketable equity securities in other investments (non-current) are stated at cost less any significant decline in fair value assessed to be other than temporary. Realized gains and losses on the sale of securities are based on the average cost of all the units of a particular security held at the time of sale.

(N) RECLASSIFICATIONS — Certain prior year amounts have been reclassified in our Condensed Consolidated Financial Statements to conform to current year classifications.

(O) DEFERRED OFFERING COSTS — At June 30, 2016 the Company has $260,000 in deferred offering costs directly associated with its impending initial public offering. At June 30, 2015 the Company had $0 deferred costs.

(P) RECENT ACCOUNTING PRONOUNCEMENTS

The Company is evaluating several pronouncements issued by the FASB which may result in the adoption by the Company of these standards in upcoming accounting periods as follows:

ADOPTION OF NEW ACCOUNTING STANDARDS —

In April 2014, the FASB issued an accounting standards update that raises the threshold for disposals to qualify as discontinued operations and allows companies to have significant continuing involvement and continuing cash flows with discontinued operations. This standard also requires additional disclosures for discontinued operations and new disclosures for individually material disposal transactions that do not meet the definition of a discontinued operation. This standard is to be applied prospectively and is effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2014, which for us is our fiscal 2016. Early adoption is permitted, but only for disposals (or classifications as held for sale) that have not been reported in financial statements previously issued or available for issuance. The adoption of this standard for Fiscal Year Ended June 30, 2016 did not have a material impact on our financial position, results of operations or cash flows.

In the first quarter of fiscal 2016, we adopted an accounting standard issued by the Financial Accounting Standards Board (“FASB”) that eliminates the requirement for an acquirer in a business combination to retrospectively account for measurement-period adjustments. Instead, the new guidance requires that the cumulative impact of a measurement-period adjustment (including the impact on prior periods) be recognized in the reporting period in which the adjustment is identified. This standard is to be applied prospectively. The adoption of this standard for Fiscal Year Ended June 30, 2016 did not have a material impact on our financial position, results of operations or cash flows.

In the second quarter of fiscal 2016, we adopted an accounting standard issued by the FASB that simplifies the presentation of deferred income taxes by requiring entities to classify all deferred tax assets and liabilities as non-current in a classified statement of financial position instead of separating deferred tax assets and liabilities into current and non-current amounts. Consequently, entities may no longer allocate valuation

MICROPHASE CORPORATION

Notes to Financial Statements
June 30, 2016

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  – (continued)

allowances between current and non-current deferred tax assets because those allowances also will be classified as non-current. This standard was applied retrospectively, and as a result, no reclassifications were required.

ACCOUNTING STANDARDS ISSUED BUT NOT YET EFFECTIVE —

The Company is evaluating several pronouncements issued by the FASB which may result in the adoption by the Company of these standards in upcoming accounting periods as follows:

On April 7, 2015, the FASB issued Accounting Standards Update 2015-03, Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which requires entities to present debt issuance costs related to a recognized debt liability as a direct deduction from the carrying amount of that debt liability. The guidance in Update 2015-03 (see below) does not address presentation or subsequent measurement of debt issuance costs related to line-of-credit arrangements. Given the absence of authoritative guidance within Update 2015-03 for debt issuance costs related to line-of-credit arrangements, the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement to be effective for Fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015; which for us is our fiscal 2017. We are currently evaluating the impact this standard, if any, will have on our financial position, results of operations and cash flows.

Compensation Stock-Compensation (Topic 718): Accounting for Share Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period (a consensus of the FASB Emerging Issues Task Force) to be effective for Annual periods beginning after December 15, 2015, and interim periods within annual periods beginning after December 15, 2015; which for us would be our fiscal 2017. We are currently evaluating the impact this standard, if any, will have on our financial position, results of operations and cash flows.

Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date-In May 2014, the FASB issued a comprehensive new revenue recognition standard that supersedes nearly all revenue recognition guidance under U.S. GAAP and supersedes some cost guidance for construction-type and production-type contracts. The guidance in this standard is principles-based, and accordingly, entities will be required to use more judgment and make more estimates than under prior guidance, including identifying contract performance obligations, estimating variable consideration to include in the contract price and allocating the transaction price to separate performance obligations. The guidance in this standard is applicable to all contracts with customers, regardless of industry-specific or transaction-specific fact patterns. Additionally, this standard provides guidance for transactions that were not previously addressed comprehensively (e.g., service revenue, contract modifications and licenses of intellectual property) and modifies guidance for multiple-element arrangements. The core principle of this standard is that entities should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. To help financial statement users better understand the nature, amount, timing and potential uncertainty of the revenue that is recognized, this standard requires significantly more interim and annual disclosures. This standard allows for either “full retrospective” adoption (application to all periods presented) or “modified retrospective” adoption (application to only the most current period presented in the financial statements, as well as certain additional required footnote disclosures). On July 9, 2015, the FASB approved a one-year deferral of the effective date, while permitting entities to elect to adopt one year earlier on the original effective date. As a result, this standard is now effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2017, which for us is our fiscal 2019. We are currently evaluating the impact this standard, if any, will have on our financial position, results of operations and cash flows.

MICROPHASE CORPORATION

Notes to Financial Statements
June 30, 2016

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  – (continued)

ASU 2015-11 — Inventory (Topic 330): Simplifying the Measurement of Inventory. For public business entities, the pending content that links to this paragraph shall be effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, which for us is our fiscal 2018. We are currently evaluating the impact this standard will have on our financial position, results of operations and cash flows.

In February 2016, the FASB issued a new lease standard that supersedes existing lease guidance under GAAP. This standard requires lessees to record most leases on their balance sheets but recognize expenses on their income statements in a manner similar to existing lease guidance under GAAP. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements, with the option to use certain relief. Full retrospective application is prohibited. This standard is effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2018, which for us is our fiscal 2020. We are currently evaluating the impact this standard will have on our financial position, results of operations and cash flows.

ASU 2014-15 — Presentation of Financial Statements Going Concern (Subtopic 20540): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern to be effective for Annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016; which for us would be our fiscal 2017 and although early adoption is permitted for this standard, the Company has not adopted nor determined its applicability.

In March 2016, the FASB issued an accounting standards update making final targeted amendments to the accounting for employee share-based payments. These amendments will require entities to recognize the income tax effects of awards when the awards vest or are settled, will change an employer’s accounting for an employee’s use of shares to satisfy the employer’s statutory income tax withholding obligation and will require entities to elect whether to account for forfeitures of share-based payments by either recognizing forfeitures of awards as they occur or estimating the number of awards expected to be forfeited as is currently required. The required method of adoption varies by amendment. This accounting standards update is effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2016, which for us is our fiscal 2018. Early adoption is permitted in any annual or interim period, but all of the guidance is required to be adopted in the same period and any adjustments must be reflected as of the beginning of the fiscal year. We are currently evaluating the impact this accounting standards update will have on our financial position, results of operations and cash flows.

MICROPHASE CORPORATION

Notes to Financial Statements
June 30, 2016

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  – (continued)

SUPPLEMENTAL CASH FLOW INFORMATION

	For The Years Ended June 30,
	2016	2015
Statement of Operation Information:
Cash paid for state taxes	$45,661	$7,050
Interest Paid (net interest income)	$270,600	$249,333
Non Cash Investing and Financing Activities:
Assets acquired with debt financing	$1,720,425	$300,000
Conversion of $15,000 of strategic payables into common stock with beneficial conversion feature interest of $5,000	$—	$20,000
Conversion of $320,000 of related party loans, including $21,043 accrued interest thereon, into 213,333 shares of common stock with beneficial conversion feature interest of $106,666	$—	$426,666
Conversion of $180,000 of related party loans into 1,800 shares of preferred stock with beneficial conversion feature interest of $59,400	$—	$239,400
Conversions of $160,000 of unpaid compensation into 1,600 shares of preferred stock with beneficial conversion feature interest of $52,800	$—	$212,800
Preferred stock dividend, declared on preferred shares held through September 30, 2014, of $494,736 paid through the issuance of 329,825 shares of common stock with beneficial conversion feature interest of $164,913	$—	$659,649
Conversion of 11,516 shares of preferred stock into 770,733 shares of common stock	$1,156,100	$—
Conversion of $252,815 of unpaid compensation into 168,550 shares of common stock with beneficial conversion feature interest of $84,272	$337,087	$—
Conversion of $69,310 of related party loans, including $39,366 accrued interest thereon, into 46,200 shares of common stock with beneficial conversion feature interest of $23,103	$92,413	$—
Accrued Deferred Offering Costs	$260,000	$—

NOTE 3 — INVENTORIES

Inventories consist of the following:

	June 30,
	2016	2015
	Amount	Amount
Raw materials	$423,670	$402,761
Work-in-process	485,344	486,254
Reserve	(37,000)	(37,000)
Total	$872,014	$852,015

The inventory reserve remained at $27,000 in our west division during the years ended June 30, 2016 and 2015. The inventory reserve remained at $10,000 in our east division during the years ended June 30, 2016 and 2015.

MICROPHASE CORPORATION

Notes to Financial Statements
June 30, 2016

NOTE 4 — PROPERTY AND EQUIPMENT:

Property and equipment was comprised of the following:

	June 30,
	2016	2015
	Amount	Amount
Leasehold Improvements	$40,288	$8,290
Computers, machinery & equipment	3,210,147	3,194,943
Furniture and fixtures	122,350	122,350
Transportation equipment	40,438	40,438
Property held under capital leases	56,013	56,013
	3,469,236	3,422,034
Less: accumulated depreciation and amortization	(3,310,257)	(3,227,874)
Total	$158,979	$194,160

Depreciation expense was $82,382 and $74,466 in 2016 and 2015, respectively.

NOTE 5 — ACCRUED EXPENSES:

Accrued expenses were comprised of the following:

	June 30, 2016	June 30, 2015
Salaries, wages and other compensation, including $80,000 and $332,815 to related parties at June 30, 2016 and 2015.	$470,273	$678,729
Royalties	146,449	190,924
Professional fees	372,500	135,000
Commissions	37,936	37,936
Interest	47,144	0
Other miscellaneous accruals	60,427	63,354
	$1,134,729	$1,105,943
401 (K) Employee Benefit Plan:

The Company sponsors a 401(K) plan for all eligible employees. Employee contributions are based on a percentage of compensation. Employer contributions for both matching and profit sharing are discretionary and determined annually by management. For the years ended June 30, 2016 and 2015, there were no employer contributions to the plan. At June 30, 2016 & 2015 the Company owed no amounts to the 401 K Plan.

Deferred Lease Obligation

At June 30, 2016 the Company has $81,189 of deferred lease obligation associated with the amendment in May of 2016 for its long term lease on the Shelton Connecticut facility.

NOTE 6 — FAIR VALUE OF FINANCIAL INSTRUMENTS:

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices are used to establish fair value when they are available and other valuation techniques are utilized to estimate the fair value of financial instruments that do not have quoted market prices.

The Company has long term debt with fixed interest rates, the carrying amount of which may be different from fair value as of June 30, 2016 and 2015. The Company decided that it is not practical to estimate the

MICROPHASE CORPORATION

Notes to Financial Statements
June 30, 2016

NOTE 6 — FAIR VALUE OF FINANCIAL INSTRUMENTS:  – (continued)

fair value of these financial instruments on the basis that they are held-to-maturity debts which have no immediately available market information on the fair value and the cost of making assumptions and applying estimation methodologies to assess the fair value estimates exceeds the benefit. Information pertinent to estimating the fair value such as carrying amount, effective interest rate, maturity and repayment term are disclosed in Notes 7 through 11 and summarized in Note 13.

The Company has applied the fair value concepts to its available-for-sale securities. As such, the valuation techniques used to measure fair value is based on the source of the data used to develop the prices. The priority of these sources is defined as follows:

Level 1 — quoted prices in active markets.

Level 2 — other than quoted prices that are directly or indirectly observable.

Level 3 — unobservable inputs for the asset or liability.

Marketable securities, classified as available-for-sale securities, are measured at the lower of original cost or fair market value’ which we consider at this time to fall into (Level 1); on a recurring basis:

As of June 30, 2016 and 2015, this amounted to $200,000 and $200,000.

These are the result of our investment in AmpliTech Group Inc. On July 9, 2014 Microphase executed a securities purchase agreement with AmpliTech Group Inc. of Bohemia, N.Y. to purchase, as amended, 8,666,666 AmpliTech common shares at $0.023 per share for a total purchase price of $200,000.

NOTE 7 — REVOLVING CREDIT LINE:

	June 30, 2016	June 30, 2015
The Company entered into a revolving loan agreement with Gerber Finance, Inc. (Gerber) in February of 2012 for a maximum of $1,500,000, which was amended to $1,150,000 in November of 2013 and then increased to $1,400,000 in September 2015. Under this agreement, the Company can receive funds based on a borrowing base, which consists of various percentages of accounts receivable, inventory, a restricted cash account held by Gerber, and equipment., In connection with this agreement, the Company is subject to an annual facility fee (1.75%) on each anniversary, monthly collateral monitoring fees of $1,500 and other fees, plus interest at the rate of 7% through June 30, 2015. As of June 30, 2016 this line has a limit of $1,400,000 and the interest is currently at the base rate of 7.25%. For the months of March through June 2016, we incurred an additional 2.5% interest charge on over-advance amounts that exceeded the collateral borrowing base and briefly (less than one week) a separate additional interest charge of 2.5% for exceeding the line limit of $1,400,000. This excess utilization was eliminated in early July 2016.	$1,474,129	$1,013,406

The interest expense for 2016 and 2015 was $168,237 and $128,772, and the fees for 2016 and 2015 were $41,734 and $26,385, respectively. The effective interest rate for 2016 and 2015 was 11.54% & 15.29%, respectively.

MICROPHASE CORPORATION

Notes to Financial Statements
June 30, 2016

NOTE 7 — REVOLVING CREDIT LINE:  – (continued)

There are financial covenants set forth in the Gerber agreement of February 3, 2012 and as amended on February 24, 2012. As of June 30, 2016 the Company was not in compliance with three financial covenants regarding minimum levels of net worth, net income and subordinated debt. The Company has not received a notice of default from Gerber regarding these covenants.

Approximate Value of collateral at balance sheet dates —

	June 30, 2016	June 30, 2015
	Amount	Amount
Inventories	$872,014	$852,015
Accounts Receivable	1,092,482	881,221
Total Collateral	$1,964,496	$1,733,236

NOTE 8 — NOTES PAYABLE — RELATED PARTIES:

	June 30, 2016	June 30, 2015
Officers and Stockholders:
Payable in monthly payments of $2,000 as revised, including interest at 6% through September, 2017, of which $180,000 was converted into 1,800 shares of preferred stock during Fiscal Year Ended June 30, 2015. On March 31, 2016, the balance together with accrued interest which totaled $69,421 was converted into 46,280 common stock shares at a $1.50 per share conversion rate.	$—	$44,258
Former Employee:
Note payable to a Note Holder formerly employed by the Company, payable in monthly payments of $7,600 as revised in November, 2015, with interest at 6% until paid in full. This Note Holder subordinated his debts to the revolving line discussed in Note 7, in February 2012, and converted $170,000 of his debt into 113,333 shares of common stock during the Fiscal Year Ended June 30, 2015. During the current fiscal year the Company has sought to revise the payment schedule with Note Holder and to date the parties have not agreed to a revised repayment schedule and the note is in arrears. In May 2016, this lender initiated a Notice of Default and Demand for Payment, and in July 2016 the Note Holder initiated litigation to collect this debt in full. While the Company still seeks a mutually agreeable settlement on amicable terms the Company believes this debt will be settled for an amount substantially the same as recorded in the financial statement.	$152,434	$168,599

MICROPHASE CORPORATION

Notes to Financial Statements
June 30, 2016

NOTE 8 — NOTES PAYABLE — RELATED PARTIES:  – (continued)

	June 30, 2016	June 30, 2015
Stockholders:
Two notes previously payable to individuals with monthly payments of $2,715 and $2,750 as revised, including interest at 6% through September, 2017. In January 2016, these two notes and loan amortization schedules were revised with monthly payments of $910 and $980 respectively, including interest at 3% through August 2019. The monthly payment amounts increase by $130 and $140 respectively every 4 months, per the revised schedule.	$118,762	121,140
Other Related Parties:
Previously payable to this individual in monthly payments of $875 as revised, including interest at 6% through September, 2017. In January 2016, this note & loan amortization schedule was revised with a monthly payment of $280, including interest at 3% through August 2019. The monthly payment amount increases by $40 every 4 months, per the revised schedule.	$18,754	19,058
Two notes previously payable to two individuals with identical monthly payments of $2,425 each as revised, including interest at 6% through April, 2017. In January 2016, these two notes & loan amortization schedules were revised with monthly payments of $840 each, including interest at 3% through August 2019. The monthly payment amount increases by $120 every 4 months, per the revised schedule.	$105,057	107,191
Total	395,007	460,246
Less: current portion	(137,150)	(169,447)
Long-term portion	$257,857	290,799

At June 30, 2016 the maturities of notes payable — related parties for each of the next five years & thereafter are as follows:

June 30,
2017	$137,150
2018	118,645
2019	104,112
2020	35,100
Total	$395,007

Interest expense charged to operations on these loans amounted to $21,662 and $36,085 for the years ended June 30, 2016 and 2015, respectively. The Company and the note holders (except for the former employee as discussed above) have agreed to revised repayment schedules for 42 months commencing December 2015. As of June 30, 2016, the Company is in arrears on one payment of the revised repayment schedules for each of the note holders.

MICROPHASE CORPORATION

Notes to Financial Statements
June 30, 2016

NOTE 9 — OTHER TERMED DEBTS:

Other termed debts consist of: (i) Long-term Debt, (ii) Capital Leases, & (iii) Extended Payment Arrangements.

Long-term Debt:

	June 30, 2016	June 30, 2015
People’s General Bank
Overdraft protection credit line loan; up to $20,000 available at June 30, 2015, with minimum payments based upon a twenty four month payout from most recent utilization, or $215 plus interest at June 30, 2015. Microphase paid this loan off in the 2nd quarter of fiscal 2016.	$—	$7,542
Ford Credit Company:
Payable in monthly payments of $499, including interest at 4.90% through April, 2019 secured by transportation equipment.	$15,823	$20,904
	$15,823	$28,446
Less: current portion	(5,336)	(12,623)
Total	$10,487	$15,823

The Company charged operations $1,309 and $2,612 in interest on these loans for the years ended June 30, 2016 and 2015, respectively.

Capital Leases:

The Company is the lessee of equipment under capital leases expiring through March, 2016. The assets are recorded at the fair market value as of the date of the leases. The assets are amortized over their estimated productive lives. Amortization is included in depreciation expense.

	June 30, 2016	June 30, 2015
The following is a summary of property held under capital leases:
Property held under capital leases	$56,013	$56,013
Less: accumulated amortization	(49,478)	(38,276)
Net property under capital leases	$6,535	$17,737

	June 30, 2016	June 30, 2015
The following is a summary of balances due under capital leases:
Total minimum lease payments	$—	$12,510
Less: amount representing interest	—	(449)
Present value of net minimum lease payments	—	12,061
Less: current portion	—	(12,061)
Long-term portion	$—	$—

Interest expense charged to operations under capital leases was $567 and $2,215 for the years ended June 30, 2016 and 2015, respectively.

MICROPHASE CORPORATION

Notes to Financial Statements
June 30, 2016

NOTE 9 — OTHER TERMED DEBTS:  – (continued)

Extended Payment arrangements:

The Company is responsible for paying a former employee, disability benefits under a prior self-insured plan, through April, 2019. The plan requires monthly payments until the participant attains age 65. Interest has been imputed on this obligation at 5%.

	June 30, 2016	June 30, 2015
Total of extended disability benefits	$26,327	$36,152
Less: amount representing interest	(1,461)	(3,316)
Present value of disability benefits	24,866	32,836
Less: current portion	(8,378)	(7,970)
Long-term portion	$16,488	$24,866

Interest expense charged to operations for the extended disability payments was $1,461 and $1,849 in 2016 and 2015, respectively.

Summary totals for Other termed debts consisting of:
(i) Long-term Debt, (ii) Capital Leases, & (iii) Extended Payment Arrangements.

	June 30, 2016	June 30, 2015
Total minimum long term debt, capital lease & extended disability payments	$40,689	$73,343
Less: current portion	(13,714)	(32,654)
Long-term portion	$26,975	$40,689

At June 30, 2016 the maturities of all other termed debts for each of the next five years & thereafter are as follows:

June 30,
2017	13,714
2018	14,410
2019	12,565
Total minimum long term debt, capital lease & extended disability payments	$40,689

NOTE 10 — EQUITY LINES OF CREDIT:

The Company had previously guaranteed the payment of an Equity Line of Credit with Wells Fargo Bank totaling up to $250,000, the proceeds of which the Company received from a concurrent loan from Edson when the credit line was funded on August 15, 2008 discussed further in Note 14. In June 2014 the Company agreed to assume the remaining balance of $243,257 for the cancellation of 2,433 shares of its $100 par value preferred stock. As of June 30, 2016 & 2015 this line of credit has $250,000 available, secured by residential real estate owned by a former COO of the Company, of which $218,290 and $232,466 was outstanding, respectively, with an interest rate of 3.35%. Interest expense charged to operations on this loan amounted to $7,608 and $7,924 for the years ended June 30, 2016 and 2015 respectively.

Effective June 30, 2014 the Company also has guaranteed to its President and a general member of MHC, the repayment of a second Equity Line of Credit with Wells Fargo Bank as also discussed further in Note 14. As of June 30, 2016 & 2015 this line of credit has $150,000 available, secured by the president’s principal residence, of which $101,003 and $119,531 is outstanding respectively, with an interest rate of 3.0%. Interest expense charged to operations on this loan amounted to $3,332 and $4,105 for the years ended June 30, 2016 and 2015.

MICROPHASE CORPORATION

Notes to Financial Statements
June 30, 2016

NOTE 11 — ACQUIRED INTANGIBLE ASSETS & ACQUISITION NOTES PAYABLE:

The Company acquired certain assets including specific inventory and fixed assets from a RF services provider, Microsemi Corp-RF Integrated Solutions (“Microsemi”); which had eliminated providing certain RF services similar to that of the Company for approximately 10 customers. The acquisition was pursuant to a contract, originally dated March 27, 2013, which provided for a $100,000 down payment and a note payable for $650,000, with payments through December, 2014 as amended. The total purchase price of $750,000 was allocated to tangible assets inventory and fixed assets associated with these specific RF services, and $155,277 intangible assets consisting of a customer list, non-compete clause and an exclusive license. The Contract also provided for 5% royalty on certain RF services we will provide to the specified 10 customers.

On August 8, 2014 the Company signed a strategic partnership agreement with Dynamac, Inc. to develop, manufacture and market a portfolio of low cost RF/Microwave and Millimeter-wave calibrated test probes and related universal test platforms. Microphase agreed to pay a one-time licensing and rights fee of $350,000 of which $50,000 was paid in the first quarter of fiscal 2015, and the remaining $300,000 was originally due in the second quarter. As of June 30, 2015 the Company was renegotiating repayment terms as well as the expected delivery date of the initial proto-type products.

On January 21, 2016, Microphase Instruments LLC, a wholly-owned subsidiary of Microphase Corporation (the “Company”) entered into a Purchase Agreement (the “Agreement”) with Dynamac, Inc. (the “Seller”), pursuant to which the Company acquired from the Seller an entire line of proprietary radio frequency (RF) and microwave test and measurement products, together with certain corresponding intellectual property, for an aggregate purchase price of $2,500,000 (the “Purchase Price”). The Agreement replaces all previous agreements and arrangements between the Company and the Seller, including, without limitation, that certain strategic partnership agreement dated August 8, 2014.

Asset allocation on Acquisition date

The Exclusive License associated with the Microsemi Inc. (“Microsemi”) asset acquisition was valued at $56,861, was ascribed a perpetual life and is subject to evaluation annually for impairment. Management has determined that there was no impairment charge to be recorded for the years ended June 30, 2016 and 2015. Customer Lists and Non-Compete agreements associated with the Microsemi asset acquisition were ascribed useful lives of 7 and 5 years respectively. The consideration paid for this portion of business was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. We assigned $155,277 to identifiable intangible assets, which consist of a customer list, non-compete clause and an exclusive license. The acquired intangible assets will be amortized over their estimate lives, which range from 5 to 10 years, primarily using accelerated amortization methods based on the cash flow streams used to value those assets. The exclusive license has a contractual indefinite life and will be reviewed annually for impairment. There was no excess of the purchase price over the estimated fair value of the net assets acquired and as such no goodwill was recorded. Amortization expense recorded for these intangible assets was $15,511 and $15,511 for the years ended June 30, 2016 and 2015, respectively.

The Dynamac License was recorded at cost. The Company deposited $50,000 and provided a $300,000 note payable toward the initial contract during fiscal 2015 which was subsequently revised by the Dynamac agreement of January 21, 2016.

The assets acquired in the Dynamac agreement have been valued at the contract price in our initial measurement, resulting in intangible assets other than goodwill, primarily Intellectual Property consisting of two (2) patents with remaining lives of over 12 years each, a portfolio of product prototypes to be patented, trade secrets, know-how, confidential information and other intellectual property. We expect to incur additional costs to apply for eighteen (18) new patents, in addition to various trademarks and copyrights.

MICROPHASE CORPORATION

Notes to Financial Statements
June 30, 2016

NOTE 11 — ACQUIRED INTANGIBLE ASSETS & ACQUISITION NOTES PAYABLE:  – (continued)

Our accounting for the allocation of the relative fair value of the intangible assets, other than goodwill, acquired in the Dynamac acquisition is still preliminary. The fair value estimates for the assets acquired were based on preliminary calculations, and our estimates and assumptions of the allocation of the relative fair value of these assets to possibly amortizable components, and if any, what period of amortization would be appropriate, are subject to change as we obtain additional information for our estimates during the measurement period (up to one year from the acquisition date). These assets will be subject to periodic evaluation and at a minimum will be reviewed annually for impairment. The Company assesses these assets for impairment based on their future cash flows.

Our Acquisitions have resulted in the following Asset allocation:

	June 30, 2016	June 30, 2015
Intellectual Property	$2,520,425	$350,000
Customer List	73,017	73,017
Non-Compete Clause	25,399	25,399
Exclusive License	56,861	56,861
Total	2,675,702	505,277
Accumulated Amortization	(46,532)	(31,022)
Net Total	$2,629,170	$474,255

Asset Acquisition Note Payable is comprised of the following:

	June 30, 2016	June 30, 2015
Asset Acquisition Note Payable-current portion
- Microsemi	$—	$—
- Dynamac agreement	975,345	300,000
Asset Acquisition Note Payable, net of current portion
- Dynamac agreement	1,045,080
Total Asset acquisition note payable	$2,020,425	$300,000

The acquisition of Microsemi- on March 27, 2013, provided for a $100,000 down payment and a note payable for $650,000, with payments through December, 2014 and was repaid in full during Fiscal 2015.

The Dynamac agreement, as revised, of January 21, 2016 was funded by the $50,000 original deposit paid in connection with the previous agreement, $350,000 paid at closing, $100,000 paid in February 2016, and a series of four $550,000 payments payable on the note semi-annually, due in August 2016 & 2017 and February 2017 & 2018. The Company imputed interest at 7%, its most favorable credit line rate, and as such is valued at $2,020,425.

MICROPHASE CORPORATION

Notes to Financial Statements
June 30, 2016

NOTE 12 — INCOME TAXES AND DEFERRED TAXES:

There is no provision for federal income tax and state income tax is provided for at the minimum statutory amount. The Company has available at June 30, 2016 approximately $7,655,000 and $6,950,000 in federal and state unused operating loss carry-forwards that expire in various years from 2019 to 2036. The Company also has available at June 30, 2016 approximately $3,400,000 capital loss carry-forwards.

The provisions for current and deferred income taxes are summarized as follows:

	2016	2015
	Amount	Amount
Current:
United States	$(338,321)	$(788,153)
State and local	(51,231)	(119,349)
	(389,552)	(907,502)
Deferred:
United States	215,390	304,500
State and local	32,616	46,110
	248,006	350,610
Valuation reserve	(192,713)	(564,192)
	$51,167	$7,300

The elements is the tax provision consist of the following:

	2016	2015
	Amount	Amount
Domestic tax loss and credit carryforwards	$(437,026)	$(900,093)
Deferred revenue	47,473	(45,906)
Share-based compensation	248,006	350,610
Capital loss carryforwards	—	38,496
All other – net	—	—
	(141,546)	(556,892)
Valuation allowance	(192,713)	(564,192)
	$51,167	$7,300

Deferred income tax assets and liabilities result from differences in reporting of income and expenses and operating loss carry-forwards. No deferred income tax assets have been recorded due to the fact that it is unlikely the Company will derive any tax benefit, until such time it attains profitability, from these factors. There were no material unrecorded taxes at the years ending June 30, 2016 or 2015.

The Company is subject to routine audits by taxing jurisdictions, however, there are currently no audits in progress. The Company remains subject to examinations by U.S. Federal and various state authorities for years ending after June 30, 2013.

MICROPHASE CORPORATION

Notes to Financial Statements
June 30, 2016

NOTE 13 — COMMITMENTS AND CONTINGENCIES:

The Company sublet office space until March 31, 2015 and a vehicle in fiscal 2015 to mPhase Technologies, Inc. (mPhase), a related company. In Fiscal 2015 the rent recorded was $13,500 for the office space and $9,000 for the vehicle. As of June 30, 2016 and 2015, mPhase owed the Company $33,295 and $28,045.

In March of 2013 the Company acquired a division of Microsemi Inc. for $750,000 plus 5% royalty of gross sales. There were payments of $360,000 in 2015 which completed the acquisition. There were no payments in 2016.

The Company leases four vehicles under operating leases expiring in 2016 through 2018. As of June 30, 2016, the future minimum rental payments for fiscal 2017 are $34,909.

The Company has employment contracts with three officers and one employee and one consulting contract discussed in note 14 below.

The Company also has guaranteed to Edson, and its majority shareholders individually as signatories, the repayment of loan origination costs, interest charges and the principal in full, for an Equity Line of Credit with Wells Fargo Bank totaling up to $250,000, the proceeds of which the Company received a concurrent loan from Edson when the credit line was funded on August 15, 2008. Edson incurred approximately $3,200 loan origination costs (see note 14). The Company is a guarantor of a $243,296 note to Wells Fargo secured by real estate of one of the officers. As of June 30, 2016 & 2015 this line of credit had $250,000 available, secured by residential real estate owned by the vice president, of which $218,290 and $232,466 was outstanding, respectively, with an interest rate of 3.35%. Interest expense charged to operations on this loan amounted to $7,608 and $7,924 for the years ended June 30, 2016 and 2015 respectively.

The Company is also a guarantor of a $131,545 note to Wells Fargo secured by real estate of another officer. As of June 30, 2016 & 2015 this line of credit had $150,000 available, secured by the president’s principal residence, of which $101,003 and $119,531 was outstanding respectively, with an interest rate of 3.0%. Interest expense charged to operations on this loan was $3,332 and $4,105 for the years ended June 30, 2016 and 2015. These notes were assumed by the Company effective June 30, 2013 and 2014, respectively.

On January 21, 2016, Microphase Instruments LLC, a subsidiary of Microphase Corporation (the “Company”) entered into a Purchase Agreement (the “Agreement”) with Dynamac, Inc. (the “Seller”), pursuant to which the Company acquired from the Seller an entire line of proprietary radio frequency (RF) and microwave test and measurement products, together with certain corresponding intellectual property, for an aggregate purchase price of approximately $2,500,000 (the “Purchase Price”). The Purchase Price was funded by the $50,000 original deposit paid in connection with the previous agreement, $350,000 paid at closing, $100,000 paid in February 2016, and a series of four $550,000 payments payable on the note semi-annually, due in August 2016 & 2017 and February 2017 & 2018. The Company imputed interest at 7%, its most favorable credit line rate, and as such is valued at $2,020,425.

The Agreement replaces all previous agreements and arrangements between the Company and the Seller, including, without limitation, that certain strategic partnership agreement dated August 8, 2014.

MICROPHASE CORPORATION

Notes to Financial Statements
June 30, 2016

NOTE 13 — COMMITMENTS AND CONTINGENCIES:  – (continued)

THE COMPANY HAS MATERIAL DEBT SERVICE COMMITMENTS AT JUNE 30, 2016 AS DISCUSSED IN NOTES 8 THROUGH 11 SUMMARIZED AS FOLLOWS:

	RELATED PARTY LOANS-SEE NOTE 8	OTHER TERMED DEBT-SEE NOTE 9	EQUITY LINES OF CREDIT-SEE NOTE 10	ACQUISITION NOTES-SEE NOTE 11	TOTAL
EFFECTIVE INTEREST RATE FISCAL YEAR ENDED JUNE 30, 2016	4.1%	5.5%	3.3%	7.0%
Fiscal Years:
2017	$137,150	$13,714	$38,132	$975,345	$1,164,341
2018	118,645	14,410	39,363	1,045,080	1,217,498
2019	104,112	12,565	241,798	—	358,475
2020	35,100	—	—	—	35,100
Total	$395,007	$40,689	$319,293	$2,020,425	$2,775,414

In connection with the acquisition of a specific product line of Microsemi’s, the Company signed a lease for 4,000 square feet of space at Microsemi’s facility in Folsom, CA. The initial terms of the lease were $8,400 per month rent with a term of one year. The lease was renegotiated in April of 2014 with a new rent of $7,000 per month beginning in June 2014 through June 2016, extended to July. The rent expense for fiscal 2015 was $91,500. The rent expense for fiscal 2016 was $132,000. The Company did not renew this lease. The Company moved all of the inventory and equipment from the facility in Folsom, CA into our facility in Shelton, Connecticut in August of 2016.

In November 2013 the Company sold the headquarters building to 587 Connecticut Avenue LLC. Beginning November 27, 2013 through April 17, 2015 the Company leased back a portion of the building for $10,103 per month. Under the terms of the lease, either party could terminate the lease with 90 days prior notice.

The Company moved to Shelton, Connecticut on April 21, 2015, to a facility with 15,000 square feet with monthly rent of $15,000, for a 7-year term with annual escalations of 3%. In December 2015 the Company committed to rent additional space in connection with the acquisition of the Dynamac proprietary line. In June 2016 the monthly rent became $18,400 and in August 2016 $24,740.

Under the terms of the Shelton lease minimum premises lease commitments for the next five years and thereafter at June 30, 2016 is as follows:.

Total
Fiscal Years:
2017	302,511
2018	304,989
2019	314,051
2020	323,351
2021	332,890
Thereafter	708,362
Total	$2,286,154

Rent Expense for Fiscal Years Ended June 30, 2016 and 2015 was $334,060 and $240,532, respectively.

MICROPHASE CORPORATION

Notes to Financial Statements
June 30, 2016

NOTE 13 — COMMITMENTS AND CONTINGENCIES:  – (continued)

We are subject to the possibility of legal proceedings and other claims arising out of the conduct of our business, including proceedings and claims relating to commercial and financial transactions; government contracts and sub-contracts; alleged lack of compliance with applicable laws and regulations; production partners; product liability; patent and trademark infringement; employment disputes; and environmental, safety and health matters. Some potential legal proceedings and claims could seek damages, fines or penalties in substantial amounts or remediation of environmental contamination. As a government sub-contractor, we are subject to audits, reviews and investigations to determine whether our operations are being conducted in accordance with applicable regulatory requirements. Under federal government procurement regulations, certain claims brought by the U.S. Government could result in our suspension or debarment from U.S. Government contracting for a period of time. On the basis of information presently available, we do not believe that there are any existing proceedings or potential claims that would have a material effect on our financial position or results of operations.

NOTE 14 — RELATED PARTY TRANSACTIONS:

The Company had activities with related parties during the fiscal years 2016 and 2015.

The Company sublet office space until March 31, 2015 and a vehicle in fiscal 2015 to mPhase. In Fiscal 2016 the rent recorded was $0 for the office space and $9,000 for the vehicle. In Fiscal 2015 the rent recorded was $13,500 for the office space and $9,000 for the vehicle.

As of June 30, 2016 and 2015 mPhase owed the Company $33,295 and $28,045, respectively.

Employment and Consultant Contracts:

The Company had previously entered into employment contracts with two long term officers through 2015 that provided for a stated salary of $250,000 per year, plus company benefits. These contracts were subject to other items and included a non-compete covenant. In Fiscal 2015 the Company entered into updated three year employment agreements with these two workers, one as an officer, currently the Company’s president and a director, and one as a strategic consultant upon his resignation as an officer and director. These updated contracts include base compensation of $225,000 per year plus company benefits, severance provisions and non-competition covenants for both individuals. As of June 30, 2016 and 2015, the Company owed $80,000 and $332,815 to these individuals, respectively.

In Fiscal 2015 the Company also entered into three year employment contracts with two new officers for at will employment with base compensation of $160,000 and $150,000 per year plus company benefits, respectively. Effective July 1, 2016 the Company revised these agreements with these two officers. These updated contracts include base compensation of $175,000 and $165,000 per year plus company benefits, severance provisions and non-competition covenants for both officers.

Effective July 1, 2016 the Company executed a modification to the consulting contract with the general manager through February 1, 2019. The updated contract includes base compensation of $192,000 per year with contract termination fees, comparable to the severance provisions for officers, and non-competition covenants.

Equity Lines of Credit:

The Company also has guaranteed to Edson, and its majority shareholders individually as signatory’s, the repayment of loan origination costs, interest charges and the principal in full, for an Equity Line of Credit with Wells Fargo Bank totaling up to $250,000, the proceeds of which the Company received a concurrent loan from Edson when the credit line was funded on August 15, 2008. Edson incurred approximately $3,200 loan origination costs. The credit line was secured by residential real estate owned by Edson at that time. In June 2010 the Company issued 2,532 shares of its $100 par value preferred stock to Edson to secure repayment of the $250,000 plus costs incurred, by the Company for the concurrent loan made to the

MICROPHASE CORPORATION

Notes to Financial Statements
June 30, 2016

NOTE 14 — RELATED PARTY TRANSACTIONS:  – (continued)

Company, agreeing to continue to pay interest charges and committing to repay the principal by March 2012. This agreement was extended through March 2013, and again through June 2014. On June 30, 2013 the balance was $244,362 which is shown as a reduction of equity in the Statement of Changes in Stockholders’ Deficit for the fiscal years ended June 30, 2013. In March, 2013 the Company agreed to assume the remaining balance from Edson and then effective June 30, 2014, indemnified the officers from any liability pertaining to this note, of $243,296 for the cancellation of 2,433 shares of its $100 par value preferred stock.

Effective June 30, 2014 the Company also has guaranteed to its president, and a general member of MHC, the majority shareholder, individually as signatory’s, the repayment of a second Equity Line of Credit with Wells Fargo Bank, secured by the president’s principal residence, totaling $131,545 at that date. The proceeds of this home equity loan were primarily used to fund loan advances to the Company by the president in recent fiscal years. The Company committed to pay interest charges and the principal in full for this obligation and recorded the assumption as a $100,000 reduction of loans and a $31,545 reduction of unpaid compensation due to the president. (ALSO SEE NOTE-10)

NOTE 15 — MAJOR CUSTOMERS AND SEGMENTS:

The Company had two customers in 2016 and two customers in 2015 which each accounted for more than 10% of sales.

The Company recorded sales of $4,123,408 with the two customers during the year ended June 30, 2016. These sales represent 45% of total sales for the year. At June 30, 2016, these customers owed $322,376 to the Company.

The Company recorded sales of $3,689,132 with the two customers during the year ended 2015. These sales represent 45% of total sales for the year. At June 30, 2015 these customers owed $383,464 to the Company.

Sales to U.S. customers were $7,921,939 and $7,047,074 which represented 87% and 86% of sales for the year ended June 30, 2016 and 2015, respectively.

NOTE 16 — STOCKHOLDERS’ EQUITY:

Microphase Corporation has, as amended, authorized capital of 7,800,000 shares of common stock with no par value and 200,000 shares of preferred stock, convertible into common stock subsequent to October 4, 2014, $100 par value per share, with 6% cumulative dividends when declared.

Common Stock Transactions

During the Fiscal Year ended June 30, 2016, the Company issued 80,000 shares of its Common Stock to two consultants pursuant to consulting agreements and 210,000 shares to two Officers and Directors for services, respectively, valued at $580,000, which was charged to selling general and administrative expense for this period. Also during the fiscal year ended June 30, 2016, the Company granted options to an Officer and Director for services to purchase 75,000 shares of Common Stock, with an exercise price of $2.00, with a term of 7 years, and which rights vest over the next three years. The total value of these options was estimated to be $106,200 using the Black Scholes method, based on an assumed volatility of 112.5% and an interest rate of .09% resulting in a $35,400 charge to selling general and administrative expense for the fiscal year ended June 30, 2016, deferring the balance of which $35,400 will be charged quarterly as it vests.

During the Fiscal Year ended June 30, 2016, the Company completed a private placement of its common stock to an accredited investor pursuant to Rule 504 of regulation D and Section 4(2) of the Securities Act of 1933, as amended. The Company issued 125,000 shares of its common stock at $2.00 per share together with a 5 year warrant to purchase up to 125,000 additional shares of our common stock at $2.50 to the investor and 25,000 shares to the placement agent, and received net proceeds of $225,000 after deducting $25,000 of cash costs, which was used for working capital.

MICROPHASE CORPORATION

Notes to Financial Statements
June 30, 2016

NOTE 16 — STOCKHOLDERS’ EQUITY:  – (continued)

During the Fiscal Year ended June 30, 2016, the Company’s President converted $252,815 of unpaid compensation into 168,550 shares of Common Stock resulting in a loss on the settlement of liabilities of $84,271. The President also converted $69,310 of related party loans, including $39,366 of accrued interest, into 46,200 shares of Common Stock resulting in a loss on the settlement of liabilities of $23,103. In total the Company settled $322,125 of related liabilities and recorded a $107,375 loss on the settlement of liabilities with related parties for a total of 214,750 shares of Common Stock valued at $429,500.

During the Fiscal Year ended June 30, 2015, the Company issued 435,000 shares of its common stock for services and charged $790,000 to selling general and administrative expense and $80,000 to engineering and research expenses, respectively, valuing the shares based upon the value of concurrent private placements.

During the Fiscal Year ended June 30, 2015, the Company also issued 311,782 shares of its common stock to accredited investors in private placements of its common stock to accredited investors pursuant to Rule 504 of regulation D and Section 4(2) of the Securities Act of 1933, as amended, which included 68,782 shares to finders and $31,450 of offering costs, generating $447,050 net proceeds to the Company.

Also during the Fiscal Year ended June 30, 2015, the Company recorded the conversion of $320,000 of related party loans, including $21,043 accrued interest thereon, into 213,333 shares of common stock with beneficial conversion feature interest of $106,666, charged to loss on debt settlements and the conversion of $15,000 of strategic payables into common stock with beneficial conversion feature interest expense of $5,000.

Preferred Stock Transactions

During the Fiscal Year ended June 30, 2016, the Company issued 770,733 shares of the Company’s Common Stock pursuant to the conversion of 11,561 shares of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”) held by a private investor. The issuance did not result in any proceeds to the Company as the conversion to common shares effectively cancelled 11,561 shares of Preferred Stock previously acquired by the holder.

During the Fiscal Year ended June 30, 2015, the Company recorded the Conversion of $180,000 of related party loans into 1,800 shares of preferred stock with beneficial conversion feature interest of $59,400 and the conversions of $160,000 of unpaid compensation into 1,600 shares of preferred stock with beneficial conversion feature interest of $52,800.

The preferred stock, with respect to dividends, liquidation payments, and liquidation rights, ranks senior to the common stock and of the Company. Holders of Preferred Stock are entitled to receive, when and as declared by the Board of Directors, dividends, at the annual rate of 6% of the stated par value, or $100 per share. Dividends are cumulative and accrue from the effective date of issuance of the Preferred Stock until declared.

As of June 30, 2014, 23,543 preferred shares were issued and the cumulative dividends undeclared were approximately $459,400. In December 2014, the Board of Directors declared $494,735 of dividends on preferred shares outstanding as of September 30, 2014 and authorized the payment in 329,825 shares common stock using a conversion rate of $1.50 per share, charging an additional $164,193 to retained deficit for the loss on the settlement of the dividend payable. As of June 30, 2015, 26,943 preferred shares are outstanding and cumulative undeclared dividends on preferred stock are $115,769. As of June 30, 2016, 15,382 preferred shares were outstanding and cumulative undeclared dividends on preferred stock were $243,788.

MICROPHASE CORPORATION

Notes to Financial Statements
June 30, 2016

NOTE 16 — STOCKHOLDERS’ EQUITY:  – (continued)

Shareholders meeting and approval of amendments

On October 4, 2014 at a special meeting of the shareholders of the Company the shareholders approved amendments to the Certificate of Incorporation of the Company to:

(1)	Increase its authorized common stock from 4,800,000 shares of common stock without par value to 50,000,000 shares of common stock without par value for economic reasons the Board of Directors has implemented an increase to 7,800,000 shares;
(2)	Increase its authorized preferred stock from 200,000 shares, $100 par value per share, to 2,000,000 shares of 6% convertible preferred stock, for economic reasons this has yet to be implemented, $100 par value per share. Each outstanding and hereafter issued share of the preferred stock will:
i)	be entitled to a cash dividend, payable quarterly on the last business day of each fiscal quarter of the Company, commencing with the fiscal quarter ended December 31, 2014, if and when declared by the Company’s board of directors. These dividends will be cumulative, will accrue if not declared by the directors, and must be paid before any dividends or other distributions are made to the common shareholders.
ii)	be entitled, on liquidation of the Company, to receive $100 per share plus accrued dividends before any distributions are made to the common shareholders.
iii)	be convertible at the option of the holder into common stock of the Company at a price agreeable to the holders of the preferred stock.
(3)	Enter into agreements for the conversion of at least $660,000 of shareholder/note holder loans which together with accrued interest are estimated to total $1,160,000 of debt at September 30, 2014 into shares of common stock of the Company.

Capital stock conversions

During the fiscal year ended June 30, 2016, the Company’s President converted $252,815 of unpaid compensation into 168,550 shares of Common Stock resulting in a loss on the settlement of liabilities of $84,271. The President also converted $69,310 of related party loans, including $39,366 of accrued interest, into 46,200 shares of Common Stock resulting in a loss on the settlement of liabilities of $23,103. In total the Company settled $322,125 of related liabilities and recorded a $107,375 loss on the settlement of liabilities with related parties for a total of 214,750 shares of Common Stock valued at $429,500.

The Company recorded a loss on the settlement of liabilities of $223,866 which was charged to operations in the fiscal year ended June 30, 2015, in connection with the conversion of $675,000 of debts, $660,000 of which were with related parties representing $218,836 of the loss on the settlement of liabilities, into 233,333 shares of common stock and 3,400 shares of $100 preferred stock convertible into common stock at $1.50 per share, based upon the difference between the conversion value of $1.50 and $2.00, the value of shares issued in recent private placements.

Reserved Shares

Stock Options

The Board approved the implementation of a stock option plan in January 2015, for which the Company will not seek ratification by the shareholders, reserving 250,000 shares of Common Stock for this plan; however, such plan has not yet been set forth in a formal document adopted by the board. During the fiscal year ended June 30, 2016, the Company granted options, as part of this plan, to an Officer and Director for services to purchase 75,000 shares of Common Stock, with an exercise price of $2.00, with a term of 7 years, and which

MICROPHASE CORPORATION

Notes to Financial Statements
June 30, 2016

NOTE 16 — STOCKHOLDERS’ EQUITY:  – (continued)

rights vest over the next three years as follows; 25,000 shares were exercisable immediately and 25,000 shares vest each October 1 of 2016 and 2017. The total value of these options was estimated to be $106,200 using the Black Scholes method, based on an assumed volatility of 112.5% and an interest rate of .09%. $35,400 was charged to operations in the during the fiscal year ended June 30, 2016 deferring the balance of which $35,400 will be charged each October 1 of 2016 and 2017 for fiscal 2017 & 2018.

Series A Preferred Shares currently convertible

As of June 30, 2016, 15,382 preferred shares were outstanding and cumulative undeclared dividends on preferred stock were $243,788. The preferred shares are convertible into 1,025,467 shares of the Company’s common stock at $1.50, and the dividends, if declared, are convertible into 162,525 common shares stock also at $1.50, until such time the Company’s common stock begins trading.

Certain Debts currently convertible

As of June 30, 2016, $395,007 of loans from related parties and $80,000 of unpaid compensation are convertible into 263,338 and 53,334 shares of the Company’s common stock at $1.50, respectively, until such time the Company’s common stock begins trading.

Deferred Common Stock Awards

The Board approved additional stock compensation for the Company’s Chief Financial Officer and a Director of the Company and the Company’s Chief Technology Officer, Chief Marketing Officer, and a Director of the Company whereby they will receive an additional 100,000 and 175,000 shares of common stock each as follows: 30,000 and 40,000 shares per quarter for the next three quarters, beginning December 31, 2015, and then 10,000 and 55,000 shares in the quarter ending September 30, 2016.

NOTE 17 — SUBSEQUENT EVENTS:

The Company was awarded a grant and a loan pursuant to the State of Connecticut Small Business Express Program which closed in August 2016. The terms include the following:

A)	Small Business Express Matching Grant in an amount of $100,000. State grant funding requires a dollar for dollar match on behalf of the Company, and
B)	Small Business Express Job Creation Incentive loan in an amount of $300,000 at an interest rate of 3.0% for a term of 10 years. Principal and Interest will be deferred for the first year of the loan.

       Shares of
Common Stock

PROSPECTUS

Joseph Gunnar & Co.

          , 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the common stock and warrants being registered. All amounts other than the SEC registration fees and FINRA fees are estimates.

SEC Registration Fees		$1,223.58
Nasdaq Fees			*
Printing and Engraving Expenses			*
Legal Fees and Expenses			*
Accounting Fees and Expenses			*
Transfer Agent Fees			*
Miscellaneous		*
Total	$	*

*	Estimated expenses not presently known, will be filed by amendment.

Item 14. Indemnification of Directors and Officers

Upon completion of our reincorporation in Delaware, our certificate of incorporation will provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL.

Our certificate of incorporation will provide that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933, as amended, is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the fiscal year ended June 30, 2013, the Company issued 447,742 shares of its common stock for services and charged $895,484 to selling general and administrative expense, valuing the shares based upon the value of concurrent private placements. The Company also issued 294,641 shares of its common stock to accredited investors in private placements of its common stock to accredited investors pursuant to Rule 504 of regulation D and Section 4(a)(2) of the Securities Act of 1933, as amended, which included 57,141 shares to finders and $35,625 of offering costs, generating $439,375 net proceeds to the Company.

During the fiscal year ended June 30, 2014, the Company issued 225,000 shares of its common stock for services and charged $450,000 to selling general and administrative expense, valuing the shares based upon the value of concurrent private placements. The Company also issued 756,725 shares of its common stock to accredited investors in private placements of its common stock to accredited investors pursuant to Rule 504 of regulation D and Section 4(a)(2) of the Securities Act of 1933, as amended, which included 196,725 shares to finders and $102,750 of offering costs, generating $1,019,551 net proceeds to the Company.

During the fiscal year ended June 30, 2015, the Company issued 435,000 shares of its common stock for services and charged $790,000 to selling general and administrative expense and $80,000 to engineering and research expenses, respectively, valuing the shares based upon the value of concurrent private placements. The Company also issued 311,782 shares of its common stock to accredited investors in private placements of its common stock to accredited investors pursuant to Rule 504 of regulation D and Section 4(a)(2) of the Securities Act of 1933, as amended, which included 68,782 shares to finders and $31,450 of offering costs, generating $447,050 net proceeds to the Company.

Also during the fiscal year ended June 30, 2015, the Company recorded the conversion of $320,000 of related party loans, including $21,043 accrued interest thereon, into 213,333 shares of common stock at the price of $1.50 per share, with beneficial conversion feature interest of $106,666 based on such price of $1.50 per share instead of $2.00 per share, charged to loss on debt settlements. The Company also recorded the conversion of $15,000 of strategic payables into 10,000 shares of common stock at the price of $1.50 per share with beneficial conversion feature interest expense of $5,000 based on such price of $1.50 per share instead of $2.00 per share.

During the quarter ended December 31, 2015 the Company issued 80,000 shares of its common stock for services to two consultants pursuant to consulting agreements and 70,000 shares to two Officers and Directors for services and charged $300,000 to selling, general and administrative expense, valuing the shares based upon the value of the most recent private placement.

During the quarter ended March 31, 2016 the Company issued 70,000 shares of its common stock for services and charged $140,000 to selling, general and administrative expense, valuing the shares based upon the value of the most recent private placement. The Company also recorded the conversion of $322,125 of related party loans into 217,750 shares of common stock with beneficial conversion feature interest of $107,411 which was charged to loss on debt settlements.

On April 19, 2016, the Company issued to an accredited investor, pursuant to a private placement pursuant to Section 4(a)2 of the Securities Act of 1933, as amended, (i) 125,000 shares of its common stock and (ii) a warrant to purchase 125,000 shares of the Company’s common stock at an exercise price of $2.50 per share, in exchange for an investment of $250,000. Pursuant to such subscription, the Company issued to a placement agent as fees (i) 25,000 common shares and (ii) $25,000 in cash.

Preferred Stock Transactions

During the fiscal year ended June 30, 2013, the Company issued 10,000 shares of Series A Preferred Stock in connection with the acquisition of the building at 587 Connecticut Avenue in Norwalk, Connecticut from a related party and an aggregate of 500 shares of Series A Preferred Stock to two officers in connection with the cancellation of an aggregate of $50,000 of debt owed to these officers. The building was disposed of in fiscal year 2014, as discussed above in the section entitled “Related Party Transactions.”

During the fiscal year ended June 30, 2015, the Company recorded the conversion of an aggregate of $180,000 of related party loans into an aggregate of 1,800 shares of Series A Preferred Stock with beneficial conversion feature interest of $59,400 and the conversion of an aggregate of $160,000 of unpaid compensation into an aggregate of 1,600 shares of Series A Preferred Stock with beneficial conversion feature interest of $52,800.

The Series A Preferred Stock, with respect to dividends, liquidation payments, and liquidation rights, ranks senior to the Company’s common stock. Holders of Series A Preferred are entitled to receive, when and as declared by the Board, dividends, at the annual rate of 6% of the stated par value, or $100 per share. Dividends are cumulative and accrue from the effective date of issuance of the Series A Preferred until declared.

Preferred Stock Dividends

The Board of Directors had not declared a dividend on the Series A Preferred Stock through the fiscal year ended June 30, 2014. As of June 30, 2014, 23,543 shares of Series A Preferred Stock had been issued and the cumulative dividends undeclared were approximately $459,400. In December 2014, the Board of Directors declared $494,735 of dividends on shares of Series A Preferred Stock outstanding as of September 30, 2014 and authorized the payment in 329,825 shares of common stock using a conversion rate of $1.50 per share, charging an additional $164,193 to retained deficit for the loss on the settlement of the dividend payable.

As of December 31, 2015, 15,382 shares of Series A Preferred Stock were outstanding and cumulative undeclared dividends on preferred stock were $197,263. The Board has not declared any dividends on the Series A Preferred Stock in fiscal year 2016 to date.

ITEM 16. EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

The Exhibits filed with this Form S-1 or, where so indicated by footnote in the case of previously filed exhibits, incorporated by reference are as set forth below:

Exhibit Number	Description
1.1†	Form of Underwriting Agreement.
3.1	Amended and Restated Certificate of Incorporation. (Incorporated by reference to the Company’s Amendment No. 1 to Form 10, filed with the SEC on April 30, 2015, File No. 000-55382.)
3.2	Bylaws. (Incorporated by reference to the Company’s Amendment No. 1 to Form 10, filed with the SEC on April 30, 2015, File No. 000-55382.)
3.3	Form of Certificate of Incorporation (Incorporated by reference to the Company’s Registration Statement on Form S-1, filed with the SEC on July 28, 2016.)
3.4	Form of Bylaws (Incorporated by reference to the Company’s Registration Statement on Form S-1, filed with the SEC on July 28, 2016.)
4.1†	Form of Underwriters’ Warrant.
5.1†	Opinion of Lucosky Brookman LLP.
10.1	Loan and Security Agreement dated as of February 3, 2012, between Microphase Corporation and Gerber Finance, Inc., as amended. (Incorporated by reference to the Company’s Amendment No. 1 to Form 10, filed with the SEC on April 30, 2015, File No. 000-55382.)
10.2	Strategic Partnership between Microphase Corporation and Dynamac, Inc. (Incorporated by reference to the Company’s Amendment No. 1 to Form 10, filed with the SEC on April 30, 2015, File No. 000-55382.)
10.3	Assumption of Mortgage Debt entered into as of January 22, 2015. (Incorporated by reference to the Company’s Amendment No. 1 to Form 10, filed with the SEC on April 30, 2015, File No. 000-55382.)
10.4	Employment Agreement by and between the Company and Necdet Ergul. (Incorporated by reference to the Company’s Amendment No. 1 to Form 10, filed with the SEC on April 30, 2015, File No. 000-55382.)
10.5	Employment Agreement by and between the Company and James Ashman. (Incorporated by reference to the Company’s Amendment No. 1 to Form 10, filed with the SEC on April 30, 2015, File No. 000-55382.)
10.6	Employment Agreement by and between the Company and Michael Ghadaksaz. (Incorporated by reference to the Company’s Amendment No. 1 to Form 10, filed with the SEC on April 30, 2015, File No. 000-55382.)
10.7	Employment Agreement by and between the Company and Ron Durando. (Incorporated by reference to the Company’s Amendment No. 1 to Form 10, filed with the SEC on April 30, 2015, File No. 000-55382.)
10.8	Consulting Agreement by and between the Company and Brian Kelly. (Incorporated by reference to the Company’s Amendment No. 1 to Form 10, filed with the SEC on April 30, 2015, File No. 000-55382.)
10.9	Third Amendment to Condo Agreement. (Incorporated by reference to the Company’s Amendment No. 1 to Form 10, filed with the SEC on April 30, 2015, File No. 000-55382.)
10.10	Second Amendment to Condo Agreement. (Incorporated by reference to the Company’s Amendment No. 1 to Form 10, filed with the SEC on April 30, 2015, File No. 000-55382.)
10.11	Lease for 100 Trap Falls Lease Extension. (Incorporated by reference to the Company’s Amendment No. 1 to Form 10, filed with the SEC on April 30, 2015, File No. 000-55382.)

Exhibit Number	Description
10.12	Amplitech Amendment Agreement. (Incorporated by reference to the Company’s Amendment No. 1 to Form 10, filed with the SEC on April 30, 2015, File No. 000-55382.)
10.13	Fully Executed Agreement with Dynamac. (Incorporated by reference to the Company’s Amendment No. 1 to Form 10, filed with the SEC on April 30, 2015, File No. 000-55382.)
10.14	Purchase Agreement — Acquisition of Dynamac’s Proprietary Line of RF and Microwave Test & Measurement Products, entered into January 21, 2016, by and between Microphase Instruments, LLC and Dynamac, Inc. (Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on January 27, 2016.)
10.15	Employment Agreement by and between the Company and James Ashman, dated July 1, 2016. (Incorporated by reference to the Company’s Annual Report on Form 10-K, filed with the SEC on October 3, 2016.)
10.16	Employment Agreement by and between the Company and Michael Ghadaksaz dated July 1, 2016. (Incorporated by reference to the Company’s Annual Report on Form 10-K, filed with the SEC on October 3, 2016.)
10.17	Modification Agreement between the Company and Brian Kelly, dated June 30, 2016. (Incorporated by reference to the Company’s Annual Report on Form 10-K, filed with the SEC on October 3, 2016.)
23.1*	Consent of Rosenberg Rich Baker Berman & Company, dated October 11, 2016.
23.2	Consent of Lucosky Brookman LLP (Reference is made to Exhibit 5.1).

†	To be filed by amendment.
*	Filed herewith.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(I) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and
(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Shelton, Connecticut, on October 11, 2016.

Microphase Corporation.

By:	/s/ Necdet F. Ergul Name: Necdet F. Ergul Title: Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY: KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Necdet F. Ergul, Michael Ghadaksaz, James Ashman and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Necdet F. Ergul Necdet F. Ergul	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 11, 2016
/s/ James Ashman James Ashman	Chief Financial Officer and Director (Principal Accounting and Financial Officer)	October 11, 2016
/s/ Michael Ghadaksaz Michael Ghadaksaz	Director	October 11, 2016
/s/ Jeffrey Peterson Jeffrey Peterson	Director	October 11, 2016
/s/ Paul H. DeCoster Paul H. DeCoster	Director	October 11, 2016